As filed with the Securities and Exchange Commission on October 2, 2019

Registration No. 333-____________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Darkstar Ventures, Inc.

(Exact name of Registrant as specified in its charter)

Nevada	5990	26-0299456
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

DarkStar Ventures, Inc.

7 Eliezri St.

Jerusalem 96428

Israel

+972-73-259-2084

(Address including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Registered Agents Inc.

401 Ryland Street

STE 200-A

Reno, Nevada

89502

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all Correspondence to:

SRK Kronengold Law Offices

7 Oppenheimer Street

Rabin Science Park

Rehovot, Israel

Telephone No.: +972-8-936-6000

Facsimile No.: +972-8-936-6000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions under the Merger Agreement described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13(e)-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Security Being Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common stock, $0.0001 par value per share	2,589,380,000	N/A	$7,768,140	$1,008.30

(1)	Relates to common stock, $0.0001 par value per share, of Darkstar Ventures, Inc., a Nevada corporation (“Darkstar”), issuable to holders of common stock, $0.0001 par value per share, of Samsara Luggage, Inc., a Delaware corporation (“Samsara”), in the proposed merger of Samsara with and into Darkstar (the “Merger”). The amount of Darkstar common stock to be registered is based on the estimated number of shares of Darkstar’s common stock that are expected to be issued pursuant to the Merger, assuming an exchange ratio of 458.124 shares of Darkstar’s common stock for each outstanding share of Samsara common stock.

(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f) of the Securities Act of 1933, as amended, based upon the average of the high and low prices per share of Darkstar common stock on September 26, 2019, as reported on the OTC Market Pink quotation service.

(3)	This fee has been calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus/information statement is not complete and may be changed. Darkstar may not sell its securities pursuant to the proposed transaction until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus/information statement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated October 2, 2019

Merger of Samsara with and into Darkstar

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

WE ARE NOT ASKING YOU FOR A PROXY

AND YOU ARE REQUESTED NOT TO SEND US A PROXY

To the Stockholders of Darkstar:

NOTICE IS HEREBY GIVEN that the Board of Directors (the “Board”) of Darkstar Ventures, Inc., a Nevada corporation (“Darkstar”, “we”, “us”, “our” or the “Company”), has approved, and the holders of a majority of the outstanding shares of our common stock, par value $0.0001 per share (the “Common Stock”), have executed a written consent in lieu of a special meeting approving, the following actions:

1. to amend our Articles of Incorporation to increase the number of authorized shares of common stock from 2,000,000,000 to 5,000,000,000 (the “Share Capital Increase”); and

2. to effect a merger transaction with Samsara Luggage, Inc. (“Samsara”), a smart luggage company, pursuant to which Samsara will merge with and into the Company, and the current shareholders of Samsara will be issued new shares of the Company representing approximately 80% of the issued and outstanding shares of the Company’s common stock following the completion of the merger, and the name of the Company will be changed to Samsara Luggage, Inc. (the “Merger”).

The stockholder action by written consent was taken pursuant to Section 78.320 of the Nevada Revised Statutes (“NRS”), which permits any action that may be taken at a meeting of the stockholders to be taken by written consent by the holders of the number of shares of voting stock required to approve the action at a meeting. This prospectus/information statement is being furnished to all stockholders of the Company for the purpose of informing stockholders of these corporate actions before they take effect.

Please be advised that Avraham Bengio, holding approximately 68% of our issued and outstanding shares of stock (the “Majority Stockholder”), has executed a written consent approving (a) the Share Capital Increase and (b) the Merger. No other votes are required or necessary to amend our Articles of Incorporation or to effectuate the Merger, and none is being solicited hereunder. Pursuant to Rule 14c-2 under the Exchange Act, these corporate actions will not be effected until twenty (20) calendar days after the filing and mailing of the prospectus/information statement to our stockholders or as soon as practicable thereafter. We will mail the Notice of Stockholder Action by Written Consent to the Stockholders on or about ______ ___, 2019. We anticipate that the Share Capital Increase and Merger will become effective on or about _______ __, 2019.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY.

Darkstar and Samsara have entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Samsara will merge with and into Darkstar, and the current shareholders of Samsara will be issued new shares of the Company representing approximately 80% of the issued and outstanding shares of the Company’s common stock following the completion of the merger with Darkstar, and the name of Darkstar will be changed to Samsara Luggage, Inc. (the “Merger”).

At the effective time of the Merger (the “Effective Time”), each share of common stock of Samsara, $0.0001 par value (“Samsara common stock”) will be converted into the right to receive approximately 458.124 shares of Darkstar’s common stock. This exchange ratio is an estimate only as of the date hereof and the final exchange ratio will be determined so that the current shareholders of Samsara will be issued new shares of the Company representing approximately 80% of the issued and outstanding shares of the Company’s common stock following the completion of the Merger.

At the Effective Time, Darkstar’s stockholders will continue to own and hold their existing shares of Darkstar’s common stock, and all outstanding and unexercised options to purchase shares of Darkstar’s common stock and outstanding and unexercised warrants to purchase shares of Darkstar’s common stock will remain in effect pursuant to their terms. Immediately after the Merger, assuming an exchange ratio of 458.124, Samsara’s stockholders as of immediately prior to the Effective Time will own approximately 80% of the outstanding capital stock of Darkstar, with Darkstar’s stockholders as of immediately prior to the Effective Time owning approximately 20% of the outstanding capital stock of Darkstar. The exchange ratio formula excludes Samsara’s outstanding stock options and warrants and Darkstar’s outstanding stock options and warrants. These estimates are subject to adjustment prior to closing of the Merger.

Shares of Darkstar’s common stock are currently quoted on the OTC Market’s Pink Market (“OTC Pink”) under the symbol “DAVC.” After completion of the Merger, Darkstar will be renamed Samsara Luggage, Inc. and will apply for a new trading symbol. On September 26, 2019, the last trading day before the date of this prospectus/information statement, the closing sale price of Darkstar’s common stock on OTC Pink was $0.003 per share.

Under Nevada law and the Company’s Articles of Incorporation and By-laws, the approval of the Share Capital Increase and Merger by the Company’s stockholders required the affirmative vote or written consent of the holders of a majority of the voting power of all outstanding shares of Company common stock. On September 26, 2019, Avraham Bengio, the holder of approximately 68% of our issued and outstanding shares of stock (the “Majority Stockholder”), executed a written consent approving (a) the Share Capital Increase and (b) the Merger. No other votes are required or necessary to amend our Articles of Incorporation or to effectuate the Merger, and none is being solicited hereunder. As a result, the Company has not solicited and will not be soliciting your vote for the approval of the Share Capital Increase or the approval of the Merger, and does not intend to call a meeting of stockholders for purposes of voting on the approval of the Share Capital Increase or the Merger.

This Notice of Stockholder Action by Written Consent shall constitute notice to you from the Company that the Share Capital Increase and the Merger have been approved by the holders of a majority of the voting power of the Company common stock by written consent in lieu of a meeting in accordance with Section 78.320 of the NRS.

Under Section 92A.380 of the NRS, if the Merger is completed, subject to compliance with the requirements of Sections 92A.300 to 92A.500 of the NRS, holders of shares of Company common stock (other than the Majority Stockholder), will have the right to dissent and demand payment in an amount that the Company estimates to be the fair value of each dissenter’s shares. The dissenter will then have the right to contest the Company’s estimate of fair value. In order to exercise your dissenters’ rights, you must demand payment in writing no later than 30 days after the mailing of this prospectus/information statement, and comply precisely with other procedures set forth in Sections 92A.300 to 92A.500 of the NRS, which are included as Annex B to the prospectus/information statement.  This prospectus/information statement shall constitute notice to you from the Company of the availability of dissenters’ rights under Sections 92A.300 to 92A.500 of the NRS.

This prospectus/information statement provides you with more specific information concerning the Share Capital Increase and the Merger, and the other transactions contemplated by the Merger Agreement. We encourage you to carefully read the prospectus/information statement and the copy of the Merger Agreement included as Annex A to the prospectus/information statement.

After careful consideration, the Board of Darkstar (the “Darkstar Board”) has (i) determined that the Merger and all related transactions contemplated by the Merger Agreement are fair to, advisable and in the best interests of Darkstar and its stockholders, and (ii) approved and declared advisable the Merger Agreement and the transactions contemplated therein.

More information about Darkstar, Samsara, and the proposed transaction is contained in this prospectus/information statement. Darkstar urges you to read the accompanying prospectus/information statement carefully and in its entirety. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER “RISK FACTORS” BEGINNING ON PAGE 8.

Darkstar is excited about the opportunities the Merger brings to both Darkstar’s and Samsara’s stockholders, and thanks you for your consideration and continued support.

Avraham Bengio

Chief Executive Officer

Darkstar Ventures, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus/information statement. Any representation to the contrary is a criminal offense.

The accompanying prospectus/information statement is dated           , 2019, and is first being mailed to Darkstar’s stockholders on or about                     , 2019.

i

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following section provides answers to frequently asked questions about the Merger. This section, however, provides only summary information. For a more complete response to these questions and for additional information, please refer to the cross-referenced sections.

Q:	What is the Merger?

A:	Darkstar and Samsara entered into the Merger Agreement on May 10, 2019. The Merger Agreement contains the terms and conditions of the proposed merger of Samsara with and into Darkstar. Under the Merger Agreement, Samsara will merge with and into Darkstar, with Darkstar surviving as the surviving corporation, and with the Samsara stockholders to be issued new shares of Darkstar representing approximately 80% of the issued and outstanding shares of Darkstar’s common stock following the completion of the Merger.

At the Effective Time, each share of Samsara’s common stock immediately prior to the Effective Time (excluding shares held by stockholders who have exercised and perfected appraisal rights as more fully described in the section entitled “The Merger—Dissenters’ Rights/Appraisal Rights” below) will be converted into the right to receive approximately 458.124 shares of Darkstar’s common stock.  This exchange ratio is an estimate only and the final exchange ratio will be determined immediately prior to the Effective Time.

As a result of the Merger, current holders of Samsara’s capital stock are expected to own in the aggregate approximately 80% of the outstanding capital stock of Darkstar, with Darkstar’s current stockholders owning approximately 20% of the outstanding capital stock of Darkstar.

At the Effective Time, Darkstar’s stockholders will continue to own and hold their existing shares of Darkstar’s common stock, and all outstanding and unexercised options to purchase shares of Darkstar’s common stock and outstanding and unexercised warrants to purchase shares of Darkstar’s common stock will remain in effect pursuant to their terms.  Upon completion of the Merger, Darkstar’s name will be changed to “Samsara Luggage, Inc.” as set forth in the Merger Agreement.

Q:	What will happen to Darkstar if, for any reason, the Merger does not close?

A:	If, for any reason, the Merger does not close, the Darkstar Board may elect to, among other things, attempt to complete another strategic transaction like the Merger, attempt to sell or otherwise dispose of the various assets of Darkstar, continue to operate the business of Darkstar, or dissolve and liquidate its assets. If Darkstar decides to dissolve and liquidate its assets, Darkstar would be required to pay all of its debts and contractual obligations, and to set aside certain reserves for potential future claims. There can be no assurances as to the amount or timing of available cash left to distribute to stockholders after paying the debts and other obligations of Darkstar and setting aside funds for reserves.

If Darkstar were to continue its current business activities, it would need to raise additional funds.  If the Merger is not completed and Darkstar is able to raise sufficient additional funds, Darkstar will continue to pursue its current business activities.

Q:	Why are the two companies proposing to merge?

A:	Darkstar and Samsara believe that the Merger will result in a smart luggage company focused on developing and commercializing first-in-class smart luggage products. For a discussion of Darkstar’s and Samsara’s reasons for the Merger, please see the section entitled “The Merger—Darkstar Reasons for the Merger” and “The Merger—Samsara Reasons for the Merger” in this prospectus/information statement.

Q:	Why am I receiving this prospectus/information statement?

A:	You are receiving this prospectus/information statement because you have been identified as a stockholder of Darkstar as of the record date.

This document serves as:

●	An information statement of Darkstar being furnished to you to notify you that the stockholders holding at least a majority of our voting power have authorized the Share Capital Increase and the Merger;

●	A prospectus of Darkstar used to offer shares of Darkstar’s common stock in exchange for shares of Samsara’s capital stock in the Merger;

●	Notice of Dissenters’ Rights/Appraisal Rights.

Q:	What is required to consummate the Merger?

A:	All necessary corporate approvals of Darkstar and of Samsara have been obtained for the Share Capital Increase and the Merger.

However, in addition to the already obtained corporate approvals, each of the other closing conditions set forth in the Merger Agreement must be satisfied or waived.  For a more complete description of the closing conditions under the Merger Agreement, we urge you to read the section entitled “The Merger Agreement—Conditions to the Completion of the Merger” in this prospectus/information statement.

Q:	What will Samsara’s stockholders receive in the Merger?

A:	As a result of the Merger, Samsara’s stockholders will become entitled to receive shares of Darkstar’s common stock equal to, in the aggregate, approximately 80% of the outstanding capital stock of Darkstar.

For a more complete description of what Samsara’s stockholders will receive in the Merger, please see the sections entitled and “The Merger Agreement—Merger Consideration” in this prospectus/information statement.

Q:	What will Darkstar’s stockholders receive in the Merger?

A:	At the Effective Time, Darkstar’s stockholders will continue to own and hold their existing shares of Darkstar’s common stock, and all outstanding and unexercised options to purchase shares of Darkstar’s common stock and outstanding and unexercised warrants to purchase shares of Darkstar’s common stock will remain in effect pursuant to their terms.

Q:	Who will be the directors of Darkstar following the Merger?

A:	Immediately following the consummation of the Merger, the current directors of Samsara will be become the directors of Darkstar:

Name	Age	Current Principal Affiliation
Atara Dzikowski	46	Samsara Luggage, Inc., Chief Executive Officer and Director
David Dahan	47	Samsara Luggage, Inc., Chief Technology Officer and Director

Q:	Who will be the executive officers of Darkstar immediately following the Merger?

A:	Immediately following the consummation of the Merger, the executive management team of Darkstar is expected to be composed solely of the members of the Samsara executive management team prior to the Merger:

Name	Title
Atara Dzikowski	Chief Executive Officer
David Dahan	Chief Technology Officer

Q:	When do you expect the Merger to be consummated?

A:	We anticipate that the Merger will occur twenty days following the mailing of this prospectus/information statement to the Darkstar stockholders, but we cannot predict the exact timing. For more information, please see the section entitled “The Merger Agreement—Conditions to the Completion of the Merger” in this prospectus/information statement.

Q:	What are the material U.S. federal income tax consequences of the Merger to U.S. Holders of Samsara shares?

A:	Darkstar considers the Merger to be a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Accordingly, a U.S. Holder of Samsara’s common stock will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of shares of Samsara common stock for shares of Darkstar common stock in the Merger. However, if any of Darkstar’s assumptions is incorrect, incomplete or inaccurate, the U.S. federal income tax consequences of the Merger could differ from those described in this proxy statement/prospectus/information statement.

Please review the information in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” for a more complete description of the material U.S. federal income tax consequences of the Merger to U.S. Holders of Samsara common stock. The tax consequences to you of the Merger will depend on your particular facts and circumstances. Please consult your tax advisors as to the specific tax consequences to you of the Merger.

Q:	What do I need to do now?

A:	We urge you to read this prospectus/information statement carefully, including its annexes, and to consider how the Merger affects you.

Q:	Who is paying for this prospectus/information statement?

A:	Darkstar and Samsara are paying for the costs of printing and filing this prospectus/information. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who are record holders of Darkstar’s common stock for the forwarding of these materials to the beneficial owners of Darkstar’s common stock. Darkstar and Samsara will reimburse these brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of these materials.

Q:	Who can help answer my questions?

A:	If you are a stockholder of Darkstar and would like additional copies, without charge, of this prospectus/information statement or if you have questions about the Merger, including the procedures for voting your shares, you should contact:

Darkstar Ventures, Inc.

7 Eliezri St.

Jerusalem, Israel 96428

Tel: 972-73-259-2084

Attn: Avraham Bengio

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus/information statement and may not contain all of the information that is important to you. To better understand the Merger and Darkstar’s stockholder actions that are the subject of the written consent, you should read this entire prospectus/information statement carefully, including the Merger Agreement attached as Annex A and the other annexes to which you are referred herein. For more information, please see the section entitled “Where You Can Find More Information” in this prospectus/information statement.

The Companies

Darkstar Ventures, Inc.

7 Eliezri St.

Jerusalem, Israel 96428

Tel: 972-73-259-2084

Attn: Avraham Bengio

Darkstar, through its wholly-owned Israeli subsidiary Bengio Urban Renewal Ltd. (“Bengio Urban”), is focused in the area of real estate development, particularly focusing on the urban renewal market in Israel.  Bengio Urban is involved in two kinds of urban renewal projects in Israel, Tama 38 and Pinui Binui.  “Tama 38” is an Israeli national zoning plan whereby a contractor assumes the responsibility of renovating an apartment building, and in exchange for covering all costs of renovations, securing building permits and paying requisite taxes, the contractor is granted the right to build additional floors to the existing building and sell the apartments built on these floors.   “Pinui Binui” projects are defined as development where the residents of apartments are temporarily evacuated so that the buildings may be demolished and rebuilt.  The tenants then return to new apartments in the newly finished and renovated building.  The contractor pays all costs for demolition, construction, relocating apartment owners and renting their temporary homes during construction.  In exchange, the contractor is granted the right to add new apartments in the building which are sold to generate profit.

Samsara Luggage, Inc.

One University Plaza, Suite 505

Hackensack, NJ  07601

Tel: 1-877-421-1574

Attn: Atara Dzikowski

Samsara designs and manufactures high-quality luggage products to meet the evolving needs of frequent travelers, including “smart” suitcases. The “smart” component of the suitcase includes a LED light control inside the suitcase, an alert system that informs the owner of its location, and a battery for charging laptops and mobile phones that is USB-C compatible.

The Merger (see page 28)

If the Merger is completed, Samsara will merge with and into Darkstar, with Darkstar surviving.  The current shareholders of Samsara will be issued new shares of Darkstar representing approximately 80% of the issued and outstanding shares of Darkstar’s common stock following the completion of the Merger.  At the Effective Time, each share of Samsara common stock will be converted into the right to receive approximately 458.124 shares of Darkstar’s common stock.  This exchange ratio is an estimate only as of the date hereof and the final exchange ratio will be determined so that the current shareholders of Samsara will be issued new shares of the Company representing approximately 80% of the issued and outstanding shares of the Company’s common stock following the completion of the Merger.  As a result of the Merger, current holders of Samsara’s capital stock are expected to own in the aggregate approximately 80% of the outstanding capital stock of Darkstar, with Darkstar’s current stockholders owning approximately 20% of the outstanding capital stock of Darkstar.  Upon completion of the Merger, Darkstar’s name will be changed to “Samsara Luggage, Inc.” as set forth in the Merger Agreement.

The closing of the Merger will occur once the last of the conditions to the Merger has been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of each such conditions), or at such other time as Darkstar and Samsara agree.  Darkstar and Samsara anticipate that the consummation of the Merger will occur in the third quarter of the fiscal year. However, because the Merger is subject to a number of conditions, neither Darkstar nor Samsara can predict exactly when the closing will occur or if it will occur at all.  After completion of the Merger, Darkstar will be renamed “Samsara Luggage, Inc.”

Reasons for the Merger (see page 28)

The Merger will produce a publicly-traded smart luggage company focused on developing and commercializing smart luggage.  Darkstar and Samsara believe that the combined company will have the following characteristics:

●	Management Team. The combined company will be led by the experienced senior management from Samsara.

●	Cash Resources. The combined company is expected to have approximately $130,000 in cash and cash equivalents at the closing of the Merger.

The Darkstar Board also considered other reasons for the Merger, as described herein.  For example, the Darkstar Board considered, among other things:

●	the strategic alternatives of Darkstar to the Merger;

●	the risks of maintaining Darkstar’s current business plans;

●	the risk associated with, and uncertain value and costs to stockholders of, winding down operations of Darkstar;

●	the risks of continuing to operate Darkstar on a stand-alone basis; and

●	the opportunity as a result of the Merger for Darkstar’s stockholders to participate in the potential value of Samsara’s technology and products.

In addition, Samsara’s board of directors (the “Samsara Board”) approved the Merger based on a number of factors, including the:

●	potential increased access to sources of capital and a broader range of investors to support the development and manufacture of its products than it could otherwise obtain if it continued to operate as a privately held company; and

●	potential to provide its current stockholders with greater liquidity by owning stock in a public company.

Material U.S. Federal Income Tax Consequences of the Merger (see page 33)

Darkstar believes that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  Accordingly, a U.S. Holder (as defined on page 34) of Samsara common stock will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of shares of Samsara common stock for shares of Darkstar common stock in the Merger.  If any of the Company’s tax assumptions is incorrect, incomplete or inaccurate, the U.S. federal income tax consequences of the Merger could differ from those described in this prospectus/information statement.

Please review the information in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” for a more complete description of the material U.S. federal income tax consequences of the Merger to U.S. Holders of Samsara common stock. The tax consequences to you of the Merger will depend on your particular facts and circumstances. Please consult your tax advisors as to the specific tax consequences to you of the Merger.

Overview of the Merger Agreement

Merger Consideration (see page 32)

At the Effective Time, each share of Samsara common stock will be converted into the right to receive approximately 458.124 shares of Darkstar’s common stock.  This exchange ratio is an estimate only as of the date hereof and the final exchange ratio will be determined so that the current shareholders of Samsara will be issued new shares of the Company representing approximately 80% of the issued and outstanding shares of the Company’s common stock following the completion of the Merger.  As a result of the Merger, current holders of Samsara’s capital stock are expected to own in the aggregate approximately 80% of the outstanding capital stock of Darkstar, with Darkstar’s current stockholders owning approximately 20% of the outstanding capital stock of Darkstar.  Upon completion of the Merger, Darkstar’s name will be changed to “Samsara Luggage, Inc.” as set forth in the Merger Agreement

The Merger Agreement does not include a price-based termination right, and there will be no adjustment to the total number of shares of Darkstar’s common stock that Samsara’s stockholders will be entitled to receive for changes in the market price of Darkstar’s common stock after the date the Merger Agreement was signed. Accordingly, the market value of the shares of Darkstar’s common stock issued pursuant to the Merger will depend on the market value of the shares of Darkstars common stock at the time the Merger closes, and could vary significantly from the market value on the date of this prospectus/information statement.

Conditions to the Completion of the Merger (see page 41)

Each of the closing conditions set forth in the Merger Agreement, as described under the section entitled “The Merger Agreement—Conditions to the Completion of the Merger” in this prospectus/information statement must be satisfied or waived.

Management Following the Merger (see page 32)

Effective as of the closing of the Merger, Darkstar’s executive officers are expected to include:

Name	Title
Atara Dzikowski	Chief Executive Officer
David Dahan	Chief Technology Officer

Interests of Certain Directors and Officers of Samsara (see pages 32)

The current directors of Samsara, Atara Dzikowski and David Dahan, are expected to continue as directors of the combined organization after the Effective Time.

The current executive officers of Samsara, Atara Dzikowski and David Dahan, are expected to become the executive officers of Darkstar upon the closing of the Merger.

The compensation arrangements with Samsara’s officers and directors are discussed in greater detail in the section entitled “The Merger—Interests of Samsara’s Directors and Executive Officers in the Merger” in this prospectus/information statement.

As of September 26, 2019, Samsara’s directors and executive officers beneficially owned approximately 70% of the outstanding shares of common stock of Samsara.

Risk Factors (see page 8)

Both Darkstar and Samsara are subject to various risks associated with their businesses and respective assets. In addition, the Merger poses a number of risks to each company and its respective stockholders, including the possibility that the Merger may not be completed, as well as the following risks:

●	Each of Darkstar’s and Samsara’s independent registered public accounting firm has indicated in its respective report that conditions exist that raise substantial doubt about each of Darkstar’s and Samsara’s ability to continue as a “going concern.”

●	the exchange ratio is not adjustable based on the market price of Darkstar’s common stock, so the Merger consideration at the closing may have a greater or lesser value than at the time the Merger Agreement was signed;

●	the Merger may be completed even though material adverse changes may result solely from the announcement of the Merger, changes in the operations of Darkstar and Samsara that apply to all companies generally, and other causes;

●	the market price of the combined organization’s common stock may decline as a result of the Merger;

●	Darkstar’s and Samsara’s stockholders may not realize a benefit from the Merger commensurate with the ownership dilution they will experience in connection with the Merger;

●	during the pendency of the Merger, Darkstar and Samsara may not be able to enter into a business combination with another party under certain circumstances because of restrictions in the Merger Agreement, which could adversely affect their respective businesses;

●	certain provisions of the Merger Agreement may discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Merger Agreement;

●	because the lack of a public market for shares of Samsara’s capital stock makes it difficult to evaluate the fairness of the merger, Samsara’s stockholders may receive consideration in the Merger that is less than the fair market value of the shares of Samsara’s capital stock, and/or Darkstar may pay more than the fair market value of the shares of Samsara’s capital stock; and

●	if the conditions to the Merger are not met, the Merger will not occur.

These risks and other risks are discussed in greater detail under the section entitled “Risk Factors” in this prospectus/information statement.  Darkstar and Samsara both encourage you to read and consider all of these risks carefully.

Regulatory Approvals (see page 33)

In the United States, Darkstar must comply with applicable federal and state securities laws in connection with the issuance of shares of Darkstar’s common stock and the filing of this prospectus/information statement with the SEC.  As of the date hereof, the registration statement of which this prospectus/information statement is a part has not become effective.

Anticipated Accounting Treatment (see page 36)

The Merger will be recorded by Darkstar using the reverse asset acquisition method of accounting. For accounting purposes, Samsara is considered to be acquiring Darkstar in the Merger.

Dissenters’ Rights / Appraisal Rights (see page 36)

Holders of Darkstar’s common stock are entitled to dissenters’ rights in connection with the Merger under Nevada law.  Samsara’s stockholders are also entitled to appraisal rights in connection with the merger under Delaware law.  For more information about such rights, see the provisions of NRS 92A.300 through NRS 92A.500, attached hereto as Annex B, and Section 262 of the DGCL attached hereto as Annex C, and the section entitled “The Merger— Dissenters’ Rights/Appraisal Rights” in this prospectus/information statement.

Comparison of Stockholder Rights (see page 58)

Darkstar is incorporated under the laws of the State of Nevada, and Samsara is incorporated under the laws of the State of Delaware.  If the Merger is completed, Samsara’s stockholders will become stockholders of Darkstar and their rights will be governed by the Nevada Revised Statutes, Darkstar’s bylaws, and Darkstar’s articles of incorporation.  The rights of Darkstar’s stockholders contained in Darkstar’s articles of incorporation and Darkstar’s bylaws differ from the rights of Samsara’s stockholders under Samsara’s certificate of incorporation and Samsara’s bylaws, as more fully described under the section entitled “Comparison of Rights of Holders of Darkstar Stock and Samsara Stock” in this prospectus/information statement.

SELECTED HISTORICAL AND UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL DATA

The following tables present summary historical financial data for Darkstar and Samsara, summary unaudited pro forma condensed financial data for Darkstar and Samsara, and comparative historical and unaudited pro forma per share data for Darkstar and Samsara.

Selected Historical Financial Data of Darkstar

The selected financial data as of April 30, 2019,  and as of July 31, 2018 and 2017 and for the nine months period ended April 30, 2019, and for the years ended July 31, 2018 and 2017 are derived from the Darkstar audited financial statements prepared using accounting principles generally accepted in the United States (“U.S. GAAP”), which are included in this prospectus/information statement.  The financial data should be read in conjunction with “Darkstar Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Darkstar’s financial statements and related notes appearing elsewhere in this prospectus/information statement.  Darkstars historical results are not necessarily indicative of results to be expected in any future period.

	Nine Months ended April 30,	Years Ended July 31,
	2019	2018	2017
Statements of Operations Data (in U.S. dollars, except per share data):
Operating expenses:
General and administrative	$182,705	$222,756	310,955

Total operating expenses	182,705	222,756	310,955

Loss from operations	182,705	222,756	310,955
Interest expenses, net	148,868	155,507	58,717

Net loss	331,573	$378,263	369,672

Net loss per share, basic and diluted	$0.00	$0.00	0.00

Weighted-average shares of common stock outstanding, basic and diluted	627,345,000	647,345,000	647,345,000

	April 30,	July 31,
	2019	2018	2017
Balance Sheet Data (in U.S. dollars):
Cash, cash equivalents and short-term investments	-	-	34,205
Working capital (1)	(283,559)	(100,427)	135,274
Total assets	55,613	55,834	188,676
Accumulated deficit	(1,695,804)	(1,364,231)	(985,968)
Total stockholders’ equity	(1,073,737)	(728,745)	(375,977)

(1)	Working capital is defined as current assets less current liabilities.

Selected Historical Financial Data of Samsara

The selected financial data as of December 31, 2018 and 2017 and for the years ended December 31, 2018 and 2017 are derived from Samsara’s audited consolidated financial statements prepared using U.S. GAAP, which are included in this prospectus/information statement. These historical results are not necessarily indicative of results to be expected in any future period. The selected financial data should be read in conjunction with Samsara’s financial statements and the related notes to those statements included in this prospectus/information statement and “Samsara Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Years Ended December 31,
	2018	2017
Selected Statements of Operations Data (in U.S. dollars, except per share data):
Revenue from sales of product	$6,610	-
Cost of sales	(2,295)	-
Gross profit	4,315	-
Operating expenses:
Research and development	(136,253)	(110,837)
Selling and marketing	(171,115)	(122,276)
General and administrative	(1,161,747)	(256,172)

Total operating expenses	(1,469,115)	(489,285)

Loss from operations	(1,464,800)	(489,285)
Interest expense	(139,661)	(1,066)

Net loss	$(1,604,461)	(490,351)

Net loss per share, basic and diluted	$(0.31)	(0.01)

Weighted average shares of common stock outstanding, basic and diluted	5,244,563	5,000,000

	December 31,
	2018	2017
Selected Balance Sheet Data (in thousands):
Cash and cash equivalents	$128,570	97,528
Working capital (a)	(249,341)	(201,398)
Total assets	369,090	166,728
Total stockholders’ deficit	(289,341)	(241,398)

(a)	Working capital is defined as current assets less current liabilities.

Selected Unaudited Pro Forma Condensed Combined Financial Data of Darkstar and Samsara

The following selected unaudited pro forma condensed combined financial data was prepared using the reverse asset acquisition method of accounting under U.S. GAAP. For accounting purposes, Samsara is considered to be acquiring Darkstar and the Merger is expected to be accounted for as an asset acquisition as the fair value of the acquired assets is deemed to be substantially concentrated in a group of similar assets that do not meet the definition of a business.  The Darkstar and Samsara unaudited pro forma combined balance sheet data assume that the Merger took place on December 31, 2018, and combines the Darkstar and Samsara historical balance sheets at December 31, 2018. The Darkstar and Samsara unaudited pro forma condensed combined statements of operations data assume that the Merger took place as of January 1, 2018, and combines the historical results of Darkstar and Samsara for the year ended December 31, 2018.

The selected unaudited pro forma condensed combined financial data are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had the entities been a single entity during these periods. The selected unaudited pro forma condensed combined financial data as of and for the year ended December 31, 2018 are derived from the unaudited pro forma condensed combined financial information and should be read in conjunction with that information. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” in this prospectus/information statement.

The unaudited pro forma condensed combined financial information assumes that, at the Effective Time, each share of Samsara common stock will be converted into the right to receive shares of Darkstar common stock such that, immediately following the Effective Time, Darkstar’s stockholders as of immediately prior to the Effective Time are expected to own approximately 20% of the outstanding common stock of Darkstar, and Samsara’s stockholders as of immediately prior to the Effective Time are expected to own approximately 80% of the outstanding common stock of Darkstar, and is subject to adjustment to account for the occurrence of certain events discussed elsewhere in this prospectus/information statement.

Year Ended December 31, 2018
Selected Unaudited Pro Forma Condensed Combined Statement of Operations (in U.S. dollars)
Revenue	$6,610
Total operating expenses	(1,470,754)
Net loss	(1,624,042)
Net loss per share, basic and diluted	(0.00)

As of December 31, 2018
Selected Unaudited Pro Forma Condensed Combined Balance Sheet Data (in U.S. dollars)
Cash, cash equivalents and short-term investments	$128,570
Total assets	369,090
Total liabilities	618,431
Stockholders’ deficit	(289,341)

Comparative Historical and Unaudited Pro Forma Per Share Data

The information below reflects the historical net loss and book value per share of Darkstar common stock and the historical net loss and book value per share of Samsara common stock in comparison with the unaudited pro forma net loss and book value per share after giving effect to the proposed merger of Darkstar with Samsara on a pro forma basis.

You should read the tables below in conjunction with the audited financial statements of Darkstar included in this prospectus/information statement and the audited financial statements of Samsara included in this prospectus/information statement and the related notes and the unaudited pro forma condensed combined financial information and notes related to such financial statements included elsewhere in this prospectus/information statement.

Year Ended December 31, 2018
Darkstar Historical Per Share Data (*)
Net loss per share, basic and diluted	$(0.00)
Book value per share	$0.0001
Samsara Historical Per Share Data
Net loss per share, basic and diluted	$(0.31)
Book value per share	$0.0001
Combined Organization Per Share Data
Net loss per share, basic and diluted	$(0.00)
Book value per share	$0.0001

(*) Nine months period ended April 30, 2019

RISK FACTORS

The combined organization will be faced with a market environment that cannot be predicted and that involves significant risks, many of which will be beyond its control.  In addition to the other information contained in this prospectus/information statement, you should carefully consider the material risks described below. In addition, you should read and consider the risks associated with Darkstar’s business because these risks may also affect the combined organization — these risks can be found under the heading “Risk Factors—Risks Related to Darkstar” in this prospectus/information statement and in Darkstar’s Annual Report on Form 10-K, as updated by subsequent Quarterly Reports on Form 10-Q, and other documents Darkstar has filed with the SEC and incorporated by reference into this prospectus/information statement. You should also read and consider the other information in this prospectus/information statement and the other documents incorporated by reference into this prospectus/information statement. Please see the section entitled “Where You Can Find More Information” in this prospectus/information statement.

Risks Related to the Merger

The exchange ratio set forth in the Merger Agreement is not adjustable based on the market price of Darkstar common stock, so the merger consideration at the closing of the Merger may have a greater or lesser value than at the time the Merger Agreement was signed.

The Merger Agreement has set the exchange ratio for the Samsara capital stock, and the exchange ratio is based on the outstanding capital stock of Samsara and the outstanding common stock of Darkstar, in each case immediately prior to the closing of the Merger as described under the heading “The Merger—Merger Consideration.” Applying the exchange ratio formula in the Merger Agreement, the former Samsara stockholders immediately before the Merger are expected to own approximately 80% of the outstanding capital stock of Darkstar immediately following the Merger, and the stockholders of Darkstar immediately before the Merger are expected to own approximately 20% of the outstanding capital stock of Darkstar immediately following the Merger, subject to certain assumptions.

Any changes in the market price of Darkstar’s common stock before the completion of the Merger will not affect the number of shares of Darkstar’s common stock issuable to Samsara’s stockholders pursuant to the Merger Agreement.  Therefore, if before the completion of the Merger the market price of Darkstar’s common stock declines from the market price on the date of the Merger Agreement, then Samsara’s stockholders could receive merger consideration with substantially lower value than the value of such merger consideration on the date of the Merger Agreement. Similarly, if before the completion of the Merger the market price of Darkstar’s common stock increases from the market price of Darkstar’s common stock on the date of the Merger Agreement, then Samsara’s stockholders could receive merger consideration with substantially greater value than the value of such merger consideration on the date of the Merger Agreement. The Merger Agreement does not include a price-based termination right.  Because the exchange ratio does not adjust as a result of changes in the market price of Darkstar’s common stock, for each one percentage point change in the market price of Darkstar’s common stock, there is a corresponding one percentage point rise or decline, respectively, in the value of the total merger consideration payable to Samsara’s stockholders pursuant to the Merger Agreement.

Failure to complete the Merger could significantly harm the market price of Darkstar’s common stock and negatively affect the future business and operations of each of Darkstar and Samsara.

If the Merger is not completed and the Merger Agreement is terminated, each of Darkstar and Samsara will have incurred significant fees and expenses, which must be paid whether or not the Merger is completed. Further, if the Merger is not completed, it could significantly harm the market price of Darkstar’s common stock.  In addition, if the Merger Agreement is terminated and the board of directors of Darkstar or Samsara determines to seek another business combination, there can be no assurance that either Darkstar or Samsara will be able to find a partner and close an alternative transaction on terms that are as favorable as, or more favorable than, the terms set forth in the Merger Agreement.

The Merger may be completed even though certain events occur prior to the closing that materially and adversely affect Darkstar or Samsara.

Although the Merger Agreement provides that either Darkstar or Samsara may refuse to complete the Merger if there is a material adverse change affecting the other party between the date of the Merger Agreement and the closing of the Merger, the parties may still decide to consummate the Merger even if adverse changes occur.  If adverse changes occur and Darkstar and Samsara still complete the Merger, the market price of the combined organization’s common stock may suffer. This in turn may reduce the value of the Merger to the stockholders of Darkstar, Samsara or both.

Some Darkstar and Samsara officers and directors have interests in the Merger that are different from those of the respective stockholders of Darkstar and Samsara and that may have influenced them to support and approve the Merger without regard to the interests of the respective stockholders of Darkstar and Samsara.

Certain officers and directors of Darkstar and Samsara participate in arrangements that provide them with interests in the Merger that are different from the interests of the respective stockholders of Darkstar and Samsara, including, among others, the continued service as an officer or director of the combined company, and the spin-off of Bengio Urban Renewal Ltd.  For example, Samsara’s directors and executive officers are expected to become directors and executive officers of Darkstar upon the closing of the Merger.  These interests, among others, may have influenced the officers and directors of Darkstar and Samsara to support or approve the Merger.  For more information concerning the interests of Darkstar’s and Samsara’s executive officers and directors, see the sections entitled “The Merger— Interests of Darkstar Directors and Executive Officers in the Merger” and “The Merger—Interests of Samsara Directors and Executive Officers in the Merger.”

The market price of Darkstar’s common stock following the Merger may decline as a result of the Merger.

The market price of Darkstar’s common stock may decline as a result of the Merger for a number of reasons, including if:

●	investors react negatively to the prospects of the combined company’s product, business and financial condition following the Merger;

●	the effect of the Merger on the combined company’s business and prospects is not consistent with expectations; or

●	the combined organization does not achieve the perceived benefits of the Merger as rapidly or to the extent anticipated.

Darkstar and Samsara stockholders will have a reduced ownership and voting interest in, and will exercise less influence over the management of, the combined organization following the closing of the Merger as compared to their current ownership and voting interest in the respective companies.

After the completion of the Merger, the current stockholders of Darkstar and Samsara will own a smaller percentage of the combined organization than their ownership in their respective companies prior to the Merger. Immediately after the Merger, it is currently estimated that Samsara securityholders will own approximately 80% of the common stock of the combined organization, and Darkstar stockholders will own approximately 20% of the common stock of the combined organization.

In addition, upon consummation of the Merger, the board of directors of the surviving corporation will initially be comprised of the two individuals who serve as the current directors of Samsara.  Consequently, the stockholders of Darkstar will be able to exercise less influence over the management and policies of the combined organization following the closing of the Merger than they currently exercise over the management and policies of Darkstar.

Darkstar and Samsara stockholders may not realize a benefit from the Merger commensurate with the ownership dilution they will experience in connection with the Merger.

If the combined company is unable to realize the strategic and financial benefits currently anticipated from the Merger, Darkstar’s and Samsara’s stockholders will have experienced substantial dilution of their ownership interests in their respective companies without receiving the expected commensurate benefit, or only receiving part of the commensurate benefit to the extent the combined organization is able to realize only part of the expected strategic and financial benefits currently anticipated from the Merger.

The combined company will need to raise additional capital by issuing securities or debt or through licensing or other strategic arrangements, which may cause dilution to the combined company’s stockholders or restrict the combined company’s operations or impact its proprietary rights.

The combined company may be required to raise additional funds sooner than currently planned. In this regard, the Merger Agreement does not condition the completion of the Merger upon either company holding a minimum amount of cash at the Effective Time.  If either or both of Darkstar or Samsara hold less cash at the time of the closing of the Merger than the parties currently expect, the combined company will need to raise additional capital sooner than expected. Additional financing may not be available to the combined company when it needs it or may not be available on favorable terms. To the extent that the combined company raises additional capital by issuing equity securities, such an issuance may cause significant dilution to the combined company’s stockholders’ ownership and the terms of any new equity securities may have preferences over the combined company’s common stock. Any debt financing the combined company enters into may involve covenants that restrict its operations. These restrictive covenants may include limitations on additional borrowing and specific restrictions on the use of the combined company’s assets, as well as prohibitions on its ability to create liens, pay dividends, redeem its stock or make investments. In addition, if the combined company raises additional funds through licensing, partnering or other strategic arrangements, it may be necessary to relinquish rights to some of the combined company’s technologies or proprietary rights, or grant licenses on terms that are not favorable to the combined company.

During the pendency of the Merger, Darkstar may not be able to enter into a business combination with another party at a favorable price because of restrictions in the Merger Agreement, which could adversely affect its businesses.

Covenants in the Merger Agreement impede the ability of Darkstar to make acquisitions, or to complete other transactions that are not in the ordinary course of business pending completion of the Merger.  As a result, if the Merger is not completed, Darkstar may be at a disadvantage relative to its competitors during such period.  In addition, while the Merger Agreement is in effect, Darkstar is generally prohibited from soliciting, initiating, encouraging or entering into certain extraordinary transactions, such as a merger, sale of assets, or other business combination outside the ordinary course of business with any third-party.  Any such transactions could be favorable to Darkstar’s stockholders.

Because the lack of a public market for Samsara’s capital stock makes it difficult to evaluate the value of Samsara’s capital stock, the stockholders of Samsara may receive shares of Darkstar’s common stock in the Merger that have a value that is less than, or greater than, the fair market value of Samsara’s capital stock.

The outstanding capital stock of Samsara is privately held and is not traded in any public market. The lack of a public market makes it extremely difficult to determine the fair market value of Samsara. Because the percentage of Darkstar’s common stock to be issued to Samsara’s stockholders was determined based on negotiations between the parties, it is possible that the value of Darkstar’s common stock to be received by Samsara’s stockholders will be less than the fair market value of Samsara, or Darkstar may pay more than the aggregate fair market value for Samsara.

If the conditions to the Merger are not met, the Merger will not occur.

Specified conditions must be satisfied or waived to complete the Merger. These conditions are set forth in the Merger Agreement and described in the section entitled “The Merger Agreement—Conditions to the Completion of the Merger” in this prospectus/information statement. Darkstar cannot assure you that all of the conditions will be satisfied or waived. If the conditions are not satisfied or waived, the Merger will not occur or will be delayed, and Darkstar and Samsara each may lose some or all of the intended benefits of the Merger.

Risks Related to Darkstar

Risks Related to Darkstar’s Financial Condition and Darkstar’s Need for Additional Financing, and Additional Risks Related to the Merger

The report of Darkstar’s independent registered public accounting firm expresses substantial doubt about the ability of Darkstar to continue as a going concern.

Darkstar’s independent registered public accounting firm indicated in its report on Darkstar’s financial statements for the period ended April 30, 2019, that conditions exist that raise substantial doubt about Darkstar’s ability to continue as a “going concern.” A going concern paragraph included in Darkstar’s independent registered public accounting firm’s report on its consolidated financial statements could impair investor perceptions and Darkstar’s ability to finance its operations through the sale of equity, incurring debt, or other financing alternatives. Darkstar’s ability to continue as a going concern will depend upon many factors beyond Darkstar’s control including the availability and terms of future funding.  If Darkstar is unable to achieve its goals and raise the necessary funds to finance its operations, its business would be jeopardized, and Darkstar may not be able to continue.

Darkstar has incurred losses since inception, and Darkstar anticipates that it will incur continued losses for the foreseeable future.

As of April 30, 2019, Darkstar had an accumulated deficit of $1,695,804.  Darkstar’s net loss for the nine months ended April 30, 2019 was $331,573 and it expects to continue to incur operating losses for the foreseeable future. These losses, among other things, have had and will continue to have an adverse effect on Darkstar’s stockholders’ equity and working capital.  Currently, Darkstar has no sources of revenue.

If the Merger is not completed and Darkstar is unable to raise sufficient additional funds for the development of its urban renewal business, or enter into a collaborative, partnering or other strategic arrangement or otherwise, Darkstar may not become profitable.

There is no assurance that the Merger will be completed in a timely manner or at all.  If the Merger is not consummated, Darkstar’s business could suffer materially and Darkstar’s stock price could decline.

The closing of the Merger is subject to the satisfaction or waiver of a number of closing conditions, as described above, and other customary closing conditions.  If the conditions are not satisfied or waived, the Merger may be materially delayed or abandoned. If the Merger is not consummated, Darkstar’s ongoing business may be adversely affected and, without realizing any of the benefits of having consummated the Merger, Darkstar will be subject to a number of risks, including the following:

●	Darkstar has incurred and expects to continue to incur significant expenses related to the Merger even if the Merger is not consummated;

●	the market price of Darkstar’s common stock may decline to the extent that the current market price reflects a market assumption that the Merger will be completed; and

●	matters relating to the Merger have required and will continue to require substantial commitments of time and resources by Darkstar’s management, which could otherwise have been devoted to other opportunities that may have been beneficial to us.

Darkstar also could be subject to litigation related to any failure to consummate the Merger or to perform its obligations under the Merger Agreement. If the Merger is not consummated, these risks may materialize and may adversely affect its business, financial condition and the market price of Darkstar’s common stock.

If the Merger is not completed, Darkstar may be unsuccessful in completing an alternative transaction on terms that are as favorable as the terms of the merger with Samsara, or at all, and Darkstar may otherwise be unable to continue to operate its business.

While Darkstar has entered into the Merger Agreement with Samsara, the closing of the Merger may be delayed or may not occur at all and there can be no assurance that the Merger will deliver the anticipated benefits Darkstar expects or enhance stockholder value.  If Darkstar is unable to consummate the Merger, the Darkstar Board may elect to pursue an alternative strategy, one of which may be a strategic transaction similar to the Merger.  Attempting to complete an alternative transaction like the Merger will be costly and time consuming, and Darkstar can make no assurances that such an alternative transaction would occur at all.  Alternatively, the Darkstar Board may elect to continue its current operations.  However, Darkstar’s existing capital resources may not be adequate to enable it to continue with its current operations, and the holders of Darkstar’s common stock could lose all or a significant portion of their investment in the event of a liquidation, dissolution or winding up of the Company.

The issuance of shares of Darkstar’s common stock to Samsara stockholders in the Merger will substantially dilute the voting power of Darkstar’s current stockholders.

If the Merger is completed, each outstanding share of Samsara common stock will be converted into the right to receive a number of shares of Darkstar’s common stock such that immediately following the Merger, the former Samsara stockholders immediately before the Merger are expected to own approximately 80% of Darkstar’s outstanding capital stock, and Darkstar’s stockholders immediately before the Merger are expected to own approximately 20% of Darkstar’s outstanding capital stock.  Accordingly, the issuance of shares of Darkstar’s common stock to Samsara stockholders in the Merger will reduce significantly the relative voting power of each share of Darkstar common stock held by Darkstar’s current stockholders.  Consequently, Darkstar’s stockholders as a group will have significantly less influence over the management and policies of the combined company after the Merger than prior to the Merger.

If Darkstar does not successfully complete the Merger, it will need to raise substantial additional capital and may be unable to raise the capital necessary to permit the continued development of its urban development business, which could force Darkstar to delay, reduce, or eliminate its activities and may lead it to cease operations.

At April 30, 2019, Darkstar had cash and cash equivalents of $0.  If the Merger is not completed, based on Darkstar’s current business plan and spending assumptions as a standalone company, Darkstar’s current cash, cash equivalents and short-term investments, together with interest thereon, are not sufficient to meet its projected operating requirements. Darkstar has based its cash sufficiency estimates on its current business plan and its assumptions that may prove to be wrong. Darkstar could utilize its available capital resources sooner than it currently expects, and it could need additional funding sooner than currently anticipated.

Darkstar’s existing capital resources may not be adequate to enable it to conduct its urban renewal activities. Darkstar will in any event require significant additional financial resources in order to further the development of its business.  If Darkstar is unable to raise sufficient additional funds for the development of its business, or enter into collaborative, partnering or other strategic arrangements or otherwise, Darkstar may have to cease operations.

Darkstar’s future funding requirements will depend on many factors, including:

●	its ability to successfully complete the Merger;

●	the scope, rate of progress and cost of its planned business activities;

●	the terms and timing of any potential collaborative, partnering and other strategic arrangements that Darkstar may establish;

While Darkstar has been able to fund its operations to date, Darkstar has no ongoing collaborations and no source of revenue, nor does it expect to generate revenue for the foreseeable future.  Darkstar does not have any commitments for future external funding.

Until Darkstar can generate a sufficient amount of revenue, which it may never do, it will need to finance future cash needs through potential collaborative, partnering or other strategic arrangements, as well as through public or private equity offerings or debt financings or a combination of the foregoing.  If Darkstar is unable to raise additional funds, it will need to continue to reduce its expenditures in order to preserve its cash. Further cost-cutting measures that Darkstar may take may not be sufficient to enable it to meet its cash requirements, and they may negatively affect Darkstar’s business and its ability to derive any value from its urban renewal business.  Darkstar’s failure to raise additional capital would likely result in it determining to cease operations.

As a result of these and other factors, there is no guarantee that sufficient additional funding will be available to Darkstar on acceptable terms, or at all.

Darkstar is substantially dependent on its chief executive officer to facilitate the consummation of the Merger.

Darkstar’s ability to successfully complete the Merger depends in large part on its chief executive officer continuing to provide services to the company.  The loss of the services of Darkstar’s chief executive officer would harm Darkstar’s ability to consummate the Merger, to run its day-to-day business operations, as well as to fulfill its reporting obligations as a public company.

The pendency of the Merger could have an adverse effect on the trading price of Darkstar’s common stock and its business, financial condition and prospects.

While there have been no significant adverse effects to date, the pendency of the Merger could disrupt Darkstar’s business in many ways, including:

●	the attention of its management may be directed toward the completion of the Merger and related matters and may be diverted from Darkstar’s day-to-day business operations; and

●	third parties may seek to terminate or renegotiate their relationships with Darkstar as a result of the Merger, whether pursuant to the terms of their existing agreements with Darkstar or otherwise.

Should they occur, any of these matters could adversely affect the trading price of Darkstar’s common stock or harm its business, financial condition and prospects.

Risks Related to Darkstar’s Operations

If Darkstar fails to keep senior management and personnel, Darkstar may be unable to continue its business operations.

Darkstar’s success depends on its continued ability to retain and motivate highly qualified management and personnel.  Significant competition exists for qualified personnel. Darkstar may incur greater costs than anticipated, or may not be successful, in retaining or motivating its existing personnel. If Darkstar is not able to keep senior management and personnel, its ability to continue its business operations could be impaired, and the value of stockholders’ investment would be adversely impacted.  In addition, Darkstar’s ability to successfully complete the Merger depends in large part on its ability to retain the services of its chief executive officer.   The loss of the services of its senior management could potentially harm Darkstar’s ability to consummate the Merger, to run its day-to-day business operations, as well as to fulfill its reporting obligations as a public company.

If the Merger is not completed and Darkstar is able to raise sufficient additional funds necessary to pursue its urban renewal business, Darkstar will need to hire a substantial number of additional employees. Any inability to manage future growth could harm Darkstar’s ability to develop and commercialize any potential future product candidates, increase its costs and adversely impact its ability to compete effectively.

If the Merger is not completed and Darkstar is able to raise sufficient additional funds necessary to pursue the continued development of its urban renewal business, Darkstar will need to hire experienced personnel to continue to develop its business, and Darkstar will need to expand the number of its managerial, operational, financial and other employees to support that growth. Significant competition exists for qualified personnel.  Future growth, if any, will impose significant added responsibilities on members of management, including the need to identify, recruit, maintain and integrate additional employees. Darkstar’s future financial performance and its ability to develop its business and to compete effectively will depend, in part, on its ability to manage any future growth effectively.

Management transition creates uncertainties and could harm Darkstar’s business.

Darkstar has in the past, and may again in the future, experience significant changes in executive leadership. Changes to company strategy, which can often times occur with the appointment of new executives, can create uncertainty, may negatively impact Darkstar’s ability to execute quickly and effectively, and may ultimately be unsuccessful. In addition, executive leadership transition periods are often difficult as the new executives gain detailed knowledge of Darkstar’s operations, and friction can result from changes in strategy and management style. Management transition inherently causes some loss of institutional knowledge, which can negatively affect strategy and execution. Until Darkstar integrates new personnel, and unless they are able to succeed in their positions, Darkstar may be unable to successfully manage and grow its business, and its results of operations and financial condition could suffer as a result. In any event, changes in Darkstar’s organization as a result of executive management transition may have a disruptive impact on its ability to implement its strategy and could have a material adverse effect on its business, financial condition and results of operations.

Risks Related to Darkstar’s Common Stock

The market price of Darkstar’s common stock has been volatile and may continue to be volatile in the future. This volatility may cause Darkstar’s stock price and the value of stockholders’ investment to decline.

The market prices for securities of penny stocks, including those of Darkstar, have been highly volatile and may continue to be so in the future.  The market price of Darkstar’s common stock is likely to continue to be volatile and subject to significant price and volume fluctuations. The following factors, in addition to other risk factors described in this section, may have a significant impact on the market price of Darkstar’s common stock:

●	Darkstar’s ability to consummate the transactions contemplated by the Merger Agreement, including the Merger;

●	Darkstar’s ability to raise sufficient additional funds necessary for the continued development of its business, whether through potential collaborative, partnering or other strategic arrangements or otherwise;

●	uncertainties created by Darkstar’s potential future management turnover;

●	market conditions for equity investments;

●	actual or anticipated fluctuations in Darkstar’s results of operations;

●	sales of Darkstar common stock and other securities by it;

●	sales of Darkstar common stock by its significant stockholders;

●	the low trading volume of Darkstar common stock; and

●	changes in accounting principles.

In addition, the stock market has experienced significant volatility that has often been unrelated to the operating performance of particular companies. For example, as a result of changes in tariffs and other restrictions on free trade stemming from the Trump Administration and foreign government policies, the financial markets could experience significant volatility that could also negatively impact the markets for stocks. These broad market fluctuations may adversely affect the trading price of Darkstar’s common stock.

In the past, class action litigation has often been instituted against companies whose securities have experienced periods of volatility in market price. Any such litigation brought against Darkstar could result in substantial costs, which would hurt its financial condition and results of operations and divert management’s attention and resources, which could result in delays of Darkstar’s development efforts.

Darkstar’s executive officer, director, and largest stockholder has the ability to control all matters submitted to stockholders for approval.

Avraham Bengio, Darkstar’s executive officer and sole director, holds more than 50% of Darkstar’s outstanding common stock. As a result, he has the ability to control all matters requiring approval by its stockholders, including the election of directors, the approval of the issuance of shares of Darkstar’s common stock pursuant to the Merger Agreement, and the approval of potential alternative mergers or other business combination transactions. The interests of this stockholder may not always coincide with Darkstar’s interests or the interests of other stockholders.

If there are substantial sales of Darkstar’s common stock, the market price of its common stock could drop substantially, even if its business is doing well.

Future sales of a substantial number of shares of its common stock in the public market, or the perception that such sales may occur, could adversely affect the then-prevailing market price of Darkstar’s common stock. As of July 31, 2019, Darkstar had 647,345,000 shares of common stock outstanding.  In addition, as a result of the low trading volume of its common stock, the trading of relatively small quantities of shares by its stockholders may disproportionately influence the market price of its common stock in either direction. The price for Darkstar shares could, for example, decline significantly in the event that a large number of its common shares are sold on the market without commensurate demand, as compared to an issuer with a higher trading volume that could better absorb those sales without an adverse impact on its stock price. In addition, due to the limitations of its market, the volatility in the market price of Darkstar common stock and its currently-depressed stock price, stockholders may face difficulties in selling shares at attractive prices when they want to sell.

The comprehensive U.S. tax reform bill passed in 2017 could adversely affect Darkstar’s business and financial condition.

On December 22, 2017, President Trump signed the Tax Act into law, which significantly revised the Code. The Tax Act, among other things, contained significant changes to corporate taxation, including reduction of the corporate tax rate from a top marginal rate of 35% to a flat rate of 21%, limitation of the tax deduction for interest expense to 30% of adjusted taxable income (except for certain small businesses), limitation of the deduction for NOLs generated in tax years beginning after December 31, 2017 to 80% of current year taxable income and elimination of carrybacks of NOLs arising in taxable years ending after December 31, 2017, one-time taxation of offshore earnings at reduced rates regardless of whether they are repatriated, immediate deductions for certain new investments instead of deductions for depreciation expense over time, and modifying or repealing many business deductions and credits (including reducing the business tax credit for certain clinical testing expenses incurred in the testing of certain drugs for rare diseases or conditions). Notwithstanding the reduction in the corporate income tax rate, the overall impact of the Tax Act could adversely affect Darkstar. In addition, it is uncertain if and to what extent various states will conform to the Tax Act. The impact of the Tax Act on holders of Darkstar’s common stock is also uncertain and could be adverse. Darkstar urges its stockholders to consult with their legal and tax advisors with respect to this legislation and the potential tax consequences of investing in or holding Darkstar common stock.

Risks Related to Samsara

Samsara has a limited operating history, has incurred significant operating losses since its inception and expects to incur significant losses for the foreseeable future. Samsara may never generate significant revenue or become profitable or, if Samsara achieves profitability, it may not be able to sustain it.

Samsara has a limited operating history and has generated limited revenues to date.  Samsara is dependent upon additional capital resources for the continuation of its planned principal operations, which are subject to significant risks and uncertainties, including failing to secure funding to expand commercialization of its products or failing to profitably operate the business.

Samsara has incurred significant operating losses since its inception. Samsara’s net losses were $1,604,461 and $490,351 for the years ended December 31, 2018, and December 31, 2017, respectively. As of December 31, 2018, Samsara had an accumulated deficit of $2,094,812.  Substantially all of Samsara’s losses have resulted from expenses incurred in connection with its research and development programs and from general and administrative costs associated with Samsara’s operations.  Samsara expects to continue to incur losses for the foreseeable future and anticipates these losses will increase substantially as Samsara continues to develop and commercialize its products.

To become and remain profitable, Samsara must succeed in developing and commercializing products that generate significant revenue.  This will require Samsara to be successful in a range of challenging activities, including manufacturing, and marketing and selling products.  Samsara may never succeed in these activities and, even if it does, may never generate revenues that are significant enough to achieve profitability. In addition, Samsara has not yet demonstrated an ability to successfully overcome many of the risks and uncertainties frequently encountered by companies in new and rapidly evolving fields. Because of the numerous risks and uncertainties associated with smart luggage product development, Samsara is unable to accurately predict the timing or amount of increased expenses or when, or if, Samsara will be able to achieve profitability. Even if Samsara does achieve profitability, it may not be able to sustain or increase profitability on a quarterly or annual basis. Samsara’s failure to become and remain profitable would depress the value of Samsara and could impair its ability to raise capital, expand its business, maintain its research and development efforts, diversify its product candidates or even continue its operations. A decline in the value of Samsara could also cause stockholders to lose all or part of their investment.

The report of Samsara’s independent registered public accounting firm expresses substantial doubt about the ability of Samsara to continue as a going concern.

Samsara’s independent registered public accounting firm indicated in its report on Samsara’s financial statements for the period ended December 31, 2018, that conditions exist that raise substantial doubt about Samsara’s ability to continue as a “going concern.” A going concern paragraph included in Samsara’s independent registered public accounting firm’s report on its consolidated financial statements could impair investor perceptions and Samsara’s ability to finance its operations through the sale of equity, incurring debt, or other financing alternatives. Samsara’s ability to continue as a going concern will depend upon many factors beyond Samsara’s control including the availability and terms of future funding.  If Samsara is unable to achieve its goals and raise the necessary funds to finance its operations, its business would be jeopardized, and Samsara may not be able to continue.

Samsara will require substantial additional financing to achieve its goals, and a failure to obtain this necessary capital when needed and on acceptable terms, or at all, could force Samsara to delay, limit, reduce or terminate its product development programs, commercialization efforts or other operations.

Samsara expects its expenses to increase in connection with its ongoing activities.  Samsara also expects to incur significant commercialization expenses related to product manufacturing, marketing, sales and distribution. Samsara cannot reasonably estimate the actual amounts necessary to successfully complete the development and commercialization of its products.  Furthermore, following the completion of the Merger, Samsara will incur the additional costs associated with operating as a public company. Accordingly, Samsara will need to obtain substantial additional funding in connection with its continuing operations. If Samsara is unable to raise capital when needed or on attractive terms, Samsara could be forced to delay, reduce or eliminate its research and development programs or any future commercialization efforts.

Samsara has based its estimates on assumptions that may prove to be wrong, and Samsara could use its capital resources sooner than it currently expects. Samsara’s operating plans and other demands on its cash resources may change as a result of many factors currently unknown to Samsara, and Samsara may need to seek additional funds sooner than planned, through public or private equity or debt financings or other capital sources, including potentially government funding, collaborations, licenses and other similar arrangements. In addition, Samsara may seek additional capital due to favorable market conditions or strategic considerations even if Samsara believes it has sufficient funds for its current or future operating plans. Attempting to secure additional financing may divert Samsara’s management from its day-to-day activities, which may adversely affect Samsara’s ability to develop its product.

Samsara’s future capital requirements will depend on many factors, including:

●	the costs and timing of manufacturing for Samsara’s products, including commercial manufacturing of its products;

●	the costs of obtaining, maintaining and enforcing Samsara’s intellectual property rights;

●	Samsara’s efforts to enhance operational systems and hire additional personnel to satisfy its obligations as a public company, including enhanced internal controls over financial reporting;

●	the costs associated with hiring additional personnel and consultants as Samsara’s research and development activities increase;

●	the timing and amount of the milestone or other payments Samsara must make to the licensors and other third parties from whom Samsara has licensed or acquired technology;

●	the costs and timing of establishing or securing sales and marketing capabilities for its products;

●	Samsara’s ability to achieve market acceptance and adequate market share and revenue for its products; and

●	the terms and timing of establishing and maintaining collaborations, licenses and other similar arrangements.

In addition, Samsara’s products may not achieve commercial success.

Accordingly, Samsara will need to continue to rely on additional financing to achieve its business objectives. Adequate additional financing may not be available to Samsara on acceptable terms, or at all. In addition, Samsara may seek additional capital due to favorable market conditions or strategic considerations, even if Samsara believes it has sufficient funds for its current or future operating plans.

Raising additional capital may cause dilution to Samsara’s stockholders, restrict Samsara’s operations or require Samsara to relinquish rights to its technologies or product candidates.

Until such time, if ever, as Samsara can generate substantial product revenues, Samsara expects to finance its cash needs through equity offerings, debt financings or other capital sources, including potentially government funding, collaborations, licenses and other similar arrangements. To the extent that Samsara raises additional capital through the sale of equity or convertible debt securities, existing stockholders’ ownership interest will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect stockholders’ rights as a common stockholder. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting Samsara’s ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends.

If Samsara raises funds through future collaborations, licenses and other similar arrangements, Samsara may have to relinquish valuable rights to its future revenue streams or products, or grant licenses on terms that may not be favorable to Samsara and/or that may reduce the value of Samsara’s common stock.

Risks Relating to Samsara’s Strategy and Industry

Samsara’s success depends on independent contractors to manufacture and supply Samsara with its smart luggage products, and to label, package, and ship these products.

Samsara has retained third party manufacturers to manufacture and supply Samsara with its smart luggage products.  Samsara relies on independent contractors for the supply of its smart luggage products and for the labeling, packaging, and shipping of these products.  Samsara may not be successful in developing relationships with these independent contractors.  In addition, these third party contractors may not dedicate sufficient resources or give sufficient priority to satisfying Samsara’s requirements or needs.  There is limited history upon which to base any assumption as to the likelihood that Samsara will prove successful in selecting qualified third party independent contractors or in negotiating any agreements with them.  If Samsara is unsuccessful in addressing these risks, its results of operations could be adversely affected.

Samsara does not have long term commitments from suppliers and other independent contractors.

Ssmsara may experience shortages of supplies and inventory because Samsara orders goods and services via purchase orders and has not signed long-term contracts with its suppliers.  Samsara currently utilizes the services of two manufacturers in China, one for the manufacture of the suitcase and the other for the manufacture of the smart unit.  In addition, Samsara utilizes the services of two contractors, one in China and one in the United States, for the provision of order fulfillment services.  Samsara’s success is dependent on Samsara’s ability to timely provide its customers with Samsara’s smart luggage products.  Although Samsara directly markets these products, Samsara is dependent on its suppliers and other independent contractors for the manufacture and supply of Samsara’s smart luggage products and for the labeling, packaging, and shipment of these products.  No assurance can be given that Samsara will enter into agreements with other suppliers for the supply of its smart luggage products at acceptable levels of quality and price, or with other independent contractors who will provide Samsara with order fulfillment services at acceptable levels of quality and price.  While Samsara currently has and anticipates continuing to have good relationships with its  suppliers and other independent contractors, if Samsara is unable to secure additional sources of supply or order fulfillment services from one or more independent contractors on a timely basis and on acceptable terms, Samsara’s results of operations could be adversely affected.

The selling of smart luggage products is subject to current governmental regulations.

Several aspects of Samsara’s smart luggage products, including its battery, locks and LED lights, are subject to the requirements of federal law relating to aviation and homeland security, as well as international regulation of electronic devices. Part 15 of the FCC Rules requires operation of electronic equipment not to cause harmful interference and to accept any interference received, including interference that may cause undesired operation. The Transportation Security Administration (TSA) recommends that only TSA approved locks be used on luggage, to avoid risk of TSA agents breaking the lock for inspection. The European Union requires all electronic devices to comply with the Restriction of Hazardous Substances (ROHS) regulations which restricts the use of specific hazardous materials found in electrical and electronic products. BS EN 62471 gives universal best-practice recommendations for the photobiological safety of electric lamps and lighting systems, including LED lights. This standard specifies exposure limits, measurement techniques and classification systems to control photobiological and light hazards. The EU radio equipment directive establishes a regulatory framework for placing radio equipment on the market, setting requirements for safety and health, electromagnetic compatibility, and the efficient use of the radio spectrum.

Additionally, smart luggage products are subject to airline regulations applicable to manufacturing materials, size and weight.  While Samsara believes that it is and will be in substantial compliance with the laws and regulations which regulate its business, the failure to comply with any of these laws or regulations, or the imposition of new laws or regulations could negatively impact Samsara’s proposed business.

Samsara faces intense competition and many of its competitors have substantially greater resources than Samsara has.

Samsara operates in a highly competitive environment.  In addition, the competition in the market for smart luggage products may intensify.  There are numerous well-established companies based in the United States with longer operating histories, significantly greater resources and name recognition, and a larger base of distributors and retailers.  In addition, there are smaller entrepreneurial companies who are developing products that will compete with the smart luggage products that Samsara currently sells.  As a result, these competitors may have greater credibility with Samsara’s potential customers.  They also may be able to adopt more aggressive pricing policies and devote greater resources to the development, promotion, and sale of their products.   These competitors may make it difficult for Samsara to market and sell its products and compete in the smart luggage market, which could harm Samsara’s business.

Samsara depends on market acceptance of its smart luggage products.  If these products do not gain market acceptance, Samsara’s ability to compete will be adversely affected.

Samsara’s success depends in large part on Samsara’s ability to successfully market its smart luggage products.  No assurances can be given that Samsara will be able to successfully market its smart luggage products or achieve consumer acceptance.  Moreover, failure to successfully commercialize its smart luggage products on a timely and cost-effective basis will have a material adverse effect on Samsara’s ability to compete in its targeted market.

Failure to meet customers’ expectations or deliver expected performance could result in losses and negative publicity, which would harm Samsara’s business.

If the smart luggage products which Samsara sells fail to perform in the manner expected by its customers, then Samsara’s revenues may be delayed or lost due to adverse customer reaction.  In addition, negative publicity about Samsara and its products could adversely affect Samsara’s ability to attract or retain customers. Furthermore, disappointed customers may initiate claims for damages against Samsara, regardless of Samsara’s responsibility for their disappointment.

Samsara needs to retain key personnel to support its services and ongoing operations.

The marketing and sale of Samsara’s smart luggage products will continue to place a significant strain on Samsara’s limited personnel, management, and other resources.  Samsara’s future success depends upon the continued services of its executive officers and the hiring of key employees and contractors who have critical industry experience and relationships that Samara will need to rely on to implement its business plan.  The loss of the services of any of Samsara’s officers or the lack of availability of other skilled personnel would negatively impact Samsara’s ability to market and sell its smart luggage products, which could adversely affect Samsara’s financial results and impair Samsara’s growth.

If Samsara cannot build and maintain strong brand loyalty to its products, its business may suffer.

Samsara believes that the importance of brand recognition will increase as more companies produce smart luggage products.  Development and awareness of Samsara’s brand will depend largely on Samsara’s ability to successfully advertise and market its products.  If Samsara is unsuccessful, its products may not be able to gain widespread acceptance among consumers.  A failure to develop Samsara’s smart luggage products sufficiently could have a material adverse effect on Samsara’s business, results of operations and financial condition.

Samsara may be unable to protect its brand name.

Brand recognition is critical in attracting consumers to Samsara’s products.  Samsara has researched the availability of the trademark “Samsara” and have not found any inherent obstacle to registering the trademark with the US patent and trademark office.  Nevertheless, if Samsara is unable to trademark its brand name or to adequately protect its trade name against infringement or misappropriation, Samsara’s competitive position in the smart luggage market may be undermined, which could lead to a significant decrease in the volume of products that we sell.  Such a result would materially and adversely affect Samsara’s results of operations.

Samsara may incur losses as a result of claims that may be brought against Samsara due to defective products or as a result of product recalls.

While Samsara is not aware of any claims having been brought in connection with Samsara’s smart luggage products, Samsara may be liable if the use of Samsara’s products causes injury, illness, or death.  Samsara also may be required to withdraw or recall some of its products if they are damaged or defective.  A significant product liability judgment against Samsara or a widespread product withdrawal or recall could have a material adverse effect on Samsara’s business and financial condition.

If a third party asserts that Samsara’s infringes upon its proprietary rights, Samsara could be required to redesign its products, change suppliers, pay significant royalties, or enter into license agreements.

Although presently Samsara is not aware of any such claims, a third party may assert that Samsara’s smart luggage products violate its intellectual property rights. As the number of smart luggage products increases, infringement claims may become more common.  Any claims against Samsara, regardless of their merit, could:

●	Be expensive and time-consuming to defend;

●	Result in negative publicity;

●	Force Samsara to stop selling its products;

●	Divert management’s attention and Samsara’s other resources; and

●	Require Samsara to enter into royalty or licensing agreements in order to obtain the right to sell its products, which right may not be available on terms acceptable to Samsara, if at all.

In addition, Samsara’s believes that any successful challenge to its use of a trademark or domain name could substantially diminish Samsara’s ability to conduct business in a particular market or jurisdiction and thus could decrease Samsara’s revenues and/or result in losses to Samsara’s business.

Samsara’s lack of business diversification could result in the loss of your investment if revenues from Samsara’s primary products decrease.

Currently, Samsara’s business is focused on the marketing and sale of smart luggage products.  Samsara does not have any other lines of business or other sources of revenue if Samsara is unable to successfully implement its business plan.  Samsara’s lack of business diversification could cause you to lose all or some of your investment if Samsara is unable to generate significant revenues by the sale of smart luggage products since Samsara does not have any other lines of business or alternative revenue sources.

Samsara relies on third parties to conduct many of its activities. Any failure by a third-party to conduct these activities and other requirements and in a timely manner may delay or prevent Samsara’s ability to commercialize its products.

Samsara is dependent on third parties to perform certain activities.  Specifically, Samsara has used and relied on, and intends to continue to use and rely on,  GDF / Ming Hing Industries Development Ltd. and ABO Electronics (Shen Zhen) Co., Ltd. for the manufacture of its luggage products, and on FBA Sourcing China (DAPIGOO CO LTD) and Preferred Depot for order fulfillment services. While Samsara has signed purchase orders governing the activities of its third-party contractors, Samsara has limited influence over their actual performance.  There is no guarantee that any such third parties will devote adequate time and resources to such activities or perform as contractually required. If any of these third parties fail to meet expected deadlines, adhere to Samsara’s requirements, or otherwise performs in a substandard manner, Samsara’s ability to fulfill customer orders for products may be undermined. In addition, many of the third parties with whom Samsara contracts may also have relationships with other commercial entities, including Samsara’s competitors, for whom they may also be conducting development activities that could harm Samsara’s competitive position.

If any of Samsara’s relationships with these third parties terminate, Samsara may not be able to enter into arrangements with alternative third parties or do so on commercially reasonable terms.

In addition, Samsara may be unable to establish any agreements with third-party manufacturers or to do so on acceptable terms. Even if Samsara is able to establish agreements with third-party manufacturers, reliance on third-party manufacturers entails additional risks, including:

●	failure of third-party manufacturers to comply with regulatory requirements and maintain quality assurance;

●	breach of the manufacturing agreement by the third-party;

●	failure to manufacture Samsara’s product according to Samsara’s specifications;

●	failure to manufacture Samsara’s product according to Samsara’s schedule, or at all;

●	misappropriation of Samsara’s proprietary information, including Samsara’s trade secrets and know-how; and

●	termination or nonrenewal of the agreement by the third-party at a time that is costly or inconvenient for Samsara.

Any performance failure on the part of Samsara’s existing or future manufacturers could delay product development, and any related remedial measures may be costly or time consuming to implement. Samsara does not currently have arrangements in place for redundant supply or a second source for all required raw materials used in the manufacture of Samsara’s products. If Samsara’s current third-party manufacturers cannot perform as agreed, Samsara may be required to replace such manufacturers and Samsara may be unable to replace them on a timely basis or at all.  Samsara’s current and anticipated future dependence upon others for the manufacture of Samsara’s products may adversely affect Samsara’s future profit margins and Samsara’s ability to commercialize any products on a timely and competitive basis.

Samsara’s reliance on third parties requires Samsara to share its trade secrets, which increases the possibility that Samsara’s trade secrets will be misappropriated or disclosed.

Because Samsara currently relies on third parties to manufacture its products, Samsara must, at times, share its proprietary technology and confidential information, including trade secrets, with them. Samsara seeks to protect its proprietary technology, in part, by entering into confidentiality agreements, consulting agreements or other similar agreements with its advisors, employees, consultants and contractors prior to beginning research or disclosing proprietary information. These agreements typically limit the rights of the third parties to use or disclose Samsara’s confidential information. Despite the contractual provisions employed when working with third parties, the need to share trade secrets and other confidential information increases the risk that such trade secrets may become known by Samsara’s competitors, are intentionally or inadvertently incorporated into the technology of others or are disclosed or used in violation of these agreements. Given that Samsara’s proprietary position is based, in part, on Samsara’s know-how and trade secrets, and despite Samsara’s efforts to protect its trade secrets, a competitor’s discovery of Samsara’s proprietary technology and confidential information or other unauthorized use or disclosure would impair Samsara’s competitive position and may have a material adverse effect on Samsara’s business, financial condition, results of operations and prospects.

Samsara may seek to enter into collaborations, licenses and other similar arrangements and may not be successful in doing so, and even if Samsara is, it may not realize the benefits of such relationships.

Samsara may seek to enter into collaborations, joint ventures, licenses and other similar arrangements for the development or commercialization of Samsara’s products, due to capital costs required to develop or commercialize the products or manufacturing constraints. Samsara may not be successful in its efforts to establish such collaborations for Samsara’s products. In addition, Samsara faces significant competition in seeking appropriate strategic partners, and the negotiation process can be time consuming and complex. Further, any future collaboration agreements may restrict Samsara from entering into additional agreements with potential collaborators. Samsara cannot be certain that, following a strategic transaction or license, Samsara will achieve an economic benefit that justifies such transaction.

Even if Samsara is successful in its efforts to establish such collaborations, the terms that Samsara agrees upon may not be favorable to Samsara, and Samsara may not be able to maintain such collaborations.

In addition, any potential future collaborations may be terminable by Samsara’s strategic partners, and Samsara may not be able to adequately protect its rights under these agreements. Furthermore, strategic partners may negotiate for certain rights to control decisions regarding the development and commercialization of Samsara’s products, if approved, and may not conduct those activities in the same manner as Samsara would. Any termination of collaborations Samsara enters into in the future, or any delay in entering into collaborations related to Samsara’s products, could delay the development and commercialization of Samsara’s products and reduce their competitiveness if they reach the market, which could have a material adverse effect on Samsara’s business, financial condition and results of operations.

Samsara currently has a limited marketing and sales organization and has limited experience as a company in commercializing products, and Samsara may have to invest significant resources to develop these capabilities. If Samsara is unable to establish marketing and sales capabilities or enter into agreements with third parties to market and sell its products, Samsara may not be able to generate product revenue.

Samsara has limited internal sales, marketing and distribution capabilities.  Samsara has limited experience as a company in the marketing, sale and distribution of smart luggage products and there are significant risks involved in building and managing a sales organization, including Samsara’s ability to hire, retain and incentivize qualified individuals, generate sufficient sales leads, provide adequate training to sales and marketing personnel and effectively manage a geographically dispersed sales and marketing team. Any failure or delay in the development of Samsara’s internal sales, marketing and distribution capabilities would adversely impact the commercialization of these products. Samsara may not be able to enter into collaborations or hire consultants or external service providers to assist Samsara in sales, marketing and distribution functions on acceptable financial terms, or at all. In addition, Samsara’s product revenues and its profitability, if any, may be lower if Samsara relies on third parties for these functions than if Samsara were to market, sell and distribute any products that Samsara develops itself. Samsara likely will have little control over such third parties, and any of them may fail to devote the necessary resources and attention to sell and market Samsara’s products effectively. If Samsara is not successful in commercializing its products, either on its own or through arrangements with one or more third parties, Samsara may not be able to generate any future product revenue and Samsara would incur significant additional losses.

Business disruptions could seriously harm Samsara’s future revenue and financial condition and increase its costs and expenses.

Samsara’s operations could be subject to earthquakes, power shortages, telecommunications failures, water shortages, floods, hurricanes, typhoons, fires, extreme weather conditions, medical epidemics and other natural or manmade disasters or business interruptions, for which Samsara is predominantly self-insured. Samsara relies on third- party manufacturers to produce Samsara’s products whose operations may be disrupted by a man-made or natural disaster or other business interruption. The occurrence of any of these business disruptions could seriously harm Samsara’s operations and financial condition and increase its costs and expenses.

Samsara is subject to U.S. and certain foreign export and import controls, sanctions, embargoes, anti-corruption laws and anti-money laundering laws and regulations. Compliance with these legal standards could impair Samsara’s ability to compete in domestic and international markets. Samsara could face criminal liability and other serious consequences for violations, which could harm its business.

Samsara is subject to export control and import laws and regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations, and various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Controls, and anti-corruption and anti-money laundering laws and regulations, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA PATRIOT Act, and other state and national anti-bribery and anti-money laundering laws in the countries in which Samsara conducts activities. Anti-corruption laws are interpreted broadly and prohibit companies and their employees, agents, clinical research organizations, contractors and other collaborators and partners from authorizing, promising, offering, providing, soliciting or receiving, directly or indirectly, improper payments or anything else of value to recipients in the public or private sector. Samsara can be held liable for the corrupt or other illegal activities of its employees, agents, contractors and other collaborators and partners, even if Samsara does not explicitly authorize or have actual knowledge of such activities. Any violations of the laws and regulations described above may result in substantial civil and criminal fines and penalties, imprisonment, the loss of export or import privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm and other consequences.

Samsara may engage in strategic transactions that could impact its liquidity, increase its expenses and present significant distractions to Samsara’s management.

From time to time, Samsara may consider strategic transactions, such as acquisitions of companies, asset purchases and licensing arrangements. Any future transactions could increase Samsara’s near- and long-term expenditures, result in potentially dilutive issuances of Samsara’s equity securities, including its common stock, or the incurrence of debt, contingent liabilities, amortization expenses or acquired in-process research and development expenses, any of which could affect Samsara’s financial condition, liquidity and results of operations. Additional potential transactions that Samsara may consider in the future include a variety of business arrangements, including spin-offs, strategic partnerships, joint ventures, restructurings, divestitures, business combinations and investments. Future acquisitions may also require Samsara to obtain additional financing, which may not be available on favorable terms or at all. These transactions may never be successful and may require significant time and attention of management. In addition, the integration of any business that Samsara may acquire in the future may disrupt Samsara’s existing business and may be a complex, risky and costly endeavor for which Samsara may never realize the full benefits of the acquisition. Accordingly, although there can be no assurance that Samsara will undertake or successfully complete any additional transactions of the nature described above, any additional transactions that Samsara does complete could have a material adverse effect on Samsara’s business, results of operations, financial condition and prospects.

If Samsara fails to comply with its obligations in the agreements under which it licenses intellectual property rights from third parties, or otherwise experiences disruptions in its business relationships with its licensors, Samsara could lose license rights that are important to its business.

Samsara is a party to several license agreements under which it is granted rights to intellectual property that are important to its business and Samsara may enter into additional license agreements in the future. These license agreements impose, and Samsara expects that any future license agreements where Samsara licenses intellectual property will impose, on Samsara, various development, regulatory and/or commercial diligence obligations, payment of milestones and/or royalties and other obligations. If Samsara fails to comply with its obligations under these agreements, or Samsara is subject to bankruptcy-related proceedings, the licensor may have the right to terminate the license, in which event Samsara would not be able to market products covered by the license.

Samsara may need to obtain licenses from third parties to advance its research or allow commercialization of its products, and Samsara cannot provide any assurances that third-party patents do not exist which might be enforced against Samsara’s products in the absence of such a license. Samsara may fail to obtain any of these licenses on commercially reasonable terms, if at all.  Even if Samsara is able to obtain a license, it may be non-exclusive, thereby giving Samsara’s competitors access to the same technologies licensed to Samsara. In that event, Samsara may be required to expend significant time and resources to develop or license replacement technology. If Samsara is unable to do so, Samsara may be unable to develop or commercialize the affected products, which could materially harm Samsara’s business and the third parties owning such intellectual property rights could seek either an injunction prohibiting Samsara’s sales, or, with respect to Samsara’s sales, an obligation on Samsara’s part to pay royalties and/or other forms of compensation. Licensing of intellectual property is of critical importance to Samsara’s business and involves complex legal, business and scientific issues. Disputes may arise between Samsara and its licensors regarding intellectual property subject to a license agreement, including:

●	the scope of rights granted under the license agreement and other interpretation-related issues;

●	whether and the extent to which Samsara’s technology and processes infringe on intellectual property of the licensor that is not subject to the licensing agreement;

●	Samsara’s right to sublicense patents and other rights to third parties;

●	Samsara’s diligence obligations with respect to the use of the licensed technology in relation to its development and commercialization of Samsara’s products, and what activities satisfy those diligence obligations;

●	Samsara’s right to transfer or assign the license; and

●	the ownership of inventions and know-how resulting from the joint creation or use of intellectual property by Samsara’s licensors and Samsara and its partners.

If disputes over intellectual property that Samsara has licensed prevent or impair Samsara’s ability to maintain its current licensing arrangements on acceptable terms, Samsara may not be able to successfully develop and commercialize the affected product candidates, which would have a material adverse effect on Samsara’s business.

Samsara’s commercial success depends significantly on its ability to operate without infringing the patents and other proprietary rights of third parties. Claims by third parties that Samsara infringes their proprietary rights may result in liability for damages or prevent or delay Samsara’s developmental and commercialization efforts.

Samsara’s commercial success depends in part on avoiding infringement of the patents and proprietary rights of third parties. However, Samsara’s or its licensee’s research, development and commercialization activities may be subject to claims that Samsara or its licensee infringes or otherwise violates patents or other intellectual property rights owned or controlled by third parties. Other entities may have or obtain patents or proprietary rights that could limit Samsara’s or its licensee’s ability to make, use, sell, offer for sale or import Samsara’s products, or impair Samsara’s competitive position. There is a substantial amount of litigation, both within and outside the United States, involving patent and other intellectual property rights.  Numerous third-party U.S. and foreign issued patents and pending patent applications exist in the fields in which Samsara is developing products.

Because patent applications are maintained as confidential for a certain period of time, until the relevant application is published Samsara may be unaware of third-party patents that may be infringed by commercialization of any of Samsara’s products, and Samsara cannot be certain that Samsara was the first to file a patent application related to a product candidate or technology. Moreover, because patent applications can take many years to issue, there may be currently-pending patent applications that may later result in issued patents that Samsara’s products may infringe. In addition, identification of third-party patent rights that may be relevant to Samsara’s technology is difficult because patent searching is imperfect due to differences in terminology among patents, incomplete databases and the difficulty in assessing the meaning of patent claims. In addition, third parties may obtain patents in the future and claim that use of Samsara’s technologies infringes upon these patents. Any claims of patent infringement asserted by third parties would be time consuming and could:

●	result in costly litigation that may cause negative publicity;

●	divert the time and attention of Samsara’s technical personnel and management;

●	cause development delays;

●	subject Samsara to an injunction preventing Samsara from making, using, selling, offering for sale, or importing Samsara products;

●	prevent Samsara from commercializing any of its products until the asserted patent expires or is held finally invalid or not infringed in a court of law;

●	require Samsara to develop non-infringing technology, which may not be possible on a cost-effective basis;

●	subject Samsara to significant liability to third parties; or

●	require Samsara to enter into royalty or licensing agreements, which may not be available on commercially reasonable terms, or at all, or which might be non-exclusive, which could result in Samsara’s competitors gaining access to the same technology.

Although no third-party has asserted a claim of patent infringement against Samsara as of the date of this prospectus, others may hold proprietary rights that could prevent Samsara’s products from being marketed. Any patent-related legal action against Samsara claiming damages and seeking to enjoin activities relating to Samsara’s products could subject Samsara to potential liability for damages, including treble damages if Samsara were determined to have willfully infringed, and require Samsara to obtain a license to manufacture or develop its products. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from Samsara’s business. Samsara cannot predict whether it would prevail in any such actions or that any license required under any of these patents would be made available on commercially reasonable terms, if at all. Moreover, even if Samsara or its future strategic partners were able to obtain a license, the rights may be nonexclusive, which could result in Samsara’s competitors gaining access to the same intellectual property. In addition, Samsara cannot be certain that it could redesign its products to avoid infringement, if necessary. Accordingly, an adverse determination in a judicial or administrative proceeding, or the failure to obtain necessary licenses, could prevent Samsara from developing and commercializing its products, which could harm Samsara’s business, financial condition and operating results.

Parties making claims against Samsara may be able to sustain the costs of complex patent litigation more effectively than Samsara can because they have substantially greater resources. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation or administrative proceedings, there is a risk that some of Samsara’s confidential information could be compromised by disclosure. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on Samsara’s ability to raise additional funds or otherwise have a material adverse effect on Samsara’s business, results of operations, financial condition and prospects.

If Samsara is unable to protect the confidentiality of its trade secrets, its business and competitive position would be harmed.

In addition, Samsara relies on the protection of its trade secrets, including unpatented know-how, technology and other proprietary information to maintain Samsara’s competitive position. Although Samsara has taken steps to protect its trade secrets and unpatented know-how, including entering into confidentiality agreements with third parties, and confidential information and inventions agreements with employees, consultants and advisors, Samsara cannot provide any assurances that all such agreements have been duly executed, and any of these parties may breach the agreements and disclose Samsara’s proprietary information, including its trade secrets, and Samsara may not be able to obtain adequate remedies for such breaches. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time consuming, and the outcome is unpredictable. In addition, some courts inside and outside the United States are less willing or unwilling to protect trade secrets.

Moreover, third parties may still obtain this information or may come upon this or similar information independently, and Samsara would have no right to prevent them from using that technology or information to compete with Samsara. If any of these events occurs or if Samsara otherwise loses protection for its trade secrets, the value of this information may be greatly reduced and Samsara’s competitive position would be harmed. If Samsara does not apply for patent protection prior to such publication or if Samsara cannot otherwise maintain the confidentiality of its proprietary technology and other confidential information, then Samsara’s ability to obtain patent protection or to protect its trade secret information may be jeopardized.

Risks Related to the Surviving Company’s Common Stock

An active, liquid and orderly market for the combined company’s common stock may not develop, and you may not be able to resell your common stock at or above the purchase price.

There has been no public market for Samsara’s common stock.  Darkstar’s common stock is quoted on the OTC Pink, and an active trading market for the surviving company’s common stock has not developed and may never develop or be sustained following the Merger.  The price that the surviving company trades at immediately after the Merger may not necessarily reflect the price at which investors in the market will be willing to buy and sell the shares on a sustained basis. In addition, an active trading market may not develop following the consummation of the Merger or, if it is developed, may not be sustained. The lack of an active market may impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. An inactive market may also impair the surviving company’s ability to raise capital by selling shares and may impair the surviving company’s ability to acquire other businesses or technologies using the surviving company’s shares as consideration, which, in turn, could materially adversely affect the surviving company’s business.

The trading price of the shares of the surviving company’s common stock could be highly volatile, and purchasers of the surviving company’s common stock after the Merger could incur substantial losses.

The surviving company’s stock price is likely to be volatile. The stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, investors may not be able to sell their common stock at or above their purchase price. The market price for the surviving company’s common stock may be influenced by those factors discussed in this “Risk Factors” section and many others, including:

●	the success or failure of the surviving company’s efforts to acquire, license or develop additional products;

●	innovations or new products developed by the surviving company’s or its competitors;

●	announcements by the surviving company or its competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

●	manufacturing, supply or distribution delays or shortages;

●	any changes to the surviving company’s relationship with any manufacturers, suppliers, licensors, future collaborators or other strategic partners;

●	achievement of expected product sales and profitability;

●	variations in the surviving company’s financial results or those of companies that are perceived to be similar to the surviving company;

●	trading volume of the surviving company’s common stock;

●	an inability to obtain additional funding;

●	sales of the surviving company’s stock by insiders and stockholders;

●	general economic, industry and market conditions other events or factors, many of which are beyond the surviving company’s control;

●	additions or departures of key personnel; and

●	intellectual property, product liability or other litigation against the surviving company.

After the Merger, Samsara’s executive officers and directors will continue to control or significantly influence all matters submitted to stockholders for approval.

Following the completion of the Merger, the surviving company’s executive officers, directors and greater than 5% stockholders, in the aggregate, will own approximately 85% of the surviving company’s outstanding common stock. Furthermore, the two directors of Samsara will be appointed as the two directors of the surviving company. As a result, such persons will have the ability to control or significantly influence all matters submitted to the surviving company’s board of directors or stockholders for approval, including the appointment of the combined company’s management, the election and removal of directors and approval of any significant transaction, as well as the surviving company’s management and business affairs. This concentration of ownership may have the effect of delaying, deferring or preventing a change in control, impeding a merger, consolidation, takeover or other business combination involving the surviving company, or discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of the surviving company’s business, even if such a transaction would benefit other stockholders.

Darkstar does not currently intend to pay dividends on the surviving company’s common stock, and, consequently, your ability to achieve a return on your investment will depend on appreciation, if any, in the price of the surviving company’s common stock.

Neither Darkstar nor Samsara has ever declared or paid any cash dividend on its respective common stock. Darkstar and Samsara currently anticipate that the surviving company will retain future earnings for the development, operation and expansion of the surviving company’s business and do not anticipate declaring or paying any cash dividends for the foreseeable future. Any return to stockholders will therefore be limited to the appreciation of their stock. There is no guarantee that shares of the surviving company’s common stock will appreciate in value or even maintain the price at which stockholders have purchased their shares.

Sales of a substantial number of shares of the surviving company’s common stock by the surviving company’s stockholders in the public market could cause the surviving company’s stock price to fall.

Sales of a substantial number of shares of the surviving company’s common stock in the public market or the perception that these sales might occur could significantly reduce the market price of the surviving company’s common stock and impair the surviving company’s ability to raise adequate capital through the sale of additional equity securities.

Based on the number of shares of Darkstar’s common stock issued and outstanding as of July 31, 2019 and assuming an exchange ratio of 458.124, upon the closing of the Merger, the surviving company will have outstanding a total of 3,236,725,000  shares of common stock after the Merger, assuming no exercise of outstanding options. The shares of Darkstar’s common stock being issued to the Samsara stockholders upon the closing of the Merger will be freely tradable, without restriction, in the public market immediately following the Merger, unless they are held or purchased by affiliates of the surviving corporation.

Samsara will incur significant increased costs as a result of operating as a public company, and its management will be required to devote substantial time to new compliance initiatives.

As a public company, Samsara will incur significant legal, accounting and other expenses that Samsara did not incur as a private company. Samsara will be subject to the reporting requirements of the Exchange Act, which will require, among other things, that Samsara file with the U.S. Securities and Exchange Commission, or SEC, annual, quarterly and current reports with respect to its business and financial condition. In addition, the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), as well as rules subsequently adopted by the SEC to implement provisions of Sarbanes-Oxley, impose significant requirements on public companies, including requiring establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. Further, pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the SEC has adopted additional rules and regulations in these areas, such as mandatory “say on pay” voting requirements that will apply to Samsara when it ceases to be an emerging growth company. Stockholder activism, the current political environment and the current high level of government intervention and regulatory reform may lead to substantial new regulations and disclosure obligations, which may lead to additional compliance costs and impact the manner in which Samsara operates its business in ways Samsara cannot currently anticipate.

Samsara expects the rules and regulations applicable to public companies to substantially increase Samsara’s legal and financial compliance costs and to make some activities more time consuming and costly. If these requirements divert the attention of Samsara’s management and personnel from other business concerns, they could have a material adverse effect on Samsara’s business, financial condition and results of operations. The increased costs may increase Samsara’s net loss, and may require Samsara to reduce costs in other areas of its business or increase the prices of its products or services. For example, Samsara expects these rules and regulations to make it more difficult and more expensive for Samsara to obtain director and officer liability insurance, and Samsara may be required to incur substantial costs to maintain the same or similar coverage. Samsara cannot predict or estimate the amount or timing of additional costs Samsara may incur to respond to these requirements. The impact of these requirements could also make it more difficult for Samsara to attract and retain qualified persons to serve on its board of directors, its board committees or as executive officers.

If securities or industry analysts do not publish research or reports or publish unfavorable research or reports about the combined company’s business, the combined company’s stock price and trading volume could decline.

The trading market for the combined company’s common stock will depend in part on the research and reports that securities or industry analysts publish about the combined company, its business, its market or its competitors. Samsara does not currently have and may never obtain research coverage by securities and industry analysts. If no securities or industry analysts commence coverage of the combined company, the trading price for the combined company’s stock would be negatively impacted. In the event the combined company obtains securities or industry analyst coverage, if one or more of the analysts who covers the combined company downgrades its stock, the combined company’s stock price would likely decline. If one or more of these analysts ceases to cover the combined company or fails to regularly publish reports on the combined company, interest in the combined company’s stock could decrease, which could cause the combined company’s stock price or trading volume to decline.

If the combined company fails to maintain proper and effective internal control over financial reporting, the combined company’s  ability to produce accurate and timely financial statements could be impaired, investors may lose confidence in the combined company’s financial reporting and the trading price of the combined company’s common stock may decline.

Pursuant to Section 404 of Sarbanes-Oxley, the combined company’s management will be required to report upon the effectiveness of the combined company’s internal control over financial reporting. Additionally, if the combined company reaches an accelerated filer threshold, the combined company’s independent registered public accounting firm will be required to attest to the effectiveness of the combined company’s internal control over financial reporting. The rules governing the standards that must be met for management to assess the combined company’s internal control over financial reporting are complex and require significant documentation, testing and possible remediation. To comply with the requirements of being a reporting company under the Exchange Act, the combined company will need to upgrade its information technology systems; implement additional financial and management controls, reporting systems and procedures; and hire additional accounting and finance staff. If the combined company or, if required, its auditors are unable to conclude that the combined company’s internal control over financial reporting is effective, investors may lose confidence in the combined company’s financial reporting and the trading price of the combined company’s common stock may decline.

The combined company cannot assure you that there will not be material weaknesses or significant deficiencies in the combined company’s internal control over financial reporting in the future. Any failure to maintain internal control over financial reporting could severely inhibit the combined company’s ability to accurately report its financial condition, results of operations or cash flows. If the combined company is unable to conclude that its internal control over financial reporting is effective, or if the combined company’s independent registered public accounting firm determines the combined company has a material weakness or significant deficiency in the combined company’s internal control over financial reporting once that firm begin its Section 404 reviews, investors may lose confidence in the accuracy and completeness of the combined company’s financial reports, the market price of the combined company’s common stock could decline, and the combined company could be subject to sanctions or investigations by the SEC or other regulatory authorities. Failure to remedy any material weakness in the combined company’s internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict the combined company’s future access to the capital markets.

If the Merger does not qualify as a “reorganization” for U.S. federal income tax purposes, U.S. Holders of Samsara common stock will be required to recognize gain or loss for U.S. federal income tax purposes upon the exchange of their Samsara common stock for Darkstar common stock in the Merger.

The U.S. federal income tax consequences of the Merger to U.S. Holders (as defined under the heading “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) will depend on whether the Merger qualifies as a “reorganization” for U.S. federal income tax purposes.  If the Merger fails to qualify as a reorganization within the meaning of Section 368(a) of the Code, a U.S. Holder of Samsara common stock would recognize gain or loss for U.S. federal income tax purposes on each share of Samsara common stock surrendered in the Merger for Darkstar common stock. For a more complete discussion of the material U.S. federal income tax consequences of the Merger, please carefully review the information set forth in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger.”

The combined company could be subject to securities class action litigation.

In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially relevant for the combined company, because over-the-counter companies have experienced significant stock price volatility in recent years. If the combined company faces such litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could harm the combined company’s business.

FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus/information statement and the documents incorporated by reference into this proxy statement/prospectus/information statement contain forward-looking statements (including within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 27A of the United States Securities Act of 1933, as amended (the “Securities Act”)) concerning Darkstar, Samsara, the Merger and other matters. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of the management of Darkstar, as well as assumptions made by, and information currently available to, management. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “plan,” “believe,” “intend,” “look forward,” and other similar expressions among others. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties.  Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties. Except as required by applicable law, Darkstar undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

For a discussion of the factors that may cause Darkstar, Samsara or the combined company’s actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied in such forward-looking statements, or for a discussion of risk associated with the ability of Darkstar and Samsara to complete the Merger and the effect of the Merger on the business of Darkstar, Samsara and the combined organization, see the section entitled “Risk Factors” beginning on page 8.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in reports filed with the SEC by Darkstar including Darkstar’s most recent Annual Report on Form 10-K and Current Reports on Form 8-K filed with the SEC.  See the section entitled “Where You Can Find More Information” beginning on page 69.

If any of these risks or uncertainties materialize or any of these assumptions prove incorrect, the results of Darkstar, Samsara or the combined company could differ materially from the forward-looking statements. All forward-looking statements in this proxy statement/prospectus/information statement are current only as of the date on which the statements were made. Darkstar and Samsara do not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any statement is made or to reflect the occurrence of unanticipated events.

THE MERGER

This section and the section entitled “The Merger Agreement” in this proxy statement/prospectus/information statement describe the material aspects of the Merger, including the Merger Agreement. While Darkstar believes that this description covers the material terms of the Merger and the Merger Agreement, it may not contain all of the information that is important to you. You should read carefully this entire prospectus/information statement for a more complete understanding of the Merger and the Merger Agreement, including the Merger Agreement attached as Annex A.  See the section entitled “Where You Can Find More Information” in this prospectus/information statement.

Background of the Merger

Darkstar, through its wholly-owned Israeli subsidiary, Bengio Urban Renewal Ltd. (“Bengio Urban”), is focused in the area of real estate development, particularly focusing on the urban renewal market in Israel.  Bengio Urban is involved in two kinds of urban renewal projects in Israel, Tama 38 and Pinui Binui.  “Tama 38” is an Israeli national zoning plan whereby a contractor assumes the responsibility of renovating an apartment building, and in exchange for covering all costs of renovations, securing building permits and paying requisite taxes, the contractor is granted the right to build additional floors to the existing building and sell the apartments built on these floors.   “Pinui Binui” projects are defined as development where the residents of apartments are temporarily evacuated so that the buildings may be demolished and rebuilt.  The tenants then return to new apartments in the newly finished and renovated building.  The contractor pays all costs for demolition, construction, relocating apartment owners and renting their temporary homes during construction.  In exchange, the contractor is granted the right to add new apartments in the building which are sold to generate profit.

Samsara designs and manufactures high quality luggage products to meet the evolving needs of frequent travelers, including “smart” suitcases. The “smart” component of the suitcase includes a LED light control inside the suitcase, an alert system that informs the owner of its location, and a battery for charging laptops and mobile phones that is USB-C compatible.

On May 10, 2019, the parties executed the Merger Agreement.

Darkstar Reasons for the Merger

The Darkstar Board has (a) determined that the Merger Agreement and the transactions contemplated thereby are fair to, advisable and in the best interests of Darkstar and its stockholders, (b) approved and declared advisable the Merger Agreement and the Merger, including the issuance of shares of Darkstar common stock to the stockholders of Samsara pursuant to the terms of the Merger Agreement, and (c) recommended that the stockholders of Darkstar approve the Merger.

In the course of its evaluation of the Merger Agreement and the merger with Samsara, the Darkstar Board considered a number of factors, including the following:

●	Darkstar’s current business, operational, and financial prospects, including its cash position, and the substantially diminished price of its common stock;

●	the likelihood that Samsara’s proprietary smart luggage products, along with its managerial experience would create more value for Darkstar’s stockholders in the long term than Darkstar may potentially create as an independent stand-alone company;

●	the current development plans of Samsara and the likelihood that the combined company would have access to sufficient resources to allow the combined company to focus on its plans for the continued development, marketing, and sale of Samsara’s smart luggage products;

●	the likelihood that the benefit of combining Darkstar’s public company structure with Samsara’s business will provide the combined company with access to the public market to raise additional funds in the future;

●	the valuation and business prospects of other potential strategic transaction candidates, and the Board’s view that Samsara was the most attractive candidate for a merger;

●	the likelihood that the Merger provides existing Darkstar stockholders with a significant opportunity to participate in the potential growth of the combined company following the Merger; and

●	the fact that the combined company will be led by an experienced senior management team from Samsara.

The Darkstar Board also considered the recent results of operations and financial conditions of Darkstar, including:

●	the perceived value of Darkstar, as reflected in the diminished price of its common stock;

●	the remaining available cash that Darkstar has to fund operations;

●	the risks associated with continuing to operate Darkstar on a stand-alone basis;

●	The inability to find strategic alternatives to the Merger;

●	the current financial market conditions and historical market prices, volatility and trading information with respect to Darkstar’s common stock; and

●	the risks, costs, and timing, and limited amount, if any, that would be distributed to Darkstar stockholders in the event of a potential liquidation of Darkstar.

The Darkstar Board also reviewed the terms of the Merger Agreement and associated transactions, including:

●	the fact that the exchange ratio, which is expected to give Darsktar stockholders approximately 20% of the combined company’s outstanding stock, immediately following the Merger, is financially attractive in light of Darkstar’s standalone value, Darkstar’s recent stock price, Darkstar’s strategic alternatives, and the potential value of the combined company following the Merger;

The Darkstar Board also considered a variety of risks and other countervailing factors related to the Merger, including:

●	the substantial expenses to be incurred by Darkstar in connection with the Merger;

●	the possible volatility of the trading price of the Darkstar common stock resulting from the announcement of the Merger;

●	the risks that the Merger might not be consummated in a timely manner or at all and the potential effect of the public announcement of the Merger or failure to complete the Merger on the reputation of Darkstar;

●	the risks to Darkstar’s business, operations, and financial results in the event that the Merger is not consummated; and

●	various other risks associated with the combined company and the Merger, including those described in the sections titled “Risk Factors” beginning on page 8.

In addition, the Darkstar Board considered the interests that certain of its directors and executive officers may have with respect to the Merger that are different from or in addition to their interests as stockholders of Darkstar, as more fully described under “The Merger—Interests of Darkstar Directors and Executive Officers in the Merger.” The Darkstar Board concluded that the risks, uncertainties, restrictions and potentially negative factors associated with the Merger were outweighed by the potential benefits of the Merger.

The foregoing information and factors considered by the Darkstar Board are not intended to be exhaustive but are believed to include all of the material factors considered by the Darkstar Board. In view of the wide variety of factors considered in connection with its evaluation of the Merger and the complexity of these matters, the Darkstar Board did not find it useful, and did not attempt, to quantify, rank or assign relative weights to these factors.  The Darkstar Board conducted an overall analysis of the factors discussed above, and considered the factors overall to be favorable to, and to support, its determination to approve the Merger.

Samsara Reasons for the Merger

In the course of reaching its decision to approve the Merger, the Samsara Board consulted with Samsara’s senior management, financial and tax advisors and legal counsel, reviewed a significant amount of information and considered a number of factors, including, among others:

●	the potential increased access to sources of capital and a broader range of investors to support the development and commercialization of its products following consummation of the transaction compared to if Samsara continued to operate as a privately held company;

●	the potential to provide its current stockholders with greater liquidity by owning stock in a public company;

●	the Board’s belief that no alternatives to the Merger were reasonably likely to create greater value for Samsara’s stockholders, after reviewing the various financing and other strategic options to enhance stockholder value that were considered by the Samsara Board;

●	the cash resources of the combined organization, which are expected to be approximately $130,000 at the closing of the Merger;

●	the availability of appraisal rights under the DGCL to holders of Samsara’s capital stock who comply with the required procedures under the DGCL, which allow such holders to seek appraisal of the fair value of their shares of Samsara capital stock as determined by the Delaware Court of Chancery;

●	the expectation that the Merger would be a more time- and cost-effective means to access capital than other options considered by the Samsara Board, including additional private financings or an initial public offering;

●	the terms and conditions of the Merger Agreement, including, without limitation, the following:

●	the expected relative percentage ownership of Darkstar’s stockholders and Samsara’s stockholders in the combined organization;

●	the expectation that the Merger will be treated as a reorganization for U.S. federal income tax purposes;

●	the limited number and nature of the conditions of the obligation of Darkstar to consummate the Merger;

●	the shares of Darkstar’s common stock issued to Samsara’s stockholders will be registered on a Form S-4 registration statement and will become freely tradable for Samsara’s stockholders who are not affiliates of Samsara;

●	the change of the combined organization’s name to Samsara Luggage, Inc. upon the closing of the Merger;

●	the Merger may enable certain stockholders of Darkstar and Samsara to increase the value of their current shareholding; and

●	the likelihood that the Merger will be consummated on a timely basis.

The Samsara Board also considered a number of uncertainties and risks in its deliberations concerning the Merger and the other transactions contemplated by the Merger Agreement, including the following:

●	the possibility that the Merger might not be completed and the potential adverse effect of the public announcement of the Merger on the reputation of Samsara and the ability of Samsara to obtain financing in the future in the event the Merger is not completed;

●	the exchange ratio used to establish the number of shares of Darkstar’s common stock to be issued to Samsara’s stockholders in the Merger is fixed, and thus the relative percentage ownership of Darkstar’s stockholders and Samsara’s stockholders in the combined organization immediately following the completion of the Merger is similarly fixed;

●	the risk that the Merger might not be consummated in a timely manner or at all;

●	the expenses to be incurred in connection with the Merger and related administrative challenges associated with combining the companies;

●	the additional expenses and obligations to which Samsara’s business will be subject following the Merger that Samsara has not previously been subject to, and the operational changes to Samsara’s business, in each case that may result from being a public company;

●	various other risks associated with the combined organization and the Merger, including the risks described in the section entitled “Risk Factors” in this prospectus/information statement.

Interests of Darkstar Directors and Executive Officers in the Merger

Darkstar’s sole director and and sole executive officer has interests in the Merger that may be different from, or in addition to, the interests of Darkstar’s stockholders. These interests may present him with actual or potential conflicts of interest, and these interests, to the extent material, are described below.

Ownership Interests

As of July 31, 2019, Darkstar’s sole director and sole executive officer beneficially owned approximately 68% of the shares of common stock of Darkstar.

The table below sets forth information regarding the ownership of Darkstar’s common stock as of July 31, 2019 by Darkstar’s sole director and sole executive officer.

Name of Beneficial Owner	Amount of Beneficial Ownership	Percent
Avraham Bengio	444,645,000	68%
Directors and officers as a group (1 person)	444,645,000	68%

Spin-off of Bengio Urban

Pursuant to the Merger Agreement, a condition precedent to the consummation of the Merger is for DarkStar to have completed the sale of DarkStar’s wholly-owned Israeli subsidiary, Bengio Urban Renewals Ltd (“Bengio Urban”) to Avraham Bengio, the CEO and principal shareholder of Darkstar, through the sale of 100% of the issued and outstanding shares of Bengio Urban and all of DarkStar’s interest in Bengio Urban (including all debts and liabilities owed by DarkStar to Bengio Urban and the debts of Bengio Urban to DarkStar) to Bengio, (the “Spin-Off”). DarkStar will sell 100% of its interests of Bengio Urban to Avraham Bengio in exchange for all debts, liabilities and obligations of Bengio Urban being assigned to and assumed by Avraham Bengio, and with no other consideration being paid.

Interests of Samsara Directors and Executive Officers in the Merger

Certain members of the Samsara Board and certain executive officers of Samsara may have interests in the Merger that may be different from, or in addition to, the interests of Samsara’s stockholders.

Ownership Interests

Certain of Samsara’s directors and executive officers or entities affiliated with them currently hold shares of Samsara’s capital stock, which such shares of capital stock will be converted into shares of Darkstar’s common stock at the Effective Time. The table below sets forth the ownership of Samsara’s capital stock as of September 26, 2019 by Samsara’s directors and executive officers and their anticipated ownership of shares of common stock following the closing of the Merger.

	As of September 1, 2019		Post-Merger
Director/Officer	No. of Shares	Percentage	No. of Shares	Percentage
Atara Dzikowski	2,000,000	35.38%	916,248,300	26.44%
David Dahan	2,000,000	35.38%	916,248,300	26.44%

Management Prior to and Following the Merger

As described elsewhere in this prospectus/information statement, including in the section captioned “Management Prior to and Following the Merger,” Samsara’s current directors and executive officers are expected to become the directors and executive officers of Darkstar upon the closing of the Merger.

Form of the Merger

The Merger Agreement provides that at the Effective Time, Samsara will merge with and into Darkstar, and the current shareholders of Samsara will be issued new shares of Darkstar representing approximately 80% of the issued and outstanding shares of Darkstar’s common stock following the completion of the merger with Darkstar.  Upon the consummation of the Merger, Darkstar will continue as the surviving corporation and will be renamed Samsara Luggage, Inc.

Merger Consideration

At the Effective Time, each share of common stock of Samsara, $0.0001 par value, will be converted into the right to receive approximately 458.124 shares of Darkstar’s common stock.  This exchange ratio is an estimate only as of the date hereof and the final exchange ratio will be determined so that the current shareholders of Samsara will be issued new shares of the Company representing approximately 80% of the issued and outstanding shares of the Company’s common stock following the completion of the Merger.

Immediately after the Merger, it is expected that Samsara’s existing stockholders will own approximately 80% of the outstanding capital stock of Darkstar, with Darkstar’s existing stockholders owning approximately 20% of the outstanding capital stock of Darkstar.

The Merger Agreement does not include a price-based termination right, and there will be no adjustment to the total number of shares of Darkstar’s common stock that Samsara’s stockholders will be entitled to receive for changes in the market price of Darkstar’s common stock. Accordingly, the market value of the shares of Darkstar’s common stock issued pursuant to the Merger will depend on the market value of the shares of Darkstar’s common stock at the time the Merger closes, and could vary significantly from the market value on the date of this prospectus/information statement.

No fractional shares of Darkstar’s common stock will be issuable to Samsara’s stockholders pursuant to the merger. Instead, each fractional share will be rounded up to the nearest whole number.

From and after the Effective Time, until it is surrendered, each certificate that previously evidenced shares of Samsara common stock will be deemed to represent only the right to receive shares of Darkstar’s common stock.

Effective Time of the Merger

The Merger Agreement requires the parties to consummate the Merger as promptly as practicable after all of the conditions to the consummation of the Merger contained in the Merger Agreement are satisfied or waived.  The Merger will become effective upon the filing of Articles of Merger with the Secretary of State of Nevada and a Certificate of Merger with the Secretary of State of Delaware or at such later time as is agreed by Darkstar and Samsara and specified in the Articles of Merger and the Certificate of Merger.  Neither Darkstar nor Samsara can predict the exact timing of the consummation of the Merger.

Regulatory Approvals

In the United States, Darkstar must comply with applicable federal and state securities laws in connection with the issuance of shares of Darkstar’s common stock and the filing of this prospectus/information statement with the SEC.

Tax Treatment of the Merger

Darkstar and Samsara intend the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Darkstar and Samsara have agreed to use their reasonable efforts to cause the Merger to qualify as a reorganization under Section 368(a) of the Code, and to not take any actions that are reasonably expected to cause the Merger to fail to so qualify.  For a description of certain of the considerations regarding U.S. federal tax consequences of the Merger, see the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” below.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion is a summary of the material U.S. federal income tax consequences of the Merger to U.S. Holders (as defined below) who exchange their Samsara common stock for Darkstar common stock in the Merger, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a U.S. Holder. Neither Darkstar nor Samsara has sought or intend to seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a position regarding the tax consequences of the Merger contrary to that discussed below. This discussion assumes that the Merger will be consummated in accordance with the Merger Agreement and as described in this prospectus/information statement.

This discussion is limited to U.S. Holders that hold Samsara common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a U.S. Holder’s particular circumstances, including the impact of the alternative minimum tax or the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to U.S. Holders subject to special rules, including, without limitation:

●	U.S. expatriates and former citizens or long-term residents of the United States;

●	U.S. Holders whose functional currency is not the U.S. dollar;

●	persons holding Samsara common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

●	banks, insurance companies, and other financial institutions;

●	real estate investment trusts or regulated investment companies;

●	brokers, dealers or traders in securities;

●	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

●	S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

●	persons for whom Samsara common stock constitutes “qualified small business stock” within the meaning of Section 1202 of the Code;

●	tax-exempt organizations or governmental organizations;

●	persons subject to special tax accounting rules as a result of any item of gross income with respect to Samsara common stock being taken into account in an “applicable financial statement” (as defined in the Code);

●	persons deemed to sell Samsara common stock under the constructive sale provisions of the Code;

●	persons who hold or received Samsara common stock pursuant to the exercise of any employee stock option or otherwise as compensation; and

●	tax-qualified retirement plans.

If an entity treated as a partnership for U.S. federal income tax purposes holds Samsara common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding Samsara common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE MERGER ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

For purposes of this discussion, a U.S. Holder is a beneficial owner of Samsara common stock that, for U.S. federal income tax purposes, is or is treated as:

●	an individual who is a citizen or resident of the United States;

●	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

●	a trust that (i) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) over all of its substantial decisions or (ii) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of Samsara Common Stock

Darkstar and Samsara believe that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  If any of the assumptions upon which this conclusion is based is incorrect, incomplete or inaccurate, the tax consequences of the Merger could differ from those described in this prospectus/information statement.

Neither Darkstar nor Samsara intends to obtain a ruling from the IRS with respect to the tax consequences of the Merger. If the IRS were to successfully challenge the “reorganization” status of the Merger, the tax consequences would differ materially from those described in this prospectus/information statement.

Accordingly,

●	a U.S. Holder of shares of Samsara common stock generally will not recognize any gain or loss upon the exchange of shares of Samsara common stock for shares of Darkstar common stock in the Merger;

●	a U.S. Holder of shares of Samsara common stock will have a tax basis in the shares of Darkstar common stock received in the Merger (including fractional shares deemed received and redeemed as described below) equal to the tax basis of the shares of Samsara common stock surrendered in exchange therefor;

●	a U.S. Holder of shares of Samsara common stock will have a holding period for the shares of Darkstar common stock received in the Merger (including fractional shares deemed received and redeemed as described below) that includes its holding period for its shares of Samsara common stock surrendered in exchange therefor; and

●	if a U.S. Holder of shares of Samsara common stock acquired different blocks of shares of Samsara common stock at different times or at different prices, the shares of Darkstar common stock received in the Merger will be allocated pro rata to each block of shares of Samsara common stock, and the basis and holding period of such shares of Darkstar common stock will be determined on a block-for-block approach depending on the basis and holding period of each block of shares of Samsara common stock exchanged for such shares of Darkstar common stock.

Tax Consequences if the Merger Fails to Qualify as a Reorganization

If the Merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, a U.S. Holder of Samsara common stock generally would recognize gain or loss for U.S. federal income tax purposes on each share of Samsara common stock surrendered in the Merger in an amount equal to the difference between the fair market value, at the time of the Merger, of the Darkstar common stock received in the Merger and such U.S. Holder’s tax basis in the Samsara common stock surrendered in the Merger. Gain or loss must be calculated separately for each block of Samsara common stock exchanged by such U.S. Holder if such blocks were acquired at different times or for different prices. Any gain or loss recognized generally would be capital gain or loss, and generally would be long-term capital gain or loss if the U.S. Holder’s holding period in a particular block of Samsara common stock exceeds one year at the effective time of the Merger. Long-term capital gain of non-corporate U.S. Holders (including individuals) generally is taxed at reduced U.S. federal income tax rates. The deductibility of capital losses is subject to limitations. A U.S. Holder’s tax basis in shares of Darkstar common stock received in the Merger would be equal to the fair market value thereof as of the effective time of the Merger, and such U.S. Holder’s holding period in such shares would begin on the day following the Merger.

Information Reporting

If the Merger qualifies as a “reorganization” under Section 368(a) of the Code, current Treasury Regulations require certain U.S. Holders who are “significant holders” of Samsara common stock (generally, a U.S. Holder that owns at least 1% of the outstanding Samsara common stock or has a basis in Samsara non-stock securities of at least $1,000,000 immediately before the Merger) to comply with certain reporting requirements. Significant holders generally will be required to file a statement with their U.S. federal income tax returns for the taxable year in which the Merger occurs setting forth certain information with respect to the transaction. U.S. Holders should consult their tax advisors to determine whether they are significant holders required to provide the foregoing statement.

Anticipated Accounting Treatment

The Merger will be recorded by Darkstar as a reverse asset acquisition in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). For accounting purposes, Samsara is considered to be acquiring Darkstar in this transaction.

No Exchange of Stock Certificates Required

Stockholders are not required to exchange their stock certificates for new certificates representing shares of Surviving Corporation common stock.  New stock certificates representing shares of Surviving Corporation common stock will not be issued to a stockholder until such stockholder submits one or more existing certificates for transfer, whether pursuant to sale or other disposition.  However, stockholders (at their option and at their expense) may exchange their stock certificates for new certificates representing shares of Surviving Corporation common stock following the effective time of the reincorporation merger.

Dissenters’ Rights/Appraisal Rights

Nevada Law

Under Nevada law, Darkstar stockholders have the right to dissent from the Merger and to receive payment in cash for the “fair value” of their shares of Darkstar common stock.

Darkstar stockholders electing to exercise dissenters’ rights must comply with the provisions of the Nevada Revised Statutes, NRS 92A.300 through NRS 92A.500, in order to perfect their rights. The following is intended as a brief summary of the material provisions of the procedures that a Darkstar stockholder must follow in order to dissent from the Merger and perfect dissenters’ rights.  This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to the applicable Nevada statutes, the full text of which is set forth in Annex B to this document.

This prospectus/information statement also functions as a dissenters’ notice pursuant to NRS 92A.430.  In addition, a copy of the dissenters’ rights provisions of NRS 92A.300 through 92A.500 are attached to this prospectus/information statement as Annex B.

A stockholder who wishes to assert dissenters’ rights must, within 30 days from the date this prospectus/information statement is delivered to such stockholder, deliver to Darkstar:

●	Written notice of the shareholder’s demand for payment for the shareholder’s shares if the Merger is completed,

●	The stockholder’s stock certificates representing the shares of Common Stock held by such stockholder; and

●	Certification that the stockholder acquired beneficial ownership of the shares before the date this prospectus/information was mailed to stockholders; r.

A shareholder wishing to deliver a notice asserting dissenters’ rights should hand-deliver or mail the notice, his stock certificates, and the certification to the following address:

Darkstar Ventures, Inc.

7 Eliezari St.

Jerusalem, Israel 96428

Attn: Avraham Bengio, CEO

A shareholder who wishes to exercise dissenters’ rights generally must dissent with respect to all of the shares the shareholder owns.  However, if a record shareholder is a nominee for several beneficial shareholders, some of whom wish to dissent and some of whom do not, then the record holder may dissent with respect to all the shares beneficially owned by any one person by notifying Darkstar in writing of the name and address of each person on whose behalf the record shareholder asserts dissenters’ rights.  A beneficial shareholder may assert dissenters’ rights directly by submitting to Darkstar the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenter’s rights, and by dissenting with respect to all the shares of which such shareholder is the beneficial shareholder or which such shareholder has the power to direct the vote.

A shareholder who does not, prior to lapse of 30 days from the date this prospectus/information statement is delivered, deliver to Darkstar a written notice of the shareholder’s intent to demand payment for the “fair value” of the shares will lose the right to exercise dissenters’ rights.

Any shareholder electing to exercise dissenters’ rights must not have signed the shareholder written consent approving the Merger.

A shareholder wishing to exercise dissenters’ rights must file the payment demand within the prescribed time period and deliver share certificates as required in the notice. Failure to do so will cause that shareholder to lose his or her dissenters’ rights.

A shareholder who has complied with the requirements summarized in the previous paragraphs may nevertheless decline to exercise dissenters’ rights and withdraw from the appraisal process by notifying Darkstar within such 30-day period.  If the shareholder does not withdraw from the appraisal process by such date, he or she may not do so thereafter unless Darkstar consents to such withdrawal in writing.

Within 30 days after the Effective Time, Darkstar will pay each dissenter with properly perfected dissenters’ rights Darkstar’s estimate of the “fair value” of the shareholder’s shares, plus accrued interest from the Effective Time of the Merger. The payment will be accompanied by specified financial information as required by NRS 92A.460 and a statement as to Darkstar’s estimate of the fair value of the shares and the interest payable with respect to the shares.

With respect to a dissenter who did not beneficially own shares of Darkstar prior to the public announcement of the Merger, Darkstar is not required to make the payment until the dissenter has agreed to accept the payment in full satisfaction of the dissenter’s demands or demand appraisal under NRS 92A.460.

“Fair value” is defined in MRS 92A.320 as the value of the Darkstar shares immediately before the Effective Time of the Merger, excluding any appreciation or depreciation in anticipation of the Merger unless exclusion would be inequitable.  The “fair value” may be less than, equal to or greater than the value of the consideration that a Darkstar shareholder would be entitled to receive under the Merger Agreement.  The rate of interest will be the rate of interest provided under applicable law.

Within 30 days of Darkstar’s payment (or offer of payment in the case of shares acquired after public announcement of the Merger) to a dissenting shareholder, a dissenter dissatisfied with Darkstar’s estimate of the fair value of the shares may notify Darkstar of the dissenter’s own estimate of the fair value and demand payment of that amount.  If Darkstar does not accept the dissenter’s estimate and the parties do not otherwise settle on a fair value, then Darkstar must, within 60 days of receiving the estimate and demand, petition a court to determine the fair value of the shares and accrued interest.

In view of the complexity of the Nevada statutes governing dissenters’ rights, Darkstar shareholders who wish to dissent from the Merger and pursue dissenters’ rights should consult their legal advisors.

The failure of a Darkstar shareholder to comply strictly with the Nevada statutory requirements will result in a loss of dissenters’ rights.  A copy of the relevant statutory provisions is attached as Annex B.  You should refer to Annex B for a complete statement concerning dissenters’ rights and the foregoing summary of such rights is qualified in its entirety by reference to Annex B.

Delaware Law

If the Merger is completed, Samsara’s stockholders who do not deliver a written consent approving the Merger are entitled to appraisal rights under Section 262 of the DGCL (“Section 262”), provided that they comply with the conditions established by Section 262.

The discussion below is not a complete summary regarding the appraisal rights of Samsara’s stockholders under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of Delaware law, which are attached to this proxy statement/prospectus/information statement as Annex C. Stockholders intending to exercise appraisal rights should carefully review Annex C of this proxy statement/prospectus/information statement. Failure to follow precisely any of the statutory procedures set forth in Annex C of this prospectus/information statement may result in a termination or waiver of these rights. This summary does not constitute legal or other advice, nor does it constitute a recommendation that Samsara’s stockholders exercise their appraisal rights under Delaware law.

Under Section 262, where a merger is adopted by stockholders by written consent in lieu of a meeting of stockholders pursuant to Section 228 of the DGCL, either the constituent corporation, before the effective date of the merger, or the surviving corporation, within 10 days after the effective date of the merger, must notify each stockholder of the constituent corporation entitled to appraisal rights, if any, of the approval of the merger, the effective date of the merger and that appraisal rights are available.

Samsara, the constituent corporation, will be sending a notice to its shareholders that appraisal rights are available to any stockholder who has not approved the Merger, if any. Holders of shares of Samsara capital stock who desire to exercise their appraisal rights must deliver a written demand for appraisal to Samsara within 20 days after the date of mailing of such notice, and the stockholder must not have delivered a written consent approving the Merger. A demand for appraisal must reasonably inform Samsara of the identity of the stockholder and that such stockholder intends thereby to demand appraisal of the shares of Samsara capital stock held by such stockholder. Failure to deliver a written consent approving the Merger will not in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262. All demands for appraisal should be addressed to Samsara Luggage, Inc., One University Plaza, Hackensack, NJ 07601, Attention: Atara Dzikowski, and should be executed by, or on behalf of, the record holder of shares of Samsara capital stock.

ALL DEMANDS MUST BE RECEIVED BY SAMSARA WITHIN TWENTY (20) DAYS AFTER THE DATE SAMSARA MAILS A NOTICE TO ITS STOCKHOLDERS NOTIFYING THEM THAT THE MERGER HAS BEEN APPROVED, AND THAT APPRAISAL RIGHTS ARE AVAILABLE TO ANY STOCKHOLDER WHO HAS NOT APPROVED THE MERGER, IF ANY.

If a holder of shares of Samsara’s capital stock fails to deliver a written demand for appraisal within the time period specified above, such holder will be entitled to receive the merger consideration for such holder’s shares of Samsara capital stock as provided for in the Merger Agreement, but will have no appraisal rights with respect to his, her or its shares of Samsara’s capital stock.

To be effective, a demand for appraisal by a holder of shares of Samsara’s capital stock must be made by, or in the name of, the registered stockholder, fully and correctly, as the stockholder’s name appears on the stockholder’s stock certificate(s). Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to Samsara. The beneficial owner must, in these cases, have the registered owner, such as a broker, bank or other custodian, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a custodian for others, may exercise the record owner’s right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner. In addition, the stockholder must continuously hold the shares of record from the date of making the demand through the Effective Time.

If a holder of shares of Samsara’s capital stock holds shares of Samsara’s capital stock in a brokerage account or in other custodian form and such holder wishes to exercise appraisal rights, such holder should consult with such holder’s bank, broker or other custodian to determine the appropriate procedures for the making of a demand for appraisal by the custodian.

At any time within 60 days after the Effective Time, any stockholder who has demanded an appraisal, but has neither commenced an appraisal proceeding or joined an appraisal proceeding as a named party, has the right to withdraw such stockholder’s demand and accept the terms of the Merger by delivering a written withdrawal to Samsara. If, following a demand for appraisal, a holder of shares of Samsara’s capital stock who has demanded an appraisal has withdrawn such holder’s demand for appraisal in accordance with Section 262, such holder will have the right to receive the merger consideration for such holder’s shares of Samsara capital stock.

Within 120 days after the Effective Time, any stockholder who has delivered a demand for appraisal in accordance with Section 262 will, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the Merger Agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. This written statement will be mailed to the requesting stockholder within ten days after the stockholder’s written request is received by the surviving corporation or within ten days after expiration of the period for delivery of demands for appraisal, whichever is later. Within 120 days after the Effective Time, either the surviving corporation or any stockholder who has delivered a demand for appraisal in accordance with Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all such stockholders. Upon the filing of the petition by a stockholder, service of a copy of the petition must be made upon the surviving corporation. The surviving corporation has no obligation to file a petition in the Delaware Court of Chancery in the event there are dissenting stockholders, and Samsara, which is expected to be the surviving corporation, has no present intent to file a petition in the Delaware Court of Chancery. Accordingly, the failure of a stockholder to file a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to dissenting stockholders who demanded appraisal of their shares, if any, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Delaware Court of Chancery may require the stockholders who have demanded appraisal for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder. If immediately before the merger the shares of the class or series of stock as to which appraisal rights are available were listed on a national securities exchange, the Delaware Court of Chancery will dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger for such total number of shares exceeds $1.0 million or (3) the merger was approved pursuant to Sections 253 or 267 of the DGCL.

After determination of the stockholders entitled to appraisal of their shares, the Delaware Court of Chancery will appraise the “fair value” of the shares owned by those stockholders. This value will be exclusive of any element of value arising from the accomplishment or expectation of the merger, but may include a fair rate of interest, if any, upon the amount determined to be the fair value. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each shareowner entitled to appraisal an amount in cash, in which case interest shall accrue thereafter only upon the sum of (1) the difference, if any, between the amount paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (2) interest theretofore accrued, unless paid at that time. When the value is determined, the Delaware Court of Chancery will direct the payment of the value, with interest thereon accrued during the pendency of the proceeding, if the Delaware Court of Chancery so determines, to the stockholders entitled to receive the same, upon surrender by the holders of the certificates representing those shares.

In determining fair value, and, if applicable, a fair rate of interest, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.”

Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that this exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Holders of shares of Samsara’s capital stock should be aware that the fair value of such holder’s shares as determined under Section 262 could be more than, the same as, or less than the value that such holder is entitled to receive under the terms of the Merger Agreement.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery as the Court deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. In the absence of such a determination of assessment, each party bears its own expenses. Any stockholder who had demanded appraisal rights will not, after the Effective Time, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the Effective Time; however, if no petition for appraisal is filed within 120 days after the Effective Time, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within 60 days after the Effective Time, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the merger consideration for shares of his or her Samsara capital stock pursuant to the Merger Agreement. Any withdrawal of a demand for appraisal made more than 60 days after the Effective Time may only be made with the written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the court.

Failure to follow the steps required by Section 262 for perfecting appraisal rights may result in the loss of appraisal rights. In view of the complexity of Section 262, stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

THE MERGER AGREEMENT

The following is a summary of the material terms of the Merger Agreement. A copy of the Merger Agreement is attached as Annex A to this prospectus/information statement and is incorporated by reference into this prospectus/information statement. The Merger Agreement has been attached to this prospectus/information statement to provide you with information regarding its terms. It is not intended to provide any other factual information about Darkstar or Samsara. The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. You should refer to the full text of the Merger Agreement for details of the merger and the terms and conditions of the Merger Agreement.

The Merger Agreement contains representations and warranties that Darkstar, on the one hand, and Samsara, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the Merger Agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect.

General

Under the Merger Agreement, at the Effective Time, Samsara will merge with and into Darkstar, and the current shareholders of Samsara will be issued new shares of the Company representing approximately 80% of the issued and outstanding shares of the Company’s common stock following the completion of the Merger with Darkstar, and the name of Darkstar will be changed to Samsara Luggage, Inc.

Merger Consideration

At the Effective Time, each share of common stock of Samsara, $0.0001 par value, will be converted into the right to receive approximately 458.124 shares of Darkstar’s common stock.  This exchange ratio is an estimate only as of the date hereof and the final exchange ratio will be determined so that the current shareholders of Samsara will be issued new shares of the Company representing approximately 80% of the issued and outstanding shares of the Company’s common stock following the completion of the Merger.

Immediately after the Merger, it is expected that Samsara’s existing stockholders will own approximately 80% of the outstanding capital stock of Darkstar, with Darkstar’s existing stockholders owning approximately 20% of the outstanding capital stock of Darkstar.

The Merger Agreement does not include a price-based termination right, and there will be no adjustment to the total number of shares of Darkstar’s common stock that Samsara’s stockholders will be entitled to receive for changes in the market price of Darkstar’s common stock. Accordingly, the market value of the shares of Darkstar’s common stock issued pursuant to the Merger will depend on the market value of the shares of Darkstar’s common stock at the time the Merger closes, and could vary significantly from the market value on the date of this prospectus/information statement.

No fractional shares of Darkstar’s common stock will be issuable to Samsara’s stockholders pursuant to the Merger. Instead, each fractional share will be rounded up to the nearest whole number.  From and after the Effective Time, until it is surrendered, each certificate that previously evidenced shares of Samsara common stock will be deemed to represent only the right to receive shares of Darkstar’s common stock.

Directors and Officers of Darkstar Following the Merger

Pursuant to the Merger Agreement, upon the consummation of the Merger, the current directors of Samsara will become the directors of Darkstar, and the current executive officers of Samsara will become the executive officers of Darkstar:

Name	Title
Atara Dzikowski	Director and Chief Executive Officer
David Dahan	Director and Chief Technology Officer

Conditions to the Completion of the Merger

Each party’s obligation to complete the Merger is subject to the satisfaction or waiver by each of the parties, at or prior to the Merger, of various conditions, which include the following:

●	A Registration Statement on Form S-4, of which this prospectus/information statement is a part, for the Darkstar shares to be issued to the stockholders of Samsara having been declared effective by the Securities and Exchange Commission;

●	the representations and warranties of the other party in the Merger Agreement must be true and correct in all material respects on the date of the Merger Agreement and on the closing date of the Merger with the same force and effect as if made on the date on which the Merger is to be completed or, if such representations and warranties address matters as of a particular date, then as of that particular date;

●	the other party to the Merger Agreement must have performed or complied with in all material respects all of such party’s agreements and covenants required to be performed or complied with by it under the Merger Agreement at or prior to the Effective Time; and

●	the other party must have delivered certain certificates and other documents required under the Merger Agreement for the closing of the Merger.

In addition, Samsara’s obligation to complete the Merger is subject to the satisfaction or waiver, at or prior to the Merger, of the following additional conditions:

●	The completion of all missing information, exhibits, and schedules to the Merger Agreement to the satisfaction of Samsara;

●	Darkstar will have amended its Articles of Incorporation to increase the number of authorized shares of common stock of Darkstar from 2,000,000,000 shares to 5,000,000,000 shares;

●	DarkStar will have completed the sale of DarkStar’s wholly-owned Israeli subsidiary, Bengio Urban Renewals Ltd. (“Bengio Urban”) to Bengio, through the sale of 100% of the issued and outstanding shares of Bengio Urban and all of DarkStar’s interest in Bengio Urban (including all debts and liabilities owed by DarkStar to Bengio Urban and the debts of Bengio Urban to DarkStar) to Bengio, (the “Spin-Off”);

●	DarkStar will have entered into subscription agreements with investors, pursuant to Regulation D and/or Regulation S under the Securities Act of 1933, as amended, and any and all applicable state securities laws, to raise $500,000 through the sale of shares of Darkstar’s Common Stock and warrants;

●	DarkStar will have paid or discharged DarkStar’s Liabilities and will have provided Samsara with satisfactory proof of such payments or discharges;

●	DarkStar shall be current with all of its filings of all forms and reports with the SEC;

●	No material adverse change will have occurred in the business, financial condition, prospects, assets or operations of DarkStar;and

●	No suit, action, investigation, inquiry or other proceeding by any authority or other person or entity will have been instituted or threatened which delays or questions the validity or legality of the transactions contemplated in the Merger Agreement.

Representations and Warranties

The Merger Agreement contains customary representations and warranties of Darkstar and Samsara for a transaction of this type relating to, among other things:

●	corporate organization and power, and similar corporate matters;

●	subsidiaries;

●	authority to enter into the Merger Agreement and the related agreements;

●	consents and approvals;

●	regulatory compliance;

●	capitalization;

●	financial statements, and with respect to Darkstar, documents filed with the SEC and the accuracy of information contained in those documents;

●	material changes or events;

●	liabilities;

●	title to assets;

●	intellectual property;

●	books and records;

●	legal proceedings and orders;

●	tax matters; and

●	transactions with affiliates.

Covenants; Conduct of Business Pending the Merger

Darkstar has agreed that, except as permitted by the Merger Agreement, as required by law, or unless Samsara shall have provided written consent, during the period commencing on the date of the Merger Agreement and continuing until the earlier to occur of the closing of the Merger and the termination of the Merger Agreement, Darkstar will conduct its business and operations in the ordinary course consistent with past practices and in compliance with all applicable laws, regulations and certain contracts, and to take other agreed-upon actions.

Darkstar has also agreed that, subject to certain limited exceptions, without the consent of Samsara, it will not, during the period commencing on the date of the Merger Agreement and continuing until the earlier to occur of the closing of the Merger and the termination of the Merger Agreement:

●	amend its articles of incorporation or bylaws;

●	issue, sell, deliver or pledge or authorize or propose the issuance, sale, delivery or pledge of shares of Common Stock or Preferred Stock of the Company;

●	incur, assume, suffer or become subject to, whether directly or by way of guarantee or otherwise, any additional liabilities other than in the ordinary and usual course of business consistent with past practices (this section shall not apply to Bengio Urban Renewal);

●	enter into other material agreements, commitments or contracts (this section shall not apply to Bengio Urban Renewal); or

●	agree in writing or otherwise to take any of the foregoing actions or any action which would make any representation or warranty in this Agreement untrue or incorrect in any material respect.

DARKSTAR BUSINESS

Darkstar, through its wholly-owned Israeli subsidiary, Bengio Urban Renewal Ltd. (“Bengio Urban”), is focused in the area of real estate development, particularly focusing on the urban renewal market in Israel.  Bengio Urban is involved in two kinds of urban renewal projects in Israel, Tama 38 and Pinui Binui.  “Tama 38” is an Israeli national zoning plan whereby a contractor assumes the responsibility of renovating an apartment building, and in exchange for covering all costs of renovations, securing building permits and paying requisite taxes, the contractor is granted the right to build additional floors to the existing building and sell the apartments built on these floors.   “Pinui Binui” projects are defined as development where the residents of apartments are temporarily evacuated so that the buildings may be demolished and rebuilt.  The tenants then return to new apartments in the newly finished and renovated building.  The contractor pays all costs for demolition, construction, relocating apartment owners and renting their temporary homes during construction.  In exchange, the contractor is granted the right to add new apartments in the building which are sold to generate profit.

Recent Developments

On June 5, 2019, Darkstar entered into a Securities Purchase Agreement (“SPA”) with YAII PN, Ltd. (the “Investor”), pursuant to which the Investor agreed to provide Darkstar with a convertible loan in the aggregate amount of $1,100,000 in three tranches, and Darkstar agreed to issue convertible debentures and a warrant to the Investor.   The first tranche of the loan in the amount of $200,000 was provided upon signature of the SPA. The second tranche in the amount of $300,000 will be provided upon Darkstar filing of a Registration Statement on Form S-4 in connection with the Merger with Samsara.  The third tranche in the amount of $600,000 will be provided upon consummation of the Merger with Samsara and the fulfillment of all conditions required for the Merger. The funds are expected to be used to finance Darkstar’s activities through its merger with Samsara and to finance Samsara’s working capital needs until the Merger.

Each tranche of the loan will bear interest at an annual rate of ten percent (10%) and will be repayable after two years.  Each tranche of the loan will be convertible after six months into shares of Darkstar’s common stock at a conversion price equal to $0.003 per share.

As part of the transaction, Darkstar issued to the Investor a warrant to purchase 91,666,666 shares of common stock, at an exercise price equal to $0.003.  The term of the warrant is five years from the issue date.  The warrant may be exercised by cash payment or through cashless exercise by the surrender of warrant shares having a value equal to the exercise price of the portion of the warrant being exercised.

The SPA and the convertible debentures contain events of default, including, among other things, failure to repay the loan amount by the maturity date, and bankruptcy and insolvency events, that could result in the acceleration of the Investor’s right to convert the loan amount into shares of common stock.

On September 26, 2019, Darkstar entered into share purchase agreements with five non-U.S. investors pursuant to which the investors undertook to invest an aggregate amount of $500,000 in Darkstar, and Darkstar undertook to issue to the investors shares of common stock at a price per share equal to $0.0024.  In addition, Darkstar undertook to issue to one of the investors additional shares of common stock valued at $50,000, at the $0.0024 price per share, as a finder’s fee for the transaction.  While the closing of this investment transaction has yet to occur due to technical reasons, the investors advanced the aggregate purchase price to Darkstar in May 2019.  The aggregate number of shares of common stock to be issued to the investors upon closing is 229,166,666.  As part of this transaction, Darkstar also granted the investors warrants to purchase an aggregate amount of 104,166,666 shares of common stock of Darkstar at an exercise price equal to US$0.0048 per share.  The warrants are exercisable during a period of one year from the date of grant.

Competition

Bengio Urban Renewal operates in a highly competitive market, as there are over one thousand construction companies focusing on Tama 38 and Pinui Binui that operate in the same space as Urban Renewal.

Intellectual Property

The Company does not own any intellectual property.

Government Regulations

Bengio Urban Renewal’s operations, specifically those involving Tama 38 and pinui binui, are subject to strict Israeli national zoning regulations, municipal zoning regulations, regulations regarding sufficient earthquake protections for buildings, as well as laws regulating construction.

Employees

Darkstar does not have any employees.  Bengio Urban Renewal has one employee.

Available Information

Darkstar was incorporated on May 8, 2007 in the State of Nevada.  Its principal executive office is located at 7 Eliezri St., Jerusalem Israel, and its telephone number is +972-73-259-2084.

Darkstar files electronically with the U.S. Securities and Exchange Commission, or SEC, its annual reports on Form 10-K, quarterly reports on Form 10-Q,current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934.

SAMSARA BUSINESS

Samsara was incorporated in 2017 in Delaware.  Samsara designs, manufacturers, and sells high quality luggage products to meet the evolving needs of frequent travelers.  The Company also seeks to present new technologies within the aluminum luggage industry, including an aluminum “smart” suitcase.

Samsara believes that aluminum is an untapped segment within the premium luggage market, with only few manufacturers currently in the industry. Samsara’s aluminum suitcase contains a 6061 aluminum alloy that combines titanium, magnesium and zinc to create a lightweight and durable natural material. The structure of the suitcase is designed to provide both convenience and ample storage space. The suitcase contains an ergonomic design with a flat top that can be used as a desk allowing the user to work on the go. The suitcase also contains a variety of storage options, including an opening log and a wheel design that creates additional packing space. The suitcase’s interior includes packing bags, toiletry bag, garment bag, and gym bag, all illuminated by an interior LED light. The suitcase comes in two colors, black and gray.

Furthermore, the suitcase contains an anodized coating, which is an electrolytic process that increases the natural oxide layer of the suitcase. The coated surface provides extra protection and a long-lasting appearance. It provides strength without adding weight and protects the suitcase from scratches, corrosion and weather damage.  The anodized coating also gives the suitcase its color.

The “smart” components of the suitcase include a LED light control inside the suitcase, and an alert system that informs the owner of the suitcase’s location if the suitcase is opened.  Samsara’s proprietary mobile application connects to sensors in the suitcase for 24/7 connectivity. The suitcase’s battery status and LED interior light can be remotely monitored via the mobile application.  The suitcase also contains a battery and charging port for charging laptops and mobile phones, that is USB-C compatible.

Recent Developments

Convertible Loan Transaction

On March 24, 2019, Samsara entered into a convertible loan agreement with Moshe Zuk, pursuant to which Mr. Zuck provided Samsara with a loan in the amount of $50,000, for a term of twelve months, bearing interest at an annual rate of 12%.  At any time until repayment of the principal and interest, Mr. Zuk is entitled, in his discretion, to convert the outstanding principal and interest into shares of the company into which Samsara will be merging (the “Surviving Company”) as follows:  (a) at a 20% discount off of the valuation of the Surviving Company as determined at the first financing round of the Surviving Company; or (b) at a company valuation equal to $1 million dollars.

Research and Development

Samsara performs research and development in the fields of materials, design, and technology to develop new features and functionality, such as Wi-Fi hotspots, SIM cards, GPS, Bluetooth, RFID, built-in batteries, digital scaling, tracking systems, and automated locking.

Samsara’s R&D team is also exploring ways to add new Internet of Things (IoT) components to its existing smart luggage product such as a Samsara online community platform and integration with airline and airport systems.  Additionally, Samsara’s R&D team is exploring new composite materials to use in Samsara’s luggage products.

Samsara works with 3 designers on an ongoing basis, and with NOA Labs Ltd., a Hong Kong company.  Samsara’s R&D activities are overseen by David Dahan.

Manufacturing

Samsara utilizes two manufacturers in China to manufacture its smart luggage products, GDF / Ming Hing Industries Development Ltd., which manufactures the suitcase, and ABO Electronics (Shen Zhen) Co., Ltd., which manufactures the smart unit.  In addition, Samsara utilizes to contractors to provide order fulfilment services, FBA Sourcing China (DAPIGOO CO LTD), located in China, and Preferred Depot, located in the United States.

Marketing and Sales

Samsara has recently begun selling its smart luggage products direct-to-consumer (D2C) via its own website.    In addition, Samsara has entered into an agreement with T.C.M. International Trade Ltd. pursuant to which T.C.M. is responsible for having Samsara’s products available for purchase on leading e-commerce websites.  Currently, Samsara’s products are available for purchase on Amazon.com.  T.C.M. has agreed to pay Samsara a fixed fee for each unit of product sold via an online platform, which price is linked to volume of sales.

Samsara has entered into a licensing agreement with MI VI, a brand by kiWW® founded by Kathy Ireland and Tommy Meharey to introduce an exclusive collection of smart luggage products under the Kathy Ireland brand. Kathy Ireland will serve as a member of Samsara’s Advisory Board and the partnership will include various marketing and public relations activities including online promotions, digital and social media campaigns, and televised initiatives to support the joint brand’s exposure on both a national and global level.

Competition

Samsara’s primary competitors offering aluminum suitcases in the carry-on luggage market include Away, Rimowa, Samsonite (Tumi), and Zero Halliburton.

Competitor	Product	Price	Features

Away	Aleon 21” Carry-On Aluminum Hardside Luggage	$549

●     Dimensions: 20.9 x 15.7 x 9.0 inches, Weight: 10.6 lbs, Volume: 2098 cubic inches

●     Lightweight and extremely durable Aircraft Grade Aluminum Frame and Body with two TSA-Approved Resettable Combination Locks

●     Interior Compression Packing System will keep items from shifting to the bottom, and prevent wrinkles

●     A telescoping handle, 360-degree spinner wheels, double reinforced square corners for extra space, a fitted rubber seal makes the case water-resistant and airtight; piano hinges extend the length of the case for added durability

●     10-year Worry Free Warranty

Rimowa	Rimowa Topas IATA Carry- On Luggage 21” Inch Multi-wheel 32L TSA Lock Spinner Suitcase Silver	$799

●     Dimensions: 21.7”x7.9”x15.7”inch

●     4 wheel spinners for smooth-rolling mobility in any direction

●     The height-adjustable Flex-Divider system on the interior can also be set to accomodate the exact volume of your luggage and keeps your belongings in the greatest possible order

●     Integrated in the case, the innovative TSA lock that can be opened without damage during security checks

Zero Halliburton	Zero Halliburton Geo Aluminum 3.0 International Carry-On (Silver)	$850

●     Dimensions: 15x8x21”

●     Made in USA from imported Materials. Utilizes premium anodized aluminum that is as strong as steel but only one-fourth the weight. Innovative and unique double-rib design provides additional strength and durability as well as optimum protection of its contents. The intuitive 3-stage dual-button handle system allows for quicker release for both left and right-handed travelers.

●     Designed to securely close using two TSA accepted combination locks that are integrated into the draw-bolt latches. Seals airtight with the addition of a neoprene gasket seal around the opening’s perimeter.

●     The spinner wheels provide convenient and controlled ‘by-your-side’ mobility for easy traveling. Our superior piano hinge is used to keep the shells of each case in alignment and adds additional strength and integrity to the seal.

●     The interior is divided into two compartments with flat panels in place to hold clothes securely and discreetly. Our signature lining is stain-resistant and non-abrasive to clothes.

●     Our newly introduced ZH Global Tracking allows your case to be tracked anywhere in the world, providing additional peace of mind for your travel.

Samsonite	Samsonite LITE-BOX ALU SPINNER (4 WHEELS) 55CM	$667

●     Dimensions: 55 x 40 x 23 cm (including handles, wheels, bottom glides, side pockets and other external parts)

●     Volume: 40 L

●     Weight: 4.7 kg

●     Warranty: Limited 10 year global warranty

●     Model: Spinner (4 wheels)

●     Colour: Aluminium

●     Material: 100% High-end anodized aluminium

Intellectual Property

Samsara owns a design patent on its carry-on luggage product, issued in Israel (60249) on April 6, 2017, in the United States (136531) on October 3, 2017, in Europe (004385086-0001) on October 10,2017, and in China (315400) on October 29, 2017.  Samsara also owns registered trademarks on the “Samsara” and “Samsara Luggage” trade names.

Government Regulations

Several aspects of Samsara’s smart luggage products, including its battery, locks and LED lights, are subject to the requirements of federal law relating to aviation and homeland security, as well as international regulation of electronic devices. Part 15 of the FCC Rules requires operation of electronic equipment not to cause harmful interference and to accept any interference received, including interference that may cause undesired operation. The Transportation Security Administration (TSA) recommends that only TSA approved locks be used on luggage, to avoid risk of TSA agents breaking the lock for inspection. The European Union requires all electronic devices to comply with the Restriction of Hazardous Substances (ROHS) regulations which restricts the use of specific hazardous materials found in electrical and electronic products. BS EN 62471 gives universal best-practice recommendations for the photobiological safety of electric lamps and lighting systems, including LED lights. This standard specifies exposure limits, measurement techniques and classification systems to control photobiological and light hazards. The EU radio equipment directive establishes a regulatory framework for placing radio equipment on the market, setting requirements for safety and health, electromagnetic compatibility, and the efficient use of the radio spectrum.  Additionally, smart luggage products are subject to airline regulations applicable to manufacturing materials, size and weight.

Samsara believes that it is in substantial compliance with the laws and regulations which regulate its business, as detailed below:

Air Travel Regulations

The Samsara Luggage Carry-on case complies with all airline regulations applicable to manufacturing materials, size and weight.  Additionally, it incorporates all the electronic parts into one removeable unit, leaving an option for the suitcase to be completely electronic free, if needed, in compliance with the airline regulations of January 2018, requesting passengers to remove batteries from checked-in smart luggage.

Samsara carry-on locks, bearing the Travel Sentry logo, meet TSA recommendations for accepted locks which can be opened by the TSA without being broken.

Electronic Equipment

On March 12, 2018, Samsara received a Grant of Equipment Authorization Certification Issued Under the Authority of the Federal Communications Commission stating that the Samsara smart unit is in compliance with the FCC part 15c (Regulating the interference of electronic equipment during operation).

On April 17, 2018, Samsara received a Certificate of Compliance with the European Union RoHS regulations (regulating and restricting the use of certain hazardous substances in electrical and electronic equipment).

On January 25, 2018, Samsara received an Attestation of Global Compliance with regulation EN 62471 (regulation of the photo biological safety of lamps and lamp systems).

On February 27, 2018, Samsara received the EU-RED (Radio Equipment Directive) Certificate of Conformity (regulating radio equipment, electromagnetic compatibility, and the efficient use of the radio spectrum.)

Employees

Samsara does not have any employees.  All of its business activities are performed by independent contractors and third-party service providers.

DARKSTAR MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with Darkstar’s financial statements and related notes included elsewhere in this proxy statement/prospectus/information statement. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties. Darkstar’s actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of several factors, including those set forth under Part I, Item 1A “Risk Factors” and elsewhere in this prospectus/information statement.

Darkstar has determined to focus its energies, via its wholly-owned Israeli subsidiary, Bengio Urban Renewal Ltd, in the area of real estate development, particularly focusing on the urban renewal market in Israel.

Results of Operations

For the nine months period ended April 30, 2019 and the years ended July 31, 2018 and July 31, 2017

Revenues

The Company did not generate any revenues during the nine months period ended April 30, 2019 nor during the years ended July 31, 2018 and July 31, 2017

Total operating expenses

During the nine months period ended April 30, 2019 and the year ended July 31, 2018, total operating expenses were $182,705 and $222,756, respectively, which consisted of professional fees, general and administrative expenses and expenses relating to the new business operations in relation to Tama 38.  During the year ended July 31, 2017, total operating expenses were $310,955, which consisted of professional fees, general and administrative expenses and expenses relating to new business operations.

Net loss

During the nine months period ended April 30, 2019, and the years ended July 31, 2018 and 2017, the Company had a net loss of $331,573, $378,263 and $369,672, respectively.

Liquidity and Capital Resources

As of April 30, 2019, the Company did not have a cash balance.

The Company believes that its current cash is insufficient to fund its expenses over the next twelve months. There can be no assurance that additional capital will be available to the Company. Except for the investment agreement with YAII PN, Ltd., described in the section entitled “Darkstar Business” above, the Company currently has no agreements, arrangements or understandings with any person to obtain funds through bank loans, lines of credit or any other sources. Since the Company has no arrangements or plans currently in effect to fund its activities over the next twelve months, its inability to raise funds will have a severe negative impact on its ability to remain a viable company.

Going Concern Consideration

The Company had no revenues and incurred a net loss of $331,573 for nine months period ended April 30, 2019, a net loss of $378,263 for the year ended July 31, 2018, and a net loss of $369,672 for the year ended July 31, 2017. These factors raise substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent on our ability to raise additional capital. Our financial statements do not include any adjustments that may be necessary if we are unable to continue as a going concern.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Critical Accounting Policies and Estimates

For revenue from product sales, the Company will recognize revenue in accordance with Staff Accounting Bulletin No. 104, “Revenue Recognition” (SAB No. 104), which superseded Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements” (SAB No. 101). SAB No. 104 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectability is reasonably assured. Determination of criteria (3) and (4) are based on management’s judgment regarding the fixed nature of the selling prices of the products delivered and the collectability of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowance, and other adjustments will be provided for in the same period the related sales are recorded.

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reported period. Actual results could differ from those estimates

SAMSARA MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of Samsara’s financial condition and results of operations together with Samsara’s financial statements and related notes appearing in this prospectus/information statement. Some of the information contained in this discussion and analysis is set forth elsewhere in this prospectus, including information with respect to Samsara’s plans and strategy for Samsara’s business and related financing, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the “Risk factors” section of this prospectus/information statement, Samsara’s actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Results of Operations

For the years ended December 31, 2018 and December 31, 2017

Revenues

The Company did not generate significant revenues during the year ended December 31, 2018 or the year ended December 31, 2017

Total operating expenses

During the years ended December 31, 2018 and 2017, total operating expenses were $1,469,115, and $489,285, respectively, which consisted of research and development expenses, sales and marketing expenses, and general and administrative expenses.

Net loss

During the years ended December 31, 2018 and 2017, the Company had a net loss of $1,604,461 and $490,351, respectively.

Liquidity and Capital Resources

As of December 31, 2018, the Company had a cash balance in the amount of $128,570.

Samsara believes that its current cash is insufficient to fund its expenses over the next twelve months. There can be no assurance that additional capital will be available to Samsara.  Samsara currently has no agreements, arrangements or understandings with any person to obtain funds through bank loans, lines of credit or any other sources. Since Samsara has no such arrangements or plans currently in effect, its inability to raise funds for the above purposes will have a severe negative impact on its ability to remain a viable company.

Going Concern Consideration

Samsara had no significant revenues and incurred a net loss of $1,604,461 and of $490,351 for the years ended December 31, 2018 and 2017, respectively.  These factors raise substantial doubt about Samsara’s ability to continue as a going concern.  Samsara’s ability to continue as a going concern is dependent on Samsara’s ability to raise additional capital.  Samsara’s financial statements do not include any adjustments that may be necessary if Samsara is unable to continue as a going concern.

Off-Balance Sheet Arrangements

Samsara has no off-balance sheet arrangements.

Critical Accounting Policies and Estimates

For revenue from product sales, Samsara will recognize revenue in accordance with Staff Accounting Bulletin No. 104, “Revenue Recognition” (SAB No. 104), which superseded Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements” (SAB No. 101). SAB No. 104 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectability is reasonably assured. Determination of criteria (3) and (4) are based on management’s judgment regarding the fixed nature of the selling prices of the products delivered and the collectability of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowance, and other adjustments will be provided for in the same period the related sales are recorded.

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reported period. Actual results could differ from those estimates.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISKS

Darkstar is a smaller reporting company, as defined by Rule 12b-2 of the Securities Exchange Act of 1934, as amended, and is not required to provide the information required under this item.

MANAGEMENT PRIOR TO AND FOLLOWING THE MERGER

Executive Officers and Directors of Darkstar Prior to the Merger

Avraham Bengio

Avraham Bengio has served as the CEO, CFO, and sole Director of Darkstar since May 14, 2015.  From 1995 to date, Mr. Bengio has also served as the CEO of Ysva Makor Chaim Investments Ltd., an Israeli company in the business of real estate investments and development.  Mr. Bengio studied engineering at the Jerusalem College of Technology in Jerusalem, Israel.

Executive Officers and Directors Following the Merger

Following the Merger, the management team of Darkstar is expected to be composed of the current management team of Samsara. The following table lists the names, ages and positions of the individuals who are expected to serve as executive officers and directors Darkstar upon completion of the Merger:

Name	Age	Position(s)
Atara Dzikowski	46	Chief Executive Officer and Director
David Dahan	47	Chief Technical Officer and Director

Atara Dzikowski

Atara Dzikowski has been serving as Director and CEO of Samsara since the inception of the company in 2017. She has served as Chairperson and CEO of Design Boxes Ltd. from 2013 to date. From 2009 to 2013, Ms. Dzikowski was Director of Development and Public Affairs of Shenkar College of Engineering, Design and Art. She holds a Master’s in Public Administration from Clark University and a BA degree in Communication and Management from The College of Management in Tel Aviv.  Following the Merger, Atara will be employed full time by Darkstar as its Chief Executive Officer.

David Dahan

David Dahan has been serving as Director and CTO of Samsara since the inception of the company in 2017.  From 2015 to date, Mr. Dahan is also employed at Nova-Sight Ltd., a medical device company developing products for diagnostics and therapy in the field of ophthalmology, as its Software Department Manager.  In 2009, Mr. Dahan co-founded Serve Africa Ltd., a holding company that provides Satellite IP connectivity communication services throughout the continent of Africa, and from 2013 to date has served as its [position].   In 2008, Mr. Dahan founded Viramedics Ltd., a Bio-Tech firm dealing with Skin Cancer detection, working with leading medical institutes worldwide towards clinical studies and implementation, and served as its CTO through 2009.  He also serves as a consultant to companies, mainly in the software algorithm field.   Mr. Dahan holds a B.sc degree in Physics and Computer Science from Ben Gurion University.  Following the Merger, David will bd employed part-time by Darkstar as its Chief Technical Officer.

Committees of the Board of Directors

Darkstar does not presently have and following the Merger will not have a separately constituted audit committee, compensation committee, nominating committee, executive committee or any other committee of the Board of Directors. As such, the entire Board of Directors acts as Darkstar’s audit committee.

Audit Committee Financial Expert

Darkstar does not presently have and following the Merger will not have any member who qualifies as an audit committee financial expert.  Darkstar believes that the cost of retaining such a financial expert at this time is prohibitive. Further, because the combined company is still in an early development stage, Darkstar believes the services of an audit committee financial expert are not necessary at this time.

Involvement in Legal Proceedings

None of Samsara’s Directors or officers has appeared as a party during the past ten years in any legal proceedings that may bear on his ability or integrity to serve as a Director or officer of the combined company.

Board Leadership Structure

Following the Merger, the principal executive officer and Board chairman positions will be combined in the surviving company.  Darkstar believes that this Board leadership structure is the most appropriate for the combined company.  The combined company is still in an early stage where it would be more efficient to have the leadership of the Board in the same hands as the principal executive officer of the company.  The challenges faced by the combined company at this stage, including obtaining financing and implementing a commercialization plan, are most efficiently dealt with by having one person intimately familiar with both the operational aspects as well as the strategic aspects of the combined company’s business.

Code of Ethics

Darkstar does not currently have a Code of Ethics applicable to its principal executive, financial and accounting officers; provided, however, following the completion of the Merger, Darkstar plans to implement such a code by the end of 2019.

Potential Conflict of Interest

Since Darkstar does not have an audit or compensation committee comprised of independent Directors, the functions that would have been performed by such committees are performed by the Board of Directors. Thus, following the completion of the Merger, there is a potential conflict of interest in that Darkstar’s Directors have the authority to determine issues concerning management compensation, in essence their own, and audit issues that may affect management decisions.

Board’s Role in Risk Oversight

The Board assesses on an ongoing basis the risks faced by the Company.  These risks include financial, technological, competitive, and operational risks.  The Board dedicates time at each of its meetings to review and consider the relevant risks faced by the Company at that time.  In addition, since the Company does not have an Audit Committee, the Board is also responsible for the assessment and oversight of the Company’s financial risk exposures.

EXECUTIVE COMPENSATION OF THE COMBINED COMPANY OFFICERS AND DIRECTORS

Darkstar has no employment agreements with its executive officers or employees and has not paid any compensation to its CEO, Avraham Bengio.

After completion of the Merger, Darkstar will provide its executive officers with the following compensation:

Officer	Position	Annual Salary
Atara Dzikowski	CEO	$100,000
David Dahan	CTO (Part Time)	--

Option/SAR Grants

Darkstar does not currently have a stock option plan.  No individual grants of stock options, whether or not in tandem with stock appreciation rights known as SARs or freestanding SARs have been made to any executive officer or any Director since inception; accordingly, no stock options have been granted or exercised by any of the officers or Directors since Darkstar was founded.

Long-Term Incentive Plans and Awards

Darkstar does not have any long-term incentive plans that provide compensation intended to serve as incentive for performance. No individual grants or agreements regarding future payouts under non-stock price-based plans have been made to any executive officer or any Director or any employee or consultant since Darkstar’s inception; accordingly, no future payouts under non-stock price-based plans or agreements have been granted or entered into or exercised by any of the officers or Directors or employees or consultants since Darkstar was founded.

Compensation of Directors

There are no arrangements pursuant to which Directors are or will be compensated in the future for any services provided as a Director.

Employment Contracts, Termination of Employment, Change-in-Control Arrangements

Darkstar currently does not have any employment or other contracts or arrangements with its officers or Directors. There are no compensation plans or arrangements, including payments to be made by Darkstar, with respect to its officers, Directors or consultants that would result from the resignation, retirement or any other termination of such Directors, officers or consultants from Darkstar. There are no arrangements for Directors, officers, employees or consultants that would result from a change-in-control.

Summary Compensation Table

The following table sets forth certain summary information for the year indicated with respect to the compensation earned by Samsara’s named executive officers during 2018.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Atara Dzikowski Chief Executive Officer	2018	100,000					$100,000
David Dahan Chief Technical Officer	2018	0					0

RELATED PARTY TRANSACTIONS OF DIRECTORS AND EXECUTIVE OFFICERS OF THE COMBINED ORGANIZATION

Described below are any transactions occurring since January 1, 2017 and any currently proposed transactions to which either Darkstar or Samsara was a party and in which a director, executive officer, holder of more than 5% of the outstanding capital stock of Darkstar or Samsara, or any member of such person’s immediate family had or will have a direct or indirect material interest:

Bengio Urban Spin-Off Transaction

Pursuant to the Merger Agreement, a condition precedent to the consummation of the Merger is for DarkStar to have completed the sale of DarkStar’s wholly-owned Israeli subsidiary, Bengio Urban Renewals Ltd (“Bengio Urban”) to Avraham Bengio, the CEO and principal shareholder of Darkstar, through the sale of 100% of the issued and outstanding shares of Bengio Urban and all of DarkStar’s interest in Bengio Urban (including all debts and liabilities owed by DarkStar to Bengio Urban and the debts of Bengio Urban to DarkStar) to Bengio, (the “Spin-Off”).  DarkStar will sell 100% of its interests of Bengio Urban to Avraham Bengio in exchange for all debts, liabilities and obligations of Bengio Urban being assigned to and assumed by Avraham Bengio, and with no other consideration being paid.

Director Independence

Darkstar is not subject to listing requirements of any national securities exchange or national securities association and, as a result, Darkstar is not at this time required to have a board comprised of a majority of “independent Directors.”  Darkstar does not believe that any of the directors of the combined company meet the definition of “independent” as promulgated by the rules and regulations of NASDAQ.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting under U.S. GAAP.  For accounting purposes, Samsara is considered to be acquiring Darkstar and the Merger is expected to be accounted for as an asset acquisition. Samsara is considered the accounting acquirer even though Darkstar will be the issuer of the common stock in the Merger and the surviving company.

The unaudited pro forma combined balance sheet data assume that the Merger took place on December 31, 2018, and combines the historical balance sheets of Darkstar and Samsara as of such date. The unaudited pro forma condensed combined statement of operations data assume that the Merger took place as of January 1, 2018, and combines the historical results of Darkstar and Samsara for the year ended December 31, 2018. The unaudited pro forma condensed combined financial information was prepared in accordance with U.S. GAAP and pursuant to the rules and regulations of Article 11 of SEC Regulation S-X. The historical financial statements of Darkstar and Samsara have been adjusted to give pro forma effect to events that are (i) directly attributable to the transaction, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statement of operations, expected to have a continuing impact on the combined company’s results.

The unaudited pro forma condensed combined financial information is based on the assumptions and adjustments that are described in the accompanying notes.

The unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the integration of the two companies. The unaudited pro forma condensed combined financial information is preliminary and has been prepared for illustrative purposes only and is not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had Darkstar and Samsara been a combined company during the specified periods. The actual results reported in periods following the Merger may differ significantly from those reflected in the unaudited pro forma condensed combined financial information presented herein for a number of reasons, including, but not limited to, differences in the assumptions used to prepare this pro forma financial information.

The unaudited pro forma condensed combined financial information, including the notes thereto, should be read in conjunction with the separate historical financial statements of Darkstar and Samsara, and their respective management’s discussion and analysis of financial condition and results of operations included elsewhere in this prospectus/information statement.  Darkstar’ historical audited financial statements for the nine months ended April 30, 2019, and for the years ended July 31, 2018 and July 31 2017 are derived from Darkstar’s financial statements attached hereto.

Accounting rules require evaluation of certain assumptions, estimates, or determination of financial statement classifications which are completed during the measurement period as defined in current accounting standards. The accounting policies of Darkstar may materially vary from those of Samsara. During preparation of the unaudited pro forma condensed combined financial information, management has performed a preliminary analysis and is not aware of any material differences, and accordingly, this unaudited pro forma condensed combined financial information assumes no material differences in accounting policies. Following the acquisition, management will conduct a final review of Darkstar’s accounting policies in order to determine if differences in accounting policies require adjustment or reclassification of Darkstar’s results of operations or reclassification of assets or liabilities to conform to Samsara’ accounting policies and classifications. As a result of this review, management may identify differences that, when conformed, could have a material impact on these unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Balance Sheet

December 31, 2018

(in U.S. dollars

	Darkstar(*)	Samsara	Pro Forma Adjustments	Notes	Pro Forma Combined
Assets
Current assets	-
Cash, cash equivalents	$-	$128,570	$-		$128,570
Inventory	-	182,730	-		182,730
Other current assets	1,614	57,790	(1,614)	2a	57,790

Total current assets	1,614	369,090	(1,614)		369,090
Property and equipment, net	3,328	-	(3,328)	2a	-
Land development cos	50,671	-	(50,671)	2a	-

Total assets	$55,613	$369,090	$(55,613)		$369,090

Liabilitiesand stockholders’ deficit
Current liabilities
Short term loan and bank credit	$62,867	$56,363	$(62,867)	2a	$56,363
Accounts payable	31,207	-	(31,207)	2a	-
Other accounts liabilities	29,532	101,700	(29,532)	2a	101,700
Deferred revenues	-	460,368			460,368
Related party	161,567	--	(161,567)	2a	-

Total current liabilities	285,173	618,431	(285,173)		618,431
Long term loan	844,177	40,000	(844,177)	2a	40,000
Stockholders’ deficit	(1,073,737)	(289,341)	1,073,737		(289,341)

Total liabilities and stockholders’ deficit	$55,613	$369,090	$55,613		$369,090

(*)	As of April 30, 2019

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2018

(in U.S. dollars)

	Darkstar	Samsara	Pro Forma Adjustments	Notes	Pro Forma Combined
Revenues from sales of products	-	6,610	-		6,610
Cost of sales	-	(2,295)	-		(2,295)
Gross profit	-	4,315	-		4,315
Operating expenses:
Research and development	-	(136,253)	-		(136,253)
Selling and marketing	-	(171,115)			(171,115)
General and administrative	(182,705)	(1,161,747)	181,066	2a	(1,163,386)

Total operating expenses	(182,705)	(1,469,115)	181,066		(1,470,754)

Loss from operations	(182,705)	(1,464,800)	181,066		(1,466,439)
Interest expenses, net	(148,868)	(139,661)	130,926		(157,603)

Net loss	$(331,573)	(1,604,461)	130,926		(1,624,042)

Net loss per share, basic and diluted	$(0.00)				(0.00)

Weighted-average shares of common stock outstanding, basic and diluted	647,345,000		2,589,380,000		3,236,725,000

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Description of Transaction and Basis of Presentation

Description of Transaction

Darkstar and Samsara have entered into an Agreement and Plan of Merger pursuant to which, Samsara will merge with and into Darkstar, and the current shareholders of Samsara will be issued new shares of Darkstar representing approximately 80% of the issued and outstanding shares of Darkstar’s common stock following the completion of the merger with Darkstar.

1. Basis of Presentation

In accordance with Article 11-02 of Regulation S-X, the objective of the pro forma financial information is to provide investors with information about the continuing impact of a particular transaction by illustrating how the Acquisition might have affected Darkstar ventures Inc.’s historical financial statements if the transaction had been consummated at an earlier time.

The unaudited pro forma condensed Combined balance sheet as of December 31, 2018 is presented as if the Acquisition had occurred on December 31, 2018. The unaudited pro forma condensed Combined statements of operations for the year ended December 31, 2018 are presented as if the Acquisition had occurred on January 1, 2018.

The unaudited pro forma condensed Combined financial information does not purport to be indicative of the financial position and results of operations that Darkstar Ventures Inc. will obtain in the future, or that Darkstar Ventures Inc. would have obtained if the Acquisition had been consummated as of the dates indicated above. The pro forma adjustments are based upon currently available information and upon certain assumptions that Darkstar Ventures Inc. believes are reasonable. The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements of Darkstar Ventures Inc.

2. Pro Forma Adjustments

The unaudited pro forma combined financial statements include pro forma adjustments that are (i) directly attributable to the Acquisition, (ii) factually supportable, and (iii) with respect to the unaudited pro forma combined statements of operations, expected to have a continuing impact on the results of operations of the combined company.

The pro forma adjustments, based on preliminary estimates that may change significantly as additional information is obtained, are as follows:

a.	On January, 2018, DarkStar completed the sale of DarkStar’s wholly-owned Israeli subsidiary, Bengio Urban Renewals Ltd (“Bengio Urban”) to Avraham Bengio, the CEO and principal shareholder of Darkstar, through the sale of 100% of the issued and outstanding shares of Bengio Urban and all of DarkStar’s interest in Bengio Urban (including all debts and liabilities owed by DarkStar to Bengio Urban and the debts of Bengio Urban to DarkStar) to Bengio, (the “Spin-Off”). DarkStar will sell 100% of its interests of Bengio Urban to Avraham Bengio in exchange for all debts, liabilities and obligations of Bengio Urban being assigned to and assumed by Avraham Bengio, and with no other consideration being paid.

b.	We did not adjust the proforma with estimated transaction costs of approximately $200,000.

DESCRIPTION OF DARKSTAR’S CAPITAL STOCK

The following description of Darkstar’s capital stock is not complete and may not contain all the information you should consider before investing in Darkstar’s capital stock.  This description is summarized from, and qualified in its entirety by reference to, Darkstar’s articles of incorporation, which have been publicly filed with the SEC.  See “Where You Can Find More Information.”

General

As of the date of this prospectus/information statement, Darkstar’s authorized capital stock consists of 2,000,000,000 shares of common stock, $0.0001 par value per share, and 5,000,000 shares of preferred stock, $0.0001 par value per share.  As of July 31, 2019, there were 647,345,000 shares of Darkstar common stock outstanding and no shares of preferred stock outstanding.

The following summary description of our capital stock is based on the provisions of Darkstar’s articles of incorporation and bylaws, and the applicable provisions of the Nevada Revised Statutes.  This information may not be complete in all respects and is qualified entirely by reference to the provisions of Darkstar’s articles of incorporation and bylaws, and the Nevada Revised Statutes.  For information on how to obtain copies of Darkstar’s articles of incorporation and bylaws, which are exhibits to the registration statement of which this prospectus/information statement is a part, see the section entitled “Where You Can Find More Information.”

Common Stock

The holders of Darkstar common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The holders of Darkstar common stock do not have cumulative voting rights in the election of directors. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably such dividends as may be declared by the Darkstar board of directors out of legally available funds. Upon liquidation, dissolution or winding up, holders of Darkstar common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to Darkstar common stock.

The rights of the holders of Darkstar common stock are subject to, and may be adversely affected by, the rights of holders of shares of any preferred stock that Darkstar may designate and issue in the future.  The Board of Directors has the authority to establish one or more series of Preferred Stock and fix relative rights and preferences of any series of Preferred Stock, without any further action or approval of our stockholders.

Transfer Agent and Registrar

The transfer agent and registrar for Darkstar common stock is Worldwide Stock Transfer, LLC.  Its address is One University Plaza, Hackensack, NJ 07601.

COMPARISON OF RIGHTS OF HOLDERS OF DARKSTAR STOCK AND SAMSARA STOCK

Upon consummation of the Merger, the holders of shares of Samsara common stock will be issued shares of Darkstar common stock.  Consequently, the current Samsara stockholders, whose rights as stockholders are currently governed by the Delaware General Corporation Law (the “DGCL”) and Samsara’s certificate of incorporation and bylaws, will become stockholders of Darkstar, whose rights will be governed by the Nevada Revised Statutes (the “NRS”) and Darkstar’s articles of incorporation and bylaws.

The following table summarizes some of the more significant differences between the Samsara’s certificate of incorporation and bylaws, on the one hand, and the articles of incorporation and bylaws of the Surviving Corporation, on the other.  The following table and discussion are a summary, and they do not provide a complete description of the differences that may affect you.  This summary is qualified in its entirety by reference to Samsara’s certificate of incorporation and bylaws, on the one hand, and the articles of incorporation and bylaws of the Surviving Corporation, on the other.

Provision	Delaware - Samsara	Nevada - Darkstar

Limitation of Liability (Charter)	To the fullest extent permitted by the DGCL, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Note that, under the DGCL, exculpation is not available for breaches of duty of loyalty.	The personal liability of the directors of the Corporation is eliminated to the fullest extent permitted by the NRS. Note that, under the NRS, this provision does not exclude exculpation for breaches of duty of loyalty.

Special Meeting of Stockholders (Bylaws)	A special meeting may be called by the Board, the chairperson of the Board, the CEO, or the president. but may not be called by anyone else.	A special meeting may be called by the Board of Directors, or by the President, or by the holders of a majority of the outstanding shares of capital stock of the Corporation.

Validity of Proxies (Bylaws)	No proxy authorized by a stockholder shall be valid after three years from the date of its execution unless the proxy provides for a longer period.	No corresponding provision. NRS states that proxies are valid for 6 months from the date of creation unless the proxy provides for a longer period of up to 7 years

Director Compensation (Bylaws)	The Board shall have the authority to fix the compensation of directors.	Directors, as such, shall not receive any stated salary for their services, but, by resolution of the Board, a fixed sum and expenses of attendance, if any, may be allowed for the attendance at each regular or special meeting of the Board

Removal of Directors (Bylaws)	A director may be removed from office only for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon. A director may also be removed for gross negligence, violation of local, state or federal laws, gross misconduct, or failure to meet the fiduciary obligations of directors at any time by a majority of the vote of the Board	At any meeting of stockholders of the Corporation called for that purpose, the holders of a majority of the shares of capital stock of the Corporation entitled to vote at such meeting may remove from office any or all of the Directors, with or without cause

Number of Directors (Bylaws)	No limit	Up to 9 Directors

Fiscal Year (Bylaws)	The fiscal year shall be fixed by resolution of the Board	The fiscal year of the corporation shall end on July 31.

Amendments to Charter (Charter)	Certain provisions of the COI may be amended only by the affirmative vote of holders of at least two-thirds of the voting power of the capital stock.	Amendments may be made to the Articles of Incorporation by the holders of a majority of the outstanding shares of capital stock of the Corporation.

Amendments to Bylaws (Charter and Bylaws)	The Board is expressly empowered to adopt, amend, modify or repeal the Bylaws of the Corporation. Stockholders may amend the Bylaws by the affirmative vote of the holders of 2/3 of the voting power.	By the holders of a majority of the outstanding shares of capital stock of the Corporation.

Comparative Rights of Stockholders under Delaware and Nevada Law

The statutory corporate laws of the State of Nevada, as governed by the NRS, are similar in many respects to those of Delaware, as governed by the DGCL.  However, there are certain differences that may affect the rights of Samsara stockholders once they become stockholders in the surviving company.  The following are summaries of material differences between the current rights of stockholders of Samsara under Delaware law and the rights of these stockholders in the surviving corporation under Nevada law following the consummation of the Merger.

The following discussion is a brief summary.  It does not provide a complete description of the differences that may affect you.  This summary is qualified in its entirety by reference to the NRS and DGCL, as well as the existing articles of incorporation and bylaws of Darkstar which will govern the surviving company following the consummation of the Merger.

Increasing or Decreasing Authorized Capital Stock.  The NRS allows the board of directors of a corporation, unless restricted by the articles of incorporation, to increase or decrease the number of authorized shares in a class or series of the corporation’s shares and correspondingly effect a forward or reverse split of any class or series of the corporation’s shares (and change the par value thereof) without a vote of the stockholders, so long as the action taken does not adversely change or alter any right or preference of the stockholders and does not include any provision or provisions pursuant to which only money will be paid or scrip issued to stockholders who hold 10% or more of the outstanding shares of the affected class and series, and who would otherwise be entitled to receive fractions of shares in exchange for the cancellation of all of their outstanding shares.  Delaware law has no similar provision.

Classified Board of Directors.  The DGCL permits any Delaware corporation to classify its board of directors into as many as three classes with staggered terms of office.  If this were done, the stockholders would elect only one class each year and each class would have a term of office of three years.  The certificate of incorporation and bylaws of Samsara do not provide for a classified board of directors, and thus all directors are elected each year for one-year terms.

The NRS also permits any Nevada corporations to classify its board of directors into as many as four classes with staggered terms of office, where at least one-fourth of the directors must be elected annually.  The articles of incorporation and bylaws of Darksta also do not provide for a classified board of directors, and thus all directors will be elected each year for one-year terms following the consummation of the Merger.

Cumulative Voting.  Cumulative voting for directors entitles each stockholder to cast a number of votes that is equal to the number of voting shares held by such stockholder multiplied by the number of directors to be elected and to cast all such votes for one nominee or distribute such votes among up to as many candidates as there are positions to be filled.  Cumulative voting may enable a minority stockholder or group of stockholders to elect at least one representative to the board of directors where such stockholders would not be able to elect any directors without cumulative voting.

Although the DGCL does not generally grant stockholders cumulative voting rights, a Delaware corporation may provide in the corporation’s certificate of incorporation for cumulative voting in the election of directors. The NRS also permits any Nevada corporation to provide in its articles of incorporation the right to cumulative voting in the election of directors as long as certain procedures are followed.

The certificate of incorporation of Samsara does not provide for cumulative voting in the election of directors.  Similarly, the articles of incorporation of Darkstar do not provide for cumulative voting.

Vacancies.  Under both the DGCL and the NRS, vacancies on the board of directors during the year may be filled by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum.  Any director so appointed will hold office for the remainder of the term of the director no longer on the board.

Removal of Directors.  Under the DGCL, the holders of a majority of shares of each class entitled to vote at an election of directors may vote to remove any director or the entire board without cause unless (i) the board is a classified board, in which case directors may be removed only for cause, or (ii) the corporation has cumulative voting, in which case, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against his or her removal would be sufficient to elect him.  Thus, under the DGCL, a director of a corporation that does not have a classified board or permit cumulative voting, such as Samsara, may be removed, without cause, by the affirmative vote of a majority of the outstanding shares entitled to vote at an election of directors.

The NRS requires the vote of the holders of at least two-thirds of the shares or class or series of shares of the issued and outstanding stock entitled to vote at an election of directors in order to remove a director or all of the directors.  Furthermore, the NRS does not make a distinction between removals for cause and removals without cause.  The articles of incorporation may provide for a higher voting threshold but not a lower one.

Fiduciary Duty and Business Judgment.  Nevada, like most jurisdictions, requires that directors and officers of Nevada corporations exercise their powers in good faith and with a view to the interests of the corporation but, unlike other jurisdictions, fiduciary duties of directors and officers are codified in the NRS.  As a matter of law, directors and officers are presumed to act in good faith, on an informed basis and with a view to the interests of the corporation in making business decisions.  In performing such duties, directors and officers may exercise their business judgment through reliance on information, opinions, reports, financial statements and other financial data prepared or presented by corporate directors, officers or employees who are reasonably believed to be reliable and competent.  Professional reliance may also be extended to legal counsel, public accountants, advisers, bankers or other persons reasonably believed to be competent, and to the work of a committee (on which the particular director or officer does not serve) if the committee was established and empowered by the corporation’s board of directors, and if the committee’s work was within its designated authority and was about matters on which the committee was reasonably believed to merit confidence.  However, directors and officers may not rely on such information, opinions, reports, books of account or similar statements if they have knowledge concerning the matter in question that would make such reliance unwarranted.

Under Delaware law, members of the board of directors or any committee designated by the board of directors are similarly entitled to rely in good faith upon the records of the corporation and upon such information, opinions, reports and statements presented to the corporation by corporate officers, employees, committees of the board of directors or other persons as to matters such member reasonably believes are within such other person’s professional or expert competence, provided that such other person has been selected with reasonable care by or on behalf of the corporation.  Such appropriate reliance on records and other information protects directors from liability related to decisions made based on such records and other information. Unlike Delaware law, Nevada law extends the statutory protection for reliance on such persons to corporate officers.

Flexibility for Decisions, including Takeovers.  Nevada provides directors with more discretion than Delaware in making corporate decisions, including decisions made in takeover situations.  Under Nevada law, director and officer actions taken in response to a change or potential change in control are granted the benefits of the business judgment rule.  However, in the case of an action that impedes the rights of stockholders to vote for or remove directors, directors will only be given the advantage of the business judgment rule if the directors have reasonable grounds to believe a threat to corporate policy and effectiveness exists and the action taken that impedes the exercise of the stockholders’ rights is reasonable in relation to such threat.

In exercising their powers, including in response to a change or potential change of control, directors and officers of Nevada corporations may consider the effect of the decision on several corporate constituencies in addition to the stockholders, including the corporation’s employees, suppliers, creditors, customers, the economy of the state and nation, the interests of the community and society in general, and the long-term as well as short-term interests of the corporation and its stockholders, including the possibility that these interests may be best served by the continued independence of the corporation.  To underscore the discretion of directors and officers of Nevada corporations, the NRS specifically states that such directors and officers are not required to consider the effect of a proposed corporate action upon any constituent as a dominant factor.

The DGCL does not provide a similar list of statutory factors that corporate directors and officers may consider in making decisions.  In a number of cases, Delaware law has been interpreted to provide that fiduciary duties require directors to accept an offer from the highest bidder regardless of the effect of such sale on the corporate constituencies other than the stockholders.  Thus, the flexibility granted to directors of Nevada corporations when making business decisions, including in the context of a hostile takeover, are greater than those granted to directors of Delaware corporations.

Limitation on Personal Liability of Directors and Officers.  The NRS and the DGCL each permit corporations to adopt provisions in their charter documents that eliminate or limit the personal liability of directors to the corporation or their stockholders for monetary damages for breach of a director’s fiduciary duty, subject to the differences discussed below.

Both jurisdictions preclude liability limitation for acts or omissions not in good faith or involving intentional misconduct and for paying dividends or repurchasing stock out of other than lawfully available funds.  Unlike the DGCL, however, the NRS does not expressly preclude a corporation from limiting liability for a director’s breach of the duty of loyalty or for any transaction from which a director derives an improper personal benefit.  Alternatively, the NRS permits a corporation to renounce in its articles of incorporation any interest or expectancy to participate in specific or specified classes or categories of business opportunities.  In addition, the NRS provision permitting limitation of liability applies to both directors and officers and expressly applies to liabilities owed to creditors of the corporation.  Furthermore, under the NRS, it is not necessary to adopt provisions in the articles of incorporation limiting personal liability of directors as this limitation is provided by statute.

Finally, in Nevada, in order for a director or officer to be individually liable to the corporation or its stockholders or creditors for damages as a result of any act or failure to act, it must be proven that the directors’ or officers’ act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and that the breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

Thus, the NRS provides broader protection from personal liability for directors and officers than the DGCL.

Indemnification.  The NRS and the DGCL each permit corporations to indemnify directors, officers, employees and agents in similar circumstances, subject to the differences discussed below.

In suits that are not brought by or in the right of the corporation, both jurisdictions permit a corporation to indemnify current and former directors, officers, employees and agents for attorneys’ fees and other expenses, judgments and amounts paid in settlement that the person actually and reasonably incurred in connection with the action, suit or proceeding.  The person seeking indemnity may recover as long as he or she acted in good faith and believed his or her actions were either in the best interests of or not opposed to the best interests of the corporation.  Under the NRS, the person seeking indemnity may also be indemnified if he or she is not liable for breach of his or her fiduciary duties.  Similarly, with respect to a criminal proceeding, the person seeking indemnification must not have had any reasonable cause to believe his or her conduct was unlawful.

In derivative suits, a corporation in either jurisdiction may indemnify its directors, officers, employees or agents for expenses that the person actually and reasonably incurred.  A corporation may not indemnify a person if the person was adjudged to be liable to the corporation unless a court otherwise orders.

No corporation may indemnify a party unless it makes a determination that indemnification is proper.  Under the DGCL, the corporation through its stockholders, directors or independent legal counsel will determine that the conduct of the person seeking indemnity conformed with the statutory provisions governing indemnity.  Under the NRS, the corporation through its stockholders, directors or independent counsel must only determine that the indemnification is proper.

Advancement of Expenses.  Although the DGCL and NRS have substantially similar provisions regarding indemnification by a corporation of its officers, directors, employees and agents, the NRS provides broader indemnification in connection with stockholder derivative lawsuits, in particular with respect to advancement of expenses incurred by an officer or director in defending a civil or criminal action, suit or other proceeding.

The DGCL provides that expenses incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay the amount if it is ultimately determined that he is not entitled to be indemnified by the corporation.  A Delaware corporation has the discretion to decide whether or not to advance expenses, unless its certificate of incorporation or bylaws provide for mandatory advancement.

In contrast, under the NRS, the articles of incorporation, the bylaws or an agreement made by the corporation may provide that the corporation must pay advancements of expenses in advance of the final disposition of the action, suit or proceedings upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that he is not entitled to be indemnified by the corporation.

Action by Written Consent of Directors.  Both the DGCL and NRS provide that, unless the articles or certificate of incorporation or the bylaws provide otherwise, any action required or permitted to be taken at a meeting of the directors or a committee thereof may be taken without a meeting if all members of the board or committee, as the case may be, consent to the action in writing.

Actions by Written Consent of Stockholders.  Both the DGCL and NRS provide that, unless the articles or certificate of incorporation provides otherwise, any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if the holders of outstanding stock having at least the minimum number of votes that would be necessary to authorize or take the action at a meeting of stockholders consent to the action in writing.  In addition, the DGCL requires the corporation to give prompt notice of the taking of corporate action without a meeting by less than unanimous written consent to those stockholders who did not consent in writing.  There is no equivalent requirement under the NRS.

The NRS also permits a corporation to prohibit stockholder action by written consent in lieu of a meeting of stockholders by including such prohibition in its bylaws.

The bylaws of Samsara provide that any stockholders may act by written consent if such consent is signed by holders of not less than the minimum number of votes that would be required to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.  The bylaws of Darkstar contain a substantially similar provision.

Dividends and Distributions.  Delaware law is more restrictive than Nevada law with respect to dividend payments.  Unless further restricted in the certificate of incorporation, the DGCL permits a corporation to declare and pay dividends out of either (i) surplus, or (ii) if no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year (provided that the amount of capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets).  The DGCL defines surplus as the excess, at any time, of the net assets of a corporation over its stated capital.  In addition, the DGCL provides that a corporation may redeem or repurchase its shares only when the capital of the corporation is not impaired and only if such redemption or repurchase would not cause any impairment of the capital of the corporation.

The NRS provides that no distribution (including dividends on, or redemption or repurchases of, shares of capital stock) may be made if, after giving effect to such distribution, (i) the corporation would not be able to pay its debts as they become due in the usual course of business, or, (ii) except as otherwise specifically permitted by the articles of incorporation, the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed at the time of a dissolution to satisfy the preferential rights of preferred stockholders (the condition in this clause (ii), the “Balance Sheet Test”).  Directors may consider financial statements prepared on the basis of accounting practices that are reasonable in the circumstances, a fair valuation, including but not limited to unrealized appreciation and depreciation, and any other method that is reasonable in the circumstances.

To date, Darkstar has not paid dividends on its shares of common stock.  The payment of dividends following the consummation of the Merger, if any, will be within the discretion of the board of directors of the Surviving Corporation.  Darkstar does not anticipate that the Surviving Corporation will pay dividends in the foreseeable future.

Restrictions on Business Combinations.  Both Delaware and Nevada law provide certain protections to stockholders in connection with certain business combinations.  These protections can be found in NRS 78.411 to 78.444, inclusive, and Section 203 of the DGCL.

Under Section 203 of the DGCL, certain “business combinations” with “interested stockholders” of the Company are subject to a three-year moratorium unless specified conditions are met.  For purposes of Section 203, the term “business combination” is defined broadly to include (i) mergers with or caused by the interested stockholder; (ii) sales or other dispositions to the interested stockholder (except proportionately with the corporation’s other stockholders) of assets of the corporation or a subsidiary equal to 10% or more of the aggregate market value of either the corporation’s consolidated assets or its outstanding stock; (iii) the issuance or transfer by the corporation or a subsidiary of stock of the corporation or such subsidiary to the interested stockholder (except for transfers in a conversion or exchange or a pro rata distribution or certain other transactions, none of which increase the interested stockholder’s proportionate ownership of any class or series of the corporation’s or such subsidiary’s stock); or (iv) receipt by the interested stockholder (except proportionately as a stockholder), directly or indirectly, of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or a subsidiary.

The three-year moratorium imposed on business combinations by Section 203 of the DGCL does not apply if: (i) prior to the time on which such stockholder becomes an interested stockholder the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested stockholder; (ii) the interested stockholder owns 85% of the corporation’s voting stock upon consummation of the transaction that made him or her an interested stockholder (excluding from the 85% calculation shares owned by directors who are also officers of the target corporation and shares held by employee stock plans that do not permit employees to decide confidentially whether to accept a tender or exchange offer); or (iii) at or after the time on which such stockholder becomes an interested stockholder, the board approves the business combination and it is also approved at a stockholder meeting by at least two-thirds (66-2/3%) of the outstanding voting stock not owned by the interested stockholder.

In contrast, the NRS imposes a maximum moratorium of two years versus Delaware’s three-year moratorium on business combinations.  However, NRS 78.411 to 78.444, inclusive, regulate combinations more stringently.  First, an interested stockholder is defined as a beneficial owner of 10% or more of the voting power.  Second, the two-year moratorium can be lifted only by advance approval by a corporation’s board of directors, as opposed to Delaware’s provision that allows interested stockholder combinations with stockholder approval at the time of such combination.  Finally, after the two-year period, combinations remain prohibited unless (i) they are approved by the board of directors, the disinterested stockholders or 60% of the outstanding voting power not beneficially owned by the interested party and its affiliates and associates or (ii) the interested stockholders satisfy certain fair value requirements.  But note that these statutes do not apply to any combination of a corporation and an interested stockholder after the expiration of four years after the person first became an interested stockholder.

Companies are entitled to opt out of the business combination provisions of the DGCL and NRS.  Samsara has not opted out of the business combination provisions of Section 203 of the DGCL.  In the articles of incorporation of Darkstar, Darkstar has not opted out of the business combination provisions of NRS 78.411 to 78.444, inclusive.

Acquisition of Controlling Interests.  In addition to the restrictions on business combinations with interested stockholders, Nevada law also protects the corporation and its stockholders from persons acquiring a “controlling interest” in a corporation.  The provisions can be found in NRS 78.378 to 78.3793, inclusive.  Delaware law does not have similar provisions.

Pursuant to NRS 78.379, any person who acquires a controlling interest in a corporation may not exercise voting rights on any control shares unless such voting rights are conferred by a majority vote of the disinterested stockholders of the issuing corporation at a special meeting of such stockholders held upon the request and at the expense of the acquiring person.  NRS 78.3785 provides that a “controlling interest” means the ownership of outstanding voting shares of an issuing corporation sufficient to enable the acquiring person, individually or in association with others, directly or indirectly, to exercise (i) one fifth or more but less than one third, (ii) one third or more but less than a majority or (iii) a majority or more of the voting power of the issuing corporation in the election of directors, and voting rights must be conferred by a majority of the disinterested stockholders as each threshold is reached and/or exceeded.  In the event that the control shares are accorded full voting rights and the acquiring person acquires control shares with a majority or more of all the voting power, any stockholder, other than the acquiring person, who does not vote in favor of authorizing voting rights for the control shares is entitled to demand payment for the fair value of such person’s shares, and the corporation must comply with the demand.

NRS 78.378(1) provides that the control share statutes of the NRS do not apply to any acquisition of a controlling interest in an issuing corporation if the articles of incorporation or bylaws of the corporation in effect on the 10th day following the acquisition of a controlling interest by the acquiring person provide that the provisions of those sections do not apply to the corporation or to an acquisition of a controlling interest specifically by types of existing or future stockholders, whether or not identified.  In addition, NRS 78.3788 provides that the control share statutes of the NRS apply only to a corporation that has 200 or more stockholders, at least 100 of whom are stockholders of record and residents of Nevada, and which does business directly or indirectly in Nevada.  NRS 78.378(2) provides that the corporation may impose stricter requirements if it so desires.

Stockholder Vote for Mergers and Other Corporate Reorganizations.  Under the DGCL, unless the certificate or articles of incorporation specifies a higher percentage, the stockholders of a corporation that is being acquired in a merger or selling substantially all of its assets must authorize such merger or sale of assets by vote of an absolute majority of outstanding shares entitled to vote.  The corporation’s board of directors must also approve such transaction.

Similarly, under the NRS, a merger or sale of all assets requires authorization by stockholders of the corporation being acquired or selling its assets by an absolute majority of outstanding shares entitled to vote, as well as approval of such corporation’s board of directors.  However it is not entirely clear under Nevada law if stockholder authorization is required for the sale of less than all of the assets of a corporation.  Although a substantial body of case law has been developed in Delaware as to what constitutes the “sale of substantially all of the assets” of a corporation, it is difficult to determine the point at which a sale of virtually all, but less than all, of a corporation’s assets would be considered a “sale of all of the assets” of the corporation for purposes of Nevada law.  It is likely that many sales of less than all of the assets of a corporation requiring stockholder authorization under Delaware law would not require stockholder authorization under Nevada law.

The DGCL and NRS have substantially similar provisions with respect to approval by stockholders of a surviving corporation in a merger.  The DGCL does not require a stockholder vote of a constituent corporation in a merger (unless the corporation provides otherwise in its certificate of incorporation) if (i) the plan of merger does not amend the existing certificate of incorporation, (ii) each share of stock of such constituent corporation outstanding immediately before the effective date of the merger is an identical outstanding share after the effective date of merger and (iii) either no shares of the common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or treasury shares of the common stock of the surviving corporation to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan do not exceed 20% of the shares of common stock of such constituent corporation outstanding immediately prior to the effective date of the merger.  The NRS does not require a stockholder vote of the surviving corporation in a merger under substantially similar circumstances.

The certificate of incorporation of Samsara does not require a higher percentage to vote to approve certain corporate transactions.  The articles of incorporation of Darkstar also does not specify a higher percentage.

Appraisal or Dissenter’s Rights.  In both jurisdictions, dissenting stockholders of a corporation engaged in certain major corporate transactions are entitled to appraisal rights.  Appraisal rights permit a stockholder to receive cash equal to the fair market value of the stockholder’s shares (as determined by agreement of the parties or by a court) in lieu of the consideration such stockholder would otherwise receive in any such transaction.

Under Section 262 of the DGCL, appraisal rights are generally available for the shares of any class or series of stock of a Delaware corporation in a merger or consolidation, provided that no appraisal rights are available with respect to shares of any class or series of stock if, at the record date for the meeting held to approve such transaction, such shares of stock, or depositary receipts in respect thereof, are either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders, unless the stockholders receive in exchange for their shares anything other than shares of stock of the surviving or resulting corporation (or depositary receipts in respect thereof), or of any other corporation that is listed on a national securities exchange or held by more than 2,000 holders of record, cash in lieu of fractional shares or fractional depositary receipts described above or any combination of the foregoing.

In addition, Section 262 of the DGCL allows beneficial owners of shares to file a petition for appraisal without the need to name a nominee holding such shares on behalf of such owner as a nominal plaintiff and makes it easier than under Nevada law to withdraw from the appraisal process and accept the terms offered in the merger or consolidation.  Under the DGCL, no appraisal rights are available to stockholders of the surviving or resulting corporation if the merger did not require their approval.

The certificate of incorporation and bylaws of Samsara do not provide for appraisal rights in addition to those provided by the DGCL.

Under the NRS, a stockholder is entitled to dissent from, and obtain payment for, the fair value of his or her shares in the event of (i) certain acquisitions of a controlling interest in the corporation, (ii) consummation of a plan of merger, if approval by the stockholders is required and the stockholder is entitled to vote on the merger or if the domestic corporation is a subsidiary and is merged with its parent, (iii) a plan of exchange in which the corporation is a party or (iv) any corporate action taken pursuant to a vote of the stockholders, if the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

Holders of securities that are listed on a national securities exchange or traded in an organized market and held by at least 2,000 stockholders of record with a market value of at least $20,000,000 are generally not entitled to dissenter’s rights.  However, this exception is not available if (i) the articles of incorporation of the corporation issuing the shares provide that such exception is not available, (ii) the resolution of the board of directors approving the plan of merger, conversion or exchange expressly provide otherwise or (iii) the holders of the class or series of stock are required under the plan of merger or exchange to accept for the shares anything except cash, shares of stock as described in NRS 92A.390(3) or a combination thereof.  The NRS prohibits a dissenting stockholder from voting his or her shares or receiving certain dividends or distributions after his or her dissent.  Like the certificate of incorporation and bylaws of Samsara, the articles of incorporation and bylaws of Darkstar do not provide for dissenter’s rights in addition to those provided by the NRS.

The mechanics and timing procedures vary somewhat between Delaware and Nevada but both require technical compliance with specific notice and payment protocols.

Special Meetings of the Stockholders.  The DGCL permits special meetings of stockholders to be called by the board of directors or by any other person authorized in the certificate of incorporation or bylaws to call a special stockholder meeting.

In contrast, the NRS permits special meetings of stockholders to be called by the entire board of directors, any two directors or the President, unless the articles of incorporation or bylaws provide otherwise.

Under the Bylaws of Samsara, a special meeting of stockholders may be called by the Secretary of the Company at the written request of the majority of our Board, by the Chairman of our Board, by the President of the Company or by the stockholders owning a majority of the shares outstanding and entitled to vote.  The bylaws of Darkstar contain a substantially similar provision.

Special Meetings Pursuant to Petition of Stockholders.  The DGCL provides that a director or a stockholder of a corporation may apply to the Court of Chancery of the State of Delaware if the corporation fails to hold an annual meeting for the election of directors or there is no written consent to elect directors in lieu of an annual meeting for a period of 30 days after the date designated for the annual meeting or, if there is no date designated, within 13 months after the last annual meeting.

Nevada law is more restrictive.  Under the NRS, stockholders having not less than 15% of the voting interest may petition the district court to order a meeting for the election of directors if a corporation fails to call a meeting for that purpose within 18 months after the last meeting at which directors were elected.

Adjournment of Stockholder Special Meetings.  Under the DGCL, if a meeting of stockholders is adjourned due to lack of a quorum and the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting must be given to each stockholder of record entitled to vote at the meeting.  At the adjourned meeting the corporation may transact any business that might have been transacted at the original meeting.

In contrast, under the NRS, a corporation is not required to give any notice of an adjourned meeting or of the business to be transacted at an adjourned meeting, other than by announcement at the meeting at which the adjournment is taken, unless the board fixes a new record date for the adjourned meeting or the meeting date is adjourned to a date more than 60 days later than the date set for the original meeting, in which case a new record date must be fixed and notice given.

Duration of Proxies.  Under the DGCL, a proxy executed by a stockholder will remain valid for a period of three years, unless the proxy provides for a longer period.

Under the NRS, a proxy is effective only for a period of six months, unless it is coupled with an interest or unless otherwise provided in the proxy, which duration may not exceed seven years.  The NRS also provides for irrevocable proxies, without limitation on duration, in limited circumstances.

Stockholder Inspection Rights.  The DGCL grants any stockholder or beneficial owner of shares the right, upon written demand under oath stating the proper purpose thereof, either in person or by attorney or other agent, to inspect and make copies and extracts from a corporation’s stock ledger, list of stockholders and its other books and records for any proper purpose.  A proper purpose is one reasonably related to such person’s interest as a stockholder.

Inspection rights under Nevada law are more limited.  The NRS grants any person who has been a stockholder of record of a corporation for at least six months immediately preceding the demand, or any person holding, or thereunto authorized in writing by the holders of, at least 5% of all of its outstanding shares, upon at least five days’ written demand the right to inspect in person or by agent or attorney, during usual business hours (i) the articles of incorporation, and all amendments thereto, (ii) the  bylaws and all amendments thereto and (iii) a stock ledger or a duplicate stock ledger, revised annually, containing the names, alphabetically arranged, of all persons who are stockholders of the corporation, showing their places of residence, if known, and the number of shares held by them respectively. A Nevada corporation may require a stockholder to furnish the corporation with an affidavit that such inspection is for a proper purpose related to his or her interest as a stockholder of the corporation.

In addition, the NRS grants certain stockholders the right to inspect the books of account and records of a corporation for any proper purpose. The right to inspect the books of account and all financial records of a corporation, to make copies of records and to conduct an audit of such records is granted only to a stockholder who owns at least 15% of the issued and outstanding shares of a Nevada corporation, or who has been authorized in writing by the holders of at least 15% of such shares.  However, these requirements do not apply to any corporation that furnishes to its stockholders a detailed, annual financial statement or any corporation that has filed during the preceding 12 months all reports required to be filed pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934.

PRINCIPAL STOCKHOLDERS OF DARKSTAR

The following table sets forth certain information with respect to the beneficial ownership of Darkstar’s common stock as of September 15, 2019 (except where otherwise indicated) for:

●	each person, or group of affiliated persons, who are known by us to beneficially own more than 5% of the outstanding shares of Darkstar common stock;

●	each of Darkstar’s directors as of September 15, 2019;

●	each of Darkstar’s named executive officers, as identified in “The Merger—Interests of Darkstar’s Directors and Executive Officers in the Merger—Ownership Interests”; and

●	all of the current directors and executive officers of Darkstar as a group.

The percentages below are calculated based on 647,345,000 shares of our common stock issued and outstanding as of September 15, 2019.  Except for the warrants issued to Yorkville and the warrants to be issued to the five investors in the recent $500,000 investment round, Darkstar does not have any outstanding options, warrants or other securities exercisable for or convertible into shares of our common stock.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Avraham Bengio	444,645,000	68%
Directors and officers as a group (1 person)	444,645,000	68%

PRINCIPAL STOCKHOLDERS OF SAMSARA

The following table and the related notes present information on the beneficial ownership of Samsara’s capital stock as of September 15, 2019 by:

●	each director of Samsara;

●	each named executive officer of Samsara;

●	all of Samsara’s current directors and executive officers as a group; and

●	each stockholder known by Samsara to beneficially own more than five percent of its common stock on an as converted to common stock basis.

The percentage below are calculated based on 5,652,136 shares of Samsara common stock issued and outstanding on September 15, 2019,

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Atara Dzikowski	2,000,000	35.38%
David Dahan	2,000,000	35.38%
Y.A.R.N. Investments Ltd.	1,000,000	17.69%
Moshe Zuk	395,500	7.00%
Directors and officers as a group (2 persons)	4,000,000	70.76%

PRINCIPAL STOCKHOLDERS OF THE COMBINED COMPANY

The following table and the related notes present certain information with respect to the beneficial ownership of the common stock of the combined organization upon consummation of the Merger, assuming the closing of the merger occurred on September 30, 2019, by:

●	each director and named executive officer of the combined company’s;

●	all of the combined company’s directors and executive officers as a group; and

●	each person or group who is known to the management of Samsara or Darkstar to become the beneficial owner of more than 5% of the common stock of the combined company upon the consummation of the Merger.

Unless otherwise indicated in the footnotes to this table, Samsara and Darkstar believe that each of the persons named in this table have sole voting and investment power with respect to the shares indicated as beneficially owned.

The following table assumes an exchange ratio of 458.124 and that the closing of the Merger occurred on September 30, 2019. The percentage below are calculated based on 3,236,725,000 shares of common stock of the Surviving Corporation issued and outstanding upon consummation of the Merger.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Atara Dzikowski	916,248,300		26.44%
David Dahan	916,248,300		26.44%
Y.A.R.N. Investments Ltd.	458,124,150		13.22%
Avraham Bengio	444,645,000		12.83%
Moshe Zuk	242,782,018	(1)	7.42%
Directors and officers as a group (2 persons)	1,832,496,600		52.88%

(1)	includes 34,658,917 shares of common stock issuable to Mr. Zuk upon conversion of his convertible loan.

LEGAL MATTERS

Elaine A. Dowling Law Group will pass on the validity of Darkstar’s common stock offered by this prospectus/information statement.

EXPERTS

The financial statements of Darkstar, Inc. as of April 30, 2019, July 31, 2018, and July 31, 2017 and for the nine months period ended April 30, 2019 and for each of the two years in the period ended July 31, 2018 and July 31 2018, included in the prospectus/information statement, which is referred to and made a part of this Prospectus and Registration Statement, have been audited by Ilanit Halperin CPA, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Samsara Luggage, Inc. as of December 31, 2018 and 2017 and for each of the two years in the period ended December 31, 2018, included herein in reliance upon the report of Ilanit Halperin CPA, an independent registered public accounting firm (the report on the financial statements contains an explanatory paragraph regarding Samsara’s ability to continue as a going concern), given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Darkstar files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Darkstar files at the SEC public reference rooms in Washington, D.C.; New York, New York; and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Darkstar SEC filings are also available to the public from commercial document retrieval services and on the website maintained by the SEC at http://www.sec.gov.

As of the date of this prospectus/information statement, Darkstar has filed a registration statement on Form S-4 to register with the SEC Darkstar’s common stock that Darkstar will issue to Samsara’s stockholders in the Merger.  This prospectus/information statement is a part of that registration statement and constitutes a prospectus of Darkstar, as well as an information statement of Darkstar.

Darkstar has supplied all information contained in this prospectus/information statement relating to Darkstar, and Samsara has supplied all information contained in this prospectus/information statement relating to Samsara.

If you would like to request documents from Darkstar or Samsara, please send a request in writing or by telephone to either Darkstar or Samsara at the following addresses:

Darkstar Ventures, Inc. 7 Eliezri St. Jerusalem, Israel 96428 Telephone: +972-73-259-2084 Attn: Avraham Bengio	Samsara Luggage, Inc. One University Plaza, Suite 505 Hackensack, NJ 07601 Telephone: 1-877-421-1574 Attn: Atara Dzikowski

TRADEMARK NOTICE

“Darkstar” is a registered and unregistered trademark of Darkstar in the United States and other jurisdictions. “Samsara,” the Samsara logo and other trademarks, service marks, and trade names of Samsara are registered and unregistered marks of Samsara Luggage, Inc. Other third-party logos and product/trade names are registered trademarks or trade names of their respective companies.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Darkstar’s officers and directors, and persons who own more than 10% of a registered class of Darkstar’s equity securities, to file reports of ownership and changes in ownership with the SEC. Such officers, directors and 10% stockholders are also required by SEC rules to furnish Darkstar with copies of all forms that they file pursuant to Section 16(a). Based on Darkstar’s review of the copies of such forms received by it and written representations from such executive officers, directors and stockholders, Darkstar believes that during fiscal 2018, its executive officers, directors and 10% stockholders complied with all applicable Section 16(a) filing requirements.

DARKSTAR VENTURES, INC.

CONSOLIDATED FINANCIAL STATEMENTS

AS OF APRIL 30, 2019

DARKSTAR VENTURES, INC.

CONSOLIDATED FINANCIAL STATEMENTS

AS OF APRIL 30, 2019

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF

DARKSTAR VENTURES, INC.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Darkstar Ventures, Inc (the “Company”) as of April 30, 2019, July 31, 2018 and 2017, the related statements of operations and comprehensive loss, changes in stockholders’ deficit and cash flows for nine months ended April 30, 2019 and for the years ended July 31, 2018 and 2017, and the related notes (collectively referred to as the ” financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of April 30, 2018 and July 31, 2018 and 2017, and the results of its operations and its cash flows for nine months ended April 30, 2019 and for the years ended July 31, 2018 and 2017, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1B to the financial statements, the Company has not yet generated material revenues from its operations to fund its activities and is therefore dependent upon external sources for financing its operations. As of December 31, 2018, the Company has incurred accumulated deficit of $1,695,804 and negative operating cash flows. These factor among others, as discussed in Note 1B to the financial statements raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 1B to the financial statements. The financial statements do not include any adjustments that might result from the outcome of’ these uncertainties.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Halperin Ilanit.

Certified Public Accountants (Isr.)

Tel Aviv, Israel

October 2, 2019

We have served as the Company’s auditor since 2019

30 A’arba’a st. A’arba’a towers, Tel Aviv 6473926 | tel. +972-3-9335474 | fax. +972-3-9335466 | www.halperin-cpa.co.il

DARKSTAR VENTURES, INC.

CONSOLIDATED BALANCE SHEETS

	April 30,	July 31,	July 31,
	2019	2018	2017
A s s e t s
Current Assets
Cash and cash equivalents	$-	$-	$34,205
Related parties	-	3,667	135,644
Other current assets	1,614	555	2,904
T o t a l Current assets	1,614	4,222	172,753

Land development cost (Note 3)	50,671	47,244	11,243

Property and equipment, net	3,328	4,368	4,680

T o t a l assets	$55,613	$55,834	$188,676

Liabilities and Stockholders’ Deficit
Current Liabilities
Short term loan and bank credit	$62,867	$51,776	$-
Accounts payables	31,207	18,227	24,001
Other accounts liabilities	29,532	34,646	13,478
Related parties	161,567	-	-
T o t a l current liabilities	285,173	104,649	37,479

Long term loan (Note 4)	844,177	679,930	527,174

Stockholders’ Deficit (Note 5)
Preferred stock, 5,000,000 shares authorized, par value $0.0001, none issued and outstanding
Common shares par value $0.0001: Authorized: 2,000,000,000 shares at April 30, 2019, July 31, 2018and 2017. Issued and outstanding: 647,345,000 shares at April 30, 2019, July 31, 2018 and 2017.	64,734	64,734	64,734
Additional paid-in capital	575,851	575,851	575,851
Accumulated other comprehensive income	(18,518)	(5,099)	(18,033)
Receivables on account of shares issued	-	-	(12,561)
Accumulated deficit	(1,695,804)	(1,364,231)	(985,968)
T o t a l Stockholders’ deficit	(1,073,737)	(728,745)	(375,977)
T o t a l liabilities and Stockholders’ Deficit	$55,613	$55,834	$188,676

The accompanying notes are an integral part of the consolidated financial statements.

DARKSTAR VENTURES, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

	Nine months ended April 30	Year ended July 31	Year ended July 31
	2019	2018	2017

Project development and general and administrative expenses	$182,705	$222,756	$310,955
Operating loss	(182,705)	(222,756)	(310,955)

Interest expense, net	(148,868)	(155,507)	(58,717)
Net loss	(331,573)	$(378,263)	$(369,672)

Other comprehensive loss - Foreign currency gain (loss)	(13,419)	12,934	(17,171)
Comprehensive loss	$(344,992)	$(365,329)	$(386,843)

Basic and diluted net loss per common share	$(0.00)	$(0.00)	$(0.00)

Weighted average number of common shares outstanding during the period – basic and diluted	647,345,000	647,345,000	647,345,000

The accompanying notes are an integral part of the consolidated financial statements.

DARKSTAR VENTURES, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

	Common Stock, $0.0001 Par Value		Receivables on account of shares	Foreign currency translation	Additional paid-in	Accumulated	Total Stockholders’
	Shares	Amount	issued	adjustments	Capital	deficit	deficit

BALANCE AT JULY 31, 2016	647,345,000	$64,734	(150,000)	$(862)	$511,116	$(599,125)	$(174,137)

Received on account of shares issued			137,439				137,439
Foreign currency translation adjustments				(17,171)			(17,171)
Value of obligation to issue shares					64,735		64,735
Net loss for the year ended July 31, 2017				-		(386,843)	(386,843)

BALANCE AT JULY 31, 2017	647,345,000	$64,734	$(12,561)	$(18,033)	$575,851	$(985,968)	$(375,977)

Received on account of shares issued	-	-	12,561	-	-	-	12,561
Foreign currency translation adjustments	-	-	-	12,934	-	-	12,934
Net loss	-	-	-	-	-	(378,263)	(378,263)

BALANCE AT JULY 31, 2018	647,345,000	$64,734	-	$(5,099)	$575,851	$(1,364,231)	$(728,745)

Foreign currency translation adjustments	-	-	-	(13,419)	-	-	(13,419)
Net loss	-	-	-	-	-	(331,573)	(331,573)

BALANCE AT APRIL 30, 2019	647,345,000	$64,734	-	$(18,518)	$575,851	$(1,695,804)	$(1,073,737)

The accompanying notes are an integral part of the consolidated financial statements.

DARKSTAR VENTURES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine months ended	Year ended	Year ended
	April 30	July 31	July 31
	2019	2018	2017

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(331,573)	$(378,263)	$(369,672)
Adjustments required to reconcile net loss to net cash used in operating activities:
Depreciation	1,040	1,655	632
Expenses in respect of loans	152,456	165,690	83,244
Increase (decrease) in related party balance	165,234	131,977	(9,267)
Increase (decrease) in prepaid expenses and other current assets	(1,059)	2,349	(31,959)
Increase in trade payables and other account payables	7,866	15,394	20,937
Net cash used in operating activities	$(6,036)	$(61,198)	$(306,085)

CASH FLOWS FROM INVESTING ACTIVITIES:
Increase in land development costs	(3,427)	(36,001)	(11,243)
Purchase of property and equipment	-	(1,343)	(5,312)
Net cash used in investing activities	(3,427)	(37,344)	(16,555)

CASH FLOWS FROM FINANCING ACTIVITIES:
Long term loan	-	-	309,351
Short term loan and credit bank, net	9,463	51,776	-
Loans to related parties	-	-	(126,383)
Proceeds from receivables on account of shares	-	12,561	137,439
Net cash provided by financing activities	$9,463	$64,337	$320,407

DECREASE IN CASH AND CASH EQUIVALENTS	-	(34,205)	(2,233)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	-	34,205	53,609

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$-	$-	$34,205

The accompanying notes are an integral part of the consolidated financial statement

DARKSTAR VENTURES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – GENERAL

A.	Darkstar Ventures, Inc. (“the Company”) was incorporated on May 8, 2007 under the laws of the State of Nevada.

The Company established a wholly-owned subsidiary in Israel, Bengio Urban Renewals Ltd (“Bengio”), to focus its limited resources in the area of real estate development, particularly focusing on the urban renewal market in Israel.

The Company’s activities are subject to significant risks and uncertainties, including failing to secure additional funding to operationalize the Company’s current business plan.

B.	Going Concern

The Company has incurred significant operating losses since its inception. The Company had an accumulated deficit of $1,695,804 as of April 30, 2019. In addition, the Company continues to have negative cash flows from operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The Company is addressing its liquidity needs by seeking additional funding from public and/or private sources. There are no assurances, however, that the Company will be able to obtain an adequate level of financial resources that are required for the Company’s short and long-term requirements, or at all these conditions raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

The financial statements were prepared in accordance with accounting principles generally accepted in the United States of America (US GAAP).

A.	Use of estimates in the preparation of financial statements

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the financial statements, and the reported amounts of expenses during the reporting periods. Actual results could differ from those estimates. As applicable to these financial statements, the most significant estimates and assumptions relate to the going concern assumptions.

DARKSTAR VENTURES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (continue)

B.	Functional currency

The functional currency of the Company is the U.S. dollar (“$” or “dollar”), which is the currency of the primary economic environment in which the operations of the Company are conducted. The functional currency of its foreign subsidiary is the New Israeli Shekel (“NIS”).

The financial statements of the subsidiary were translated into dollars in accordance with the relevant standards of the Financial Accounting Standards Board (“FASB”). Accordingly, assets and liabilities were translated from NIS to $ using year-end exchange rates and income and expense items were translated at average exchange rates during the year.

Gains or losses resulting from translation adjustments are reflected in stockholders’ deficit, under “accumulated other comprehensive income (loss)”.

Balances denominated in, or linked to foreign currency are stated on the basis of the exchange rates prevailing at the balance sheet date.

	As of April 30,	As of July 31,	As of July 31,
	2019	2018	2017
Official exchange rate of NIS 1 to U.S. dollar	0.277	0.273	0.281

C.	Principles of consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Inter-company balances and transactions have been eliminated upon consolidation.

D.	Cash equivalents

Cash equivalents are short-term highly liquid investments which include short term bank deposit (up to three months from date of deposit), that are not restricted as to withdrawals or use that are readily convertible to cash with maturities of three months or less as of the date acquired.

The company’s cash and cash equivalents are maintained with major banking institutions in Israel.

DARKSTAR VENTURES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (continue)

E.	Loss per share

Basic loss per ordinary share is computed by dividing the loss for the period applicable to ordinary shareholders, by the weighted average number of shares of common stock outstanding during the period. Securities that may participate in dividends with the shares of common stock (such as the convertible preferred) are considered in the computation of basic loss per share under the two class method. However, in periods of net loss, only the convertible preferred shares are considered, since such shares have a contractual obligation to share in the losses of the Company.

In computing diluted loss per share, basic loss per share is adjusted to reflect the potential dilution that could occur upon the exercise of potential shares. Accordingly, in periods of net loss, no potential shares are considered.

F.	Deferred income taxes

The Group accounts for income taxes in accordance with ASC Topic 740, “Income Taxes”. Accordingly, deferred income taxes are determined utilizing the asset and liability method based on the estimated future tax effects of differences between the financial accounting and the tax bases of assets and liabilities under the applicable tax law. Deferred tax balances are computed using the enacted tax rates expected to be in effect when these differences reverse. Valuation allowances in respect of deferred tax assets are provided for, if necessary, to reduce deferred tax assets to amounts more likely than not to be realized.

The Group accounts for uncertain tax positions in accordance with ASC Topic 740-10, which prescribes detailed guidance for the financial statement recognition, measurement and disclosure of uncertain tax positions recognized in an enterprise’s financial statements. According to ASC Topic 740-10, tax positions must meet a more-likely-than-not recognition threshold. The Company’s accounting policy is to classify interest and penalties relating to uncertain tax positions under income taxes, however the Company did not recognize such items in its fiscal 2018 and 2017 financial statements and in the nine months ended April 30, 2019 and did not recognize any liability with respect to an unrecognized tax position in its balance sheet

G.	Property, plant and equipment

Property, plant and equipment are stated at cost, less accumulated depreciation. Assets are depreciated using the straight-line method over their estimated useful lives. Computers, software and electronic equipment are depreciated over three years. Tools and equipment are depreciated over ten years.

H.	Land development costs

Land development costs, including estimated value of land, under TAMA 38 purchase agreements are capitalized when definite agreement is signed with the tenants. Tax arising from such agreements is recorded as Obligation under construction agreements when the Company can estimate the tax obligation.

DARKSTAR VENTURES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (continue)

I.	Fair value measurements

The Company measures and discloses fair value in accordance with the Financial Accounting Standards Board (“FASB”), Accounting Standards Codification 820, Fair Value Measurements and Disclosures (“ASC Topic 820”). ASC Topic 820 defines fair value, establishes a framework and gives guidance regarding the methods used for measuring fair value, and expands disclosures about fair value measurements. Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions there exists a three-tier fair-value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1 – unadjusted quoted prices are available in active markets for identical assets or liabilities that the Company has the ability to access as of the measurement date

Level 2 – pricing inputs are other than quoted prices in active markets that are directly observable for the asset or liability or indirectly observable through corroboration with observable market data.

Level 3 – pricing inputs are unobservable for the non-financial asset or liability and only used when there is little, if any, market activity for the non-financial asset or liability at the measurement date. The inputs into the determination of fair value require significant management judgment or estimation. Level 3 inputs are considered as the lowest priority within the fair value hierarchy.

This hierarchy requires the Company to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value.

The fair value of cash and cash equivalents is based on its demand value, which is equal to its carrying value. Additionally, the carrying value of all other short term monetary assets and liabilities are estimated to be equal to their fair value due to the short-term nature of these instruments.

J.	Other comprehensive income (loss)

Other comprehensive income (loss), presented in stockholders’ equity (deficit), includes, in addition to loss, gains and losses from the translation of the results of foreign subsidiary to the reporting currency.

K.	Reclassification

Certain reclassification from the prior year presentation have been made to confirm to the current period presentation. These reclassification did not have material impact on the Company’s equity, net assets, results of operations or cash flows.

DARKSTAR VENTURES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (continue)

L.	Recently issued accounting standards

In June 2016, the FASB issued a new standard, ASU 2016-13 – “Financial Instruments – Credit Losses”, requiring measurement and recognition of expected credit losses on certain types of financial instruments. The standard also modifies the impairment model for available-for-sale debt securities and provides for a simplified accounting model for purchased financial assets with credit deterioration since their origination. This standard is effective for the Company after December 15, 2019. The standard does not have a material impact on the Company’s financial statements.

In February 2016, the FASB issued a new lease accounting standard, ASU 2016-02 - “Leases”, requiring the recognition of lease assets and liabilities on the balance sheet. This standard is effective starting January 1, 2019. The adoption of ASU 2016-02 is not expected to have a material impact on the Company’s financial statements.

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09 “Revenue from Contracts with Customers,” and modified the standard thereafter. The objective of the ASU is to establish a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers that will supersede most current revenue recognition guidance.  The basis of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. The Company adopted this standard as of January 1, 2018 using the modified retrospective method. See Note 2.H. to the consolidated financial statements for additional details.

On January 5, 2016, the FASB issued ASU 2016-01, “Recognition and Measurement of Financial Assets and Financial Liabilities. The standard requiring changes to recognition and measurement of certain financial assets and liabilities. The standard primarily affects equity investments, financial liabilities under the fair value option, and the presentation and disclosure requirements for financial instruments. The Company adopted ASU 2016-01 in the first quarter of 2018 and the impact on its consolidated financial statements was not material.

In November 2016, the FASB issued ASU 2016-18 “Restricted Cash” to provide guidance on the presentation of restricted cash in the statement of cash flows. Currently, the statement of cash flows explained the change in cash and cash equivalents for the period. The ASU requires that the statement of cash flows explain the change in cash, cash equivalents and restricted cash for the period. The ASU is effective for the Company in the first quarter of 2018, with early adoption permitted. The Company did not have a material effect on the statements of cash flows as the Company’s restricted cash is not material.

DARKSTAR VENTURES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (continue)

L.	Recently issued accounting standards (continue)

In June 2018, the FASB issued ASU No. 2018-07 “Compensation – Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting.” These amendments expand the scope of Topic 718, Compensation – Stock Compensation (which currently only includes share-based payments to employees) to include share-based payments issued to nonemployees for goods or services. Consequently, the accounting for share-based payments to nonemployees and employees will be substantially aligned. The ASU supersedes Subtopic 505-50, Equity – Equity-Based Payments to Non-Employees. The Company plans to adopt this standard in the first quarter of 2019. ASU 2018-07 is not expected to have an impact on Company’s consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, “Changes to Disclosure Requirements for Fair Value Measurements,” which will improve the effectiveness of disclosure requirements for recurring and nonrecurring fair value measurements. The standard removes, modifies, and adds certain disclosure requirements and is effective for the Company beginning on January 1, 2020. The Company does not expect that this standard will have a material effect on the Company’s consolidated financial statements.

NOTE 3 – LAND DEVELOPMENT COSTS

The Company signed two definite agreements with tenants one under “Tama 38” Israeli national zoning plan (“Tama 38”) and another under “Pinui Binui” project.

According to the Tama 38 signed project the Company assumes the responsibility of renovating 32 apartments in exchange for covering all costs of renovations, securing building permits and paying requisite taxes. The Company was granted the right to build an additional 28 apartments connected to the existing building that would be sold upon completion of the project.

According to the “Pinui Binui” project the residents of 12 apartments are temporarily evacuated so that the buildings may be demolished and rebuilt.  Under the agreement the Company will pay all costs for demolition, construction, relocating apartment owners and renting their temporary homes during construction.  In exchange, the Comapny intends to add 24 new apartments to the building that would be sold upon completion of the project.

Both agreements are conditional upon obtaining the final approval from the cities’ planning institutions and other conditions set forth in the agreements. As the Company could not estimate the land purchase taxes arising from the agreements such costs were not accrued in this financial statements. Land purchase taxes are not due until final approvals are obtained.

DARKSTAR VENTURES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 – LONG TERM LOAN

On February 28, 2016, Bengio and TCSM INC signed a loan agreement according to which TCSM would grant the Company a loan of up to $256,016 (NIS 1,000,000). The loan bears interest at an annual rate of 25%. The principal and interest will be repaid at March 1, 2019.

On February 28, 2016 TCSM INC assigned its rights in the above loan agreement to a third party. The loan is secured by Avraham Bengio, the Company’s majority holder of the issued and outstanding shares of common stock and its Sole Director, CEO and CFO in an amount of up to $172,826 (NIS 650,000).

On March 8, 2017 Bengio entered into a loan agreement with a third party (the “Lender”) according to which the lender will lend the company up to $207,240 (NIS750,000). The loan bears annual nominal interest of 25%. The loan and accrued interest matures on March 15, 2020. In addition, the Company undertook to issue the Lender 1% of the outstanding common shares of the Company (6,473,450 common shares) and to finance the cost of its par value ($6,473). As of the balance sheet date such shares have not been issued yet. The value of the obligation to issues shares was valued at $64,735 and was recorded as additional paid in capital and was offset against the loan balance.

As of April 30, 2019, the balance of the loans and accumulated interest net of the unamortized portion of the share obligation, amounts to $844,177.

NOTE 5 – SHARHOLDER’S EQUITY

A.	PREFERRED STOCK

The Company’s Board of Directors may issue authorized but unissued shares of preferred stock in series and at the time of issuance, determine the rights, preferences and limitation of each series. The holders of preferred stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of the Company before any payment is made to the holders of the common stock. Furthermore, the board of directors could issue preferred stock with voting and other rights that could adversely affect the voting power of the holders of the common stock.

B.	COMMON SHARES

On February 16, 2016, the Board of Directors of the Company and the holder of a majority of the issued and outstanding shares of common stock of the Company (the “Majority Consenting Stockholder”), together, executed a joint written consent to authorize and approve a Certificate of Amendment to the Company’s Articles of Incorporation to increase the authorized capital stock of the Company from 505,000,000 shares (the “Capital Stock”), consisting of 500,000,000 shares of common stock, par value $0.0001 (the “Common Stock”) and 5,000,000 shares of preferred stock, par value $0.0001 (the “Preferred Stock”), to an authorized capital stock of the Corporation of 2,005,000,000 shares consisting of 2,000,000,000 shares of Common Stock and five million 5,000,000 shares of Preferred Stock. It was also decided that the Board of Directors shall have the authority to establish one or more series of Preferred Stock and fix relative rights and preferences of any series of Preferred Stock, without any further action or approval of our stockholders.

DARKSTAR VENTURES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 – INCOME TAXES

At April 30, 2019 the Company had available net-operating loss carryforwards for Federal tax purposes of approximately $415,000, which may be applied against future taxable income, if any, through 2038. Certain significant changes in ownership of the Company may restrict the future utilization of these tax loss carryforwards.

At April 30, 2019 the Company had a deferred tax asset of approximately $141,000 representing the benefit of its net operating loss carryforwards. The Company has not recognized the tax benefit because realization of the tax benefit is uncertain and thus a valuation allowance has been fully provided against the deferred tax asset. The difference between the Federal Statutory Rate of 34% and the Company’s effective tax rate of 0% is due to an increase in the valuation allowance of approximately $7,000 for the nine months ended April 30, 2019 and $14,000 for the years ended July 31, 2018.

The Company’s subsidiary has estimated total available carryforward operating tax losses for Israeli income tax purposes of approximately $884,000 as of April 30, 2019, which may be carryforward to offset against future income for an indefinite period of time.

The Company has no uncertain tax positions that require the Company to record a liability.

The Company had no accrued penalties and interest related to taxes as of April 30, 2019.

NOTE 7 – RELATED PARTY

A.	Transactions and balances with related parties

	Nine ended April 30	Year ended December 31	Year ended December 31
	2019	2018	2017

General and administrative expenses:
Management fees (*)	135,759	165,000	165,000
	135,759	165,000	165,000

B. Balances with related parties and officers:
Current assets – Related parties	-	3,667	135,644
Other accounts liabilities	161,567	-	-

(*)	On November 1, 2017, Bengio and Bengio Urban Renewals Management Ltd (“Bengio Management”), a company controlled by the Company’s majority shareholder, signed a Management Service Agreement according to which the shareholder would provide management services to Bengio that includes among other, locating potential projects, signing tenants and construction management. In consideration for the services above the Company shall pay a monthly fee of $15,000 and $10,000 for each project signed and 1.5% of the projects costs (as approved by the escorting bank).

DARKSTAR VENTURES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 – SUBSEQUENT EVENTS:

A.	On May 10, 2019, the Company entered into a binding merger agreement with Samsara Luggage, Inc. (“Samsara”), a smart luggage company, pursuant to which Samsara will merge with and into the Company, and the current shareholders of Samsara will be issued new shares of the Company representing approximately 80% of the issued and outstanding shares of the Company’s common stock following the completion of the merger.

The closing of the merger transaction is subject, among other standard closing conditions, to the following conditions:

(1)	The completion of all missing information, exhibits, and schedules to the merger agreement to the satisfaction of Samsara.

(2)	An increase in the authorized share capital of the Company.

(3)	The spin-off and sale of the Company’s wholly owned Israeli subsidiary, Bengio Urban Renewals Ltd., to Avraham Bengio, the current CEO of the Company.

(4)	The Company having raised at least $500,000 in financing.

(5)	A Registration Statement on Form S-4 for the Company shares to be issued to the shareholders of Samsara having been declared effective by the Securities and Exchange Commission.

(6)	All required consents and approvals for the merger transaction having been obtained.

On September 26, 2019, the Company entered into share purchase agreements with five non-U.S. investors pursuant to which the investors undertook to invest an aggregate amount of $500,000 in the Company, and the Company undertook to issue to the investors shares of common stock at a price per share equal to $0.0024. In addition, the Company undertook to issue to one of the investors additional shares of common stock valued at $50,000, at the $0.0024 price per share, as a finder’s fee for the transaction. While the closing of this investment transaction has yet to occur due to technical reasons, the investors advanced the aggregate purchase price to the Company in May 2019. The aggregate number of shares of common stock to be issued to the investors upon closing is 229,166,666. As part of this transaction, the Company also granted the investors warrants to purchase an aggregate amount of 104,166,666 shares of common stock of the Company at an exercise price equal to US$0.0048 per share. The warrants are exercisable during a period of one year from the date of grant.

B.	On June 5, 2019, the Company entered into a Securities Purchase Agreement (“SPA”) with YAII PN, Ltd. (the “Investor”), pursuant to which the Investor agreed to provide the Company with a convertible loan in the aggregate amount of $1,100,000 in three tranches, and the Company agreed to issue convertible debentures and a warrant to the Investor. The first tranche of the loan in the amount of $200,000 was provided upon signature of the SPA. The second tranche in the amount of $300,000 will be provided upon the Company filing of a Registration Statement on Form S-4 in connection with the Merger with Samsara. The third tranche in the amount of $600,000 will be provided upon consummation of the Merger with Samsara and the fulfillment of all conditions required for the Merger. The funds are expected to be used to finance Company’s activities through its merger with Samsara and to finance Samsara’s working capital needs until the Merger.

Each tranche of the loan will bear interest at an annual rate of ten percent (10%) and will be repayable after two years. Each tranche of the loan will be convertible after six months into shares of Company’s common stock at a conversion price equal to $0.003 per share.

As part of the transaction, the Company issued to the Investor a warrant to purchase 91,666,666 shares of common stock, at an exercise price equal to $0.003. The term of the warrant is five years from the issue date. The warrant may be exercised by cash payment or through cashless exercise by the surrender of warrant shares having a value equal to the exercise price of the portion of the warrant being exercised.

SAMSARA LUGGAGE, INC.

FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2018

Samsara Luggage Inc.

FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2018

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF

SAMSARA LUGGAGE, INC.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Samsara Luggage, Inc (the “Company”) as of December 31, 2018 and 2017, the related statements of operations and comprehensive loss, changes in stockholders’ deficit and cash flows for the year in the period ended December 31, 2018 and for the period from October 23, 2017 till December 31,2017 , and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for the year in the period ended December 31, 2018 and for the period from October 23, 2017 till December 31,2017 , in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1B to the financial statements, the Company has not yet generated material revenues from its operations to fund its activities and is therefore dependent upon external sources for financing its operations. As of December 31, 2018, the Company has incurred accumulated deficit of $2,094,812 and negative operating cash flows. These factor among others, as discussed in Note 1B to the financial statements raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 1B to the financial statements. The financial statements do not include any adjustments that might result from the outcome of’ these uncertainties.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/Halperin Ilanit.

Certified Public Accountants (Isr.)

Tel Aviv, Israel

October 2, 2019

We have served as the Company’s auditor since 2019

30 A’arba’a st. A’arba’a towers, Tel Aviv 6473926 | tel. +972-3-9335474 | fax. +972-3-9335466 | www.halperin-cpa.co.il

SAMSARA LUGGAGE, INC.

BALANCE SHEETS

(U.S. dollars except share and per share data)

	December 31,	December 31,
	2018	2017
A s s e t s
Current Assets
Cash and cash equivalents	128,570	97,528
Inventory	182,730	-
Other current assets (Note 3)	57,790	69,200
T o t a l Current assets	369,090	166,728

T o t a l assets	369,090	166,728

Liabilities and Stockholders’ Deficit
Current Liabilities
Convertible note and short-term loan (Note 4)	56,363	-
Other accounts liabilities	101,700	-
Deferred revenues	460,368	368,126
T o t a l current liabilities	618,431	368,126

Long term loan (Note 5)	40,000	40,000

Stockholders’ Deficit (Note 6)
Common stocks of US$ 0.0001 par value each (“Common Stocks”): 10,000,000 shares authorized as of December 31, 2018 and 2017; issued and outstanding 5,652,413 and 5,000,000 shares as of December 31, 2018 and 2017, respectively.	566	500
Additional paid-in capital	2,713,467	1,999,900
Services receivable	(908,562)	(1,783,562)
Proceeds on account of shares not yet issued	-	32,115
Accumulated deficit	(2,094,812)	(490,351)
T o t a l stockholders’ deficit	(289,341)	(241,398)
T o t a l liabilities and stockholders’ deficit	369,090	166,728

The accompanying notes are an integral part of the financial statements.

SAMSARA LUGGAGE, INC.

STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(U.S. dollars except share and per share data)

	Year ended	Period from October 23 till (*)
	December 31	December 31
	2018	2017

Revenues from sales of products	6,610	-
Cost of sales	(2,295)	-
Gross profit	4,315	-
Research and development expenses	(136,253)	(110,837)
Selling and marketing expenses	(171,115)	(122,276)
General and administrative expenses (Note 7)	(1,161,747)	(256,172)
Operating loss	(1,464,800)	(489,285)
Financing expenses, net (Note 4B)	(139,661)	(1,066)
Net loss	(1,604,461)	(490,351)

Loss per share (basic and diluted( (Note 9)	(0.31)	(0.10)

(*) See Note 1 below.

The accompanying notes are an integral part of the financial statements.

SAMSARA LUGGAGE, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

(U.S. dollars, except share and per share data)

	Number of Shares	Amount	Additional paid-in capital	Proceeds on account of shares	Services receivable	Accumulated deficit	Total stockholders’ deficit

CHANGES DURING THE PERIOD FROM OCTOBER 23, 2017 TO DECEMBER 31, 2017:
Issuance of shares for cash	4,000,000	400	-	-		-	400
Issuance of shares for services (Note 6B1)	1,000,000	100	1,999,900	-	(2,000,000)	-	-
Amortization of services	-	-	-	-	216,438	-	216,438
Proceeds on account of shares not yet issued	-	-	-	32,115	-	-	32,115
Loss for the year	-	-	-	-	-	(490,351)	(490,351)
BALANCE AT DECEMBER 31, 2017	5,000,000	500	1,999,900	32,115	(1,783,562)	(490,351)	(241,398)
CHANGES DURING THE YEAR ENDED DECEMBER 31, 2018:
Issuance of shares for cash net of issuance expenses	156,913	16	179,417	(32,115)	-	-	147,318
Issuance of shares and warrants for services (Note 4B and 6B3)	495,500	50	534,150	-	(200,000)	-	334,200
Amortization of services	-	-	-	-	1,075,000	-	1,075,000
Comprehensive loss for the year	-	-	-	-	-	(1,604,461)	(1,604,461)
BALANCE AT DECEMBER 31, 2018	5,652,413	566	2,713,467	-	(908,562)	(2,094,812)	(289,341)

The accompanying notes are an integral part of the financial statements.

SAMSARA LUGGAGE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(U.S. dollars)

	Year ended	Period from October 23 (*) till
	December 31	December 31
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Loss for the period	(1,604,461)	(490,351)
Adjustments required to reconcile net loss for the period to net cash used in operating activities:
Amortization of services receivable	1,075,000	216,438
Interest on convertible note and short-term loan	128,773	-
Decrease (increase) in other current assets	19,200	(69,200)
Increase in inventory	(182,730)	-
Increase in deferred revenues	92,242	368,126
Increase in other accounts liabilities	101,700	-
Net cash provided by (used in) operating activities	(370,276)	25,013

CASH FLOWS FROM FINANCING ACTIVITIES:
Long-term loan received	-	40,000
Convertible note from related parties	54,000	-
Short-term loan received	200,000	-
Proceeds from stock issued for cash, net	147,318	400
Proceeds on account of shares	-	32,115
Net cash provided by financing activities	401,318	72,515

INCREASE IN CASH AND CASH EQUIVALENTS	31,042	97,528

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	97,528	-

CASH AND CASH EQUIVALENTS AT END OF YEAR	128,570	97,528

Non cash transactions:
Issued shares and warrants against services (Note 4B)	334,200	-

(*) See Note 1 below.

The accompanying notes are an integral part of the financial statements.

SAMSARA LUGGAGE, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 1 – GENERAL

A.	Operations

Samsara Luggage Inc. (“Company”) was incorporated on October 23, 2017 in Delaware. The Company designs, manufacturers, and sells high quality luggage products to meet the evolving needs of frequent travelers. The Company also seeks to present new technologies within the aluminum luggage industry, including an aluminum “smart” suitcase.

B.	Going concern uncertainty

The Company has incurred significant operating losses since its inception. The Company’s net losses were $1,604,461 and $490,351 for the years ended December 31, 2018, and for the period from from October 23, 2017 till December 31, 2017, respectively. As of December 31, 2018, the Company had an accumulated deficit of $2,094,812. The Company expects to continue to incur losses for the foreseeable future and anticipates these losses will increase substantially as the Company continues to develop and commercialize its products.

The Company is addressing its liquidity needs by seeking additional funding from public and/or private sources. There are no assurances, however, that the Company will be able to obtain an adequate level of financial resources that are required for the Company’s short and long-term requirements, or at all these conditions raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

C.	Risk factors

The Company face a number of risks, including uncertainties regarding finalization of the development process, demand and market acceptance of the Company’s products, the effects of technological changes, competition and the development of products by competitors. Additionally, other risk factors also exist, such as the ability to manage growth and the effect of planned expansion of operations on the Company’s future results.  In addition, the Company expects to continue incurring significant operating costs and losses in connection with the development of its products and increased marketing efforts. As mentioned above, the Company has not yet generated significant revenues from its operations to fund its activities, and therefore the continuance of its activities as a going concern depends on the receipt of additional funding from its current stockholders and investors or from third parties.

SAMSARA LUGGAGE, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

The financial statements were prepared in accordance with accounting principles generally accepted in the United States of America (US GAAP).

A.	Use of estimates in the preparation of financial statements

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the financial statements, and the reported amounts of expenses during the reporting periods. Actual results could differ from those estimates. As applicable to these financial statements, the most significant estimates and assumptions relate to the going concern assumptions.

B.	Functional currency

The functional currency of the Company is the US dollar (“US$”), which is the currency of the primary economic environment in which the operations of the Company are conducted.

C.	Cash and cash equivalents

Cash equivalents are short-term highly liquid investments which include short term bank deposits (up to three months from date of deposit), that are not restricted as to withdrawals or use that are readily convertible to cash with maturities of three months or less as of the date acquired.

D.	Deferred income taxes

The Group accounts for income taxes in accordance with ASC Topic 740, “Income Taxes”. Accordingly, deferred income taxes are determined utilizing the asset and liability method based on the estimated future tax effects of differences between the financial accounting and the tax bases of assets and liabilities under the applicable tax law. Deferred tax balances are computed using the enacted tax rates expected to be in effect when these differences reverse. Valuation allowances in respect of deferred tax assets are provided for, if necessary, to reduce deferred tax assets to amounts more likely than not to be realized.

The Group accounts for uncertain tax positions in accordance with ASC Topic 740-10, which prescribes detailed guidance for the financial statement recognition, measurement and disclosure of uncertain tax positions recognized in an enterprise’s financial statements. According to ASC Topic 740-10, tax positions must meet a more-likely-than-not recognition threshold. The Company’s accounting policy is to classify interest and penalties relating to uncertain tax positions under income taxes, however the Company did not recognize such items in its fiscal 2018 and 2017 financial statements and did not recognize any liability with respect to an unrecognized tax position in its balance sheets.

SAMSARA LUGGAGE, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (continue)

E.	Revenue recognition

Revenues are recognized when delivery has occurred and there is persuasive evidence of an agreement, the fee is fixed or determinable and collection of the related receivables is reasonably assured and no further obligations exist.

Revenues from sales of products are recognized when title and risk and rewards for the products are transferred to the customer.

F.	Research and development expenses

Research and development expenses are charged to operations as incurred.

G.	Inventory

Inventories are valued at the lower of cost or net realizable value. Cost of raw and packaging materials, purchased products, manufactured finished products and products in process are determined on the average costs basis.

The Company regularly reviews its inventories for impairment and reserves are established when necessary.

H.	Basic and diluted loss per ordinary share

Basic loss per ordinary share is computed by dividing the loss for the period applicable to ordinary shareholders, by the weighted average number of shares of common stock outstanding during the period. Securities that may participate in dividends with the shares of common stock (such as the convertible preferred) are considered in the computation of basic loss per share under the two class method. However, in periods of net loss, only the convertible preferred shares are considered, since such shares have a contractual obligation to share in the losses of the Company.

In computing diluted loss per share, basic loss per share is adjusted to reflect the potential dilution that could occur upon the exercise of potential shares. Accordingly, in periods of net loss, no potential shares are considered.

I.	Share-based compensation

Share-based payments awarded to consultants (non-employees) are accounted for in accordance with ASC Topic 505-50, “Equity-Based Payments to Non-Employees”. However, when the Company grants to non-employees a fully vested, nonforfeitable equity instrument, such grants are measured based on the fair value of the award at the date of grant. When the fully vested, nonforfeitable equity instruments are granted for services to be received in future periods, the measured cost is recognized as an increase to stockholders’ equity at the measurement date with an offsetting amount as a deduction from stockholders’ equity within the caption “Services receivable”. Such amount is subsequently amortized to the statement of operations over the term of the services as an operating expense, as if the Company has paid periodic payments of cash for the services received from such service provider.

SAMSARA LUGGAGE, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (continue)

J.	Fair Value Measurements

The Company measures and discloses fair value in accordance with the Financial Accounting Standards Board (“FASB”), Accounting Standards Codification 820, Fair Value Measurements and Disclosures (“ASC Topic 820”). ASC Topic 820 defines fair value, establishes a framework and gives guidance regarding the methods used for measuring fair value, and expands disclosures about fair value measurements. Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions there exists a three-tier fair-value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1 – unadjusted quoted prices are available in active markets for identical assets or liabilities that the Company has the ability to access as of the measurement date

Level 2 – pricing inputs are other than quoted prices in active markets that are directly observable for the asset or liability or indirectly observable through corroboration with observable market data.

Level 3 – pricing inputs are unobservable for the non-financial asset or liability and only used when there is little, if any, market activity for the non-financial asset or liability at the measurement date. The inputs into the determination of fair value require significant management judgment or estimation. Level 3 inputs are considered as the lowest priority within the fair value hierarchy.

This hierarchy requires the Company to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value.

The fair value of cash and cash equivalents is based on its demand value, which is equal to its carrying value. Additionally, the carrying value of all other short term monetary assets and liabilities are estimated to be equal to their fair value due to the short-term nature of these instruments.

K.	Other comprehensive income (loss)

Other comprehensive income (loss), presented in stockholders’ equity (deficit), includes, in addition to loss, gains and losses from the translation of the results of foreign subsidiary to the reporting currency.

SAMSARA LUGGAGE, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (continue)

L.	Recently issued accounting standards

In June 2016, the FASB issued a new standard, ASU 2016-13 – “Financial Instruments—Credit Losses”, requiring measurement and recognition of expected credit losses on certain types of financial instruments. The standard also modifies the impairment model for available-for-sale debt securities and provides for a simplified accounting model for purchased financial assets with credit deterioration since their origination. This standard is effective for the Company after December 15, 2019. The standard does not have a material impact on the Company’s financial statements.

In February 2016, the FASB issued a new lease accounting standard, ASU 2016-02 - “Leases”, requiring the recognition of lease assets and liabilities on the balance sheet. This standard is effective starting January 1, 2019. The adoption of ASU 2016-02 is not expected to have a material impact on the Company’s financial statements.

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09 “Revenue from Contracts with Customers,” and modified the standard thereafter. The objective of the ASU is to establish a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers that will supersede most current revenue recognition guidance.  The basis of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. The Company adopted this standard as of January 1, 2018 using the modified retrospective method. See Note 2.H. to the consolidated financial statements for additional details.

On January 5, 2016, the FASB issued ASU 2016-01, “Recognition and Measurement of Financial Assets and Financial Liabilities. The standard requiring changes to recognition and measurement of certain financial assets and liabilities. The standard primarily affects equity investments, financial liabilities under the fair value option, and the presentation and disclosure requirements for financial instruments. The Company adopted ASU 2016-01 in the first quarter of 2018 and the impact on its consolidated financial statements was not material.

In November 2016, the FASB issued ASU 2016-18 “Restricted Cash” to provide guidance on the presentation of restricted cash in the statement of cash flows. Currently, the statement of cash flows explained the change in cash and cash equivalents for the period. The ASU requires that the statement of cash flows explain the change in cash, cash equivalents and restricted cash for the period. The ASU is effective for the Company in the first quarter of 2018, with early adoption permitted. The Company did not have a material effect on the statements of cash flows as the Company’s restricted cash is not material.

SAMSARA LUGGAGE, INC.

NOTES TO FINANCIAL STATEMENTS

(U.S. dollars)

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (continue)

L.	Recently issued accounting standards (continue)

In June 2018, the FASB issued ASU No. 2018-07 “Compensation – Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting.” These amendments expand the scope of Topic 718, Compensation – Stock Compensation (which currently only includes share-based payments to employees) to include share-based payments issued to nonemployees for goods or services. Consequently, the accounting for share-based payments to nonemployees and employees will be substantially aligned. The ASU supersedes Subtopic 505-50, Equity – Equity-Based Payments to Non-Employees. The Company plans to adopt this standard in the first quarter of 2019. ASU 2018-07 is not expected to have an impact on Company’s consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, “Changes to Disclosure Requirements for Fair Value Measurements,” which will improve the effectiveness of disclosure requirements for recurring and nonrecurring fair value measurements. The standard removes, modifies, and adds certain disclosure requirements and is effective for the Company beginning on January 1, 2020. The Company does not expect that this standard will have a material effect on the Company’s consolidated financial statements.

NOTE 3 – OTHER CURRENT ASSTES

	December 31,
	2018	2017

Prepaid expenses	-	15,000
Other (Note 4B)	7,790	-
Advances to accounts payable	50,000	54,200
	57,790	69,200

NOTE 4 – CONVERTIBLE NOTE AND SHORT TERM-LOAN

A.	On August 20, 2018 the Company entered into a Convertible Promissory Note (hereunder the “Note”) with a related party for the finance of the ongoing working capital of the Company in the amount of $54,000. The Company promised to pay to related party in lawful money of the United States of America the principal sum of Fifty Four Thousand Dollars ($54,000), or such lesser amount as shall equal the outstanding principal amount hereof, together with interest from the date of this Note on the unpaid principal balance at a rate equal to 12% per annum, with such interest payable in the form of Shares of Common Stock of the Company, par value $0.001 (the “Shares”), at a price of Seventy Cents ($0.70) per Share, computed on the basis of the actual number of days elapsed and a year of 365 days.

The note was payable by August 20, 2019. In September 2019, the maturity of the loan was extended till December 31, 2019.

SAMSARA LUGGAGE, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 4 – CONVERTIBLE NOTE AND SHORT TERM-LOAN (continue)

B.	On August 22, 2018 the Company (through a related company) entered into a Secured Loan and Service Agreement with a an affiliated entity of Moshe Zuk (hereunder “Zuk”) for the finance of the ongoing working capital of the Company, according to which Zuk granted the Company a loan in the amount of $200,000. The loan bears a monthly interest at a rate of 2% paid quarterly and calculated daily. The loan was guaranteed by the Company and by one of its shareholders.

In addition Zuk granted the Company a credit line of up to $300,000 per year. The credit line shall bear a monthly interest of 1.5% of the utilized credit line. As of the date of this financial statements, the Company has not utilized such line of credit.

In addition, the Company issued Zuk 395,500 shares of common stock of the Company representing 7% of the issued and outstanding shares of the Company on a fully diluted basis and warrants to purchase 169,500 shares of common stock of the Company representing 3% of the issued and outstanding shares of the Company on a fully diluted basis for an excersie price of $50,000. The Company estimated the value of the fair value of such shares and warrants at a total of $334,200 of which $119,030 were recorded for interest expenses.

The balance of Zuk loan, net of unamortized portion of the Zuk shares and options amounted to $7,790 and was presented in Other Current Assets.

NOTE 5 – LONG TERM LOAN

On August 13, 2017 the Company entered into an agreement (hereunder the “Note”) with YARN Investments Ltd (hereunder “YARN”) according to which YARN provided the Company with a loan investment of $40,000. The loan does not bear interest and its repayment is conditional upon raising at least $200,000. In addition, YARN had agreed to provide additional $60,000 to the Company in a way of payments to promotional consultants. As of the date of this financial statement, the additional loan was not utilized.

NOTE 6 – STOCKHOLDERS’ EQUITY

A.	Description of the rights attached to the Shares in the Company:

Each share of common stock entitles the holder to one vote, either in person or by proxy, at meetings of stockholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the stockholders of the Company’s common stock who hold, in the aggregate, more than fifty percent of the total voting rights can elect all of the directors and, in such event, the holders of the remaining minority shares will not be able to elect any of such directors. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law.

SAMSARA LUGGAGE, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 6 – STOCHOLDERS’ EQUITY

B.	Transactions:

1.	On October 23, 2017, the Company issued 1,000,000 shares of common stock of the Company to YARN Investments Ltd (hereunder “YARN”) under its August 13, 2017 two year consulting agreement with YARN. Per the agreement, YARN will assist the Company with raising capital via equity crowdfunding campaign that started in 2017 and continued in 2018, in addition to other funding sources by YARN. The Company has estimated the fair value of such shares at a total of $2,000,000 and recorded an expense of $1,000,000 and $216,438, in the year ended December 31, 2018 and in the period from October 23, 2017 till December 31, 2017, respectively. As the equity instruments issued are fully vested and nonforfeitable, the fair value of the grant was recognized as an increase to stockholders’ equity at the measurement date with an offsetting amount as a deduction from stockholders’ equity within the caption “Services receivable” (see Note 2I). Such amount is subsequently amortized to the statement of operations over the term of the services as an operating expense.

2.	During the years 2017-2018, the Company issued 77,501 shares of common stock of the Company to 122 crowdfunding participants for total consideration of $140,433.

3.	On August 23, 2018, the Company issued 100,000 shares of common stock of the Company to DeMarcus Cousins (hereunder “DeMarcus”) under its march 15, 2018 agreement with Demarcus. Per the agreement, Demarcus will assist the Company with advertising, promotion, and sale of Samsara Products. The total consideration for the above services is 100,000 shares and $ 40,000. The Company has estimated the fair value of such shares at a total of $200,000 and recorded an expense of $75,000 in the year ended December 31, 2018. As the equity instruments issued are fully vested and nonforfeitable, the fair value of the grant was recognized as an increase to stockholders’ equity at the measurement date with an offsetting amount as a deduction from stockholders’ equity within the caption “Services receivable” (see Note 2I) Such amount is subsequently amortized to the statement of operations over the term of the services as an operating expense.

4.	On August 23, 2018, the Company issued 79,412 shares of common stock of the Company to Gil Melikovsky for total consideration of $54,000.

5.	See also Note 4B above.

SAMSARA LUGGAGE, INC.

NOTES TO FINANCIAL STATEMENTS

(U.S. dollars)

NOTE 7 – GENERAL AND ADMINISTRATIVE EXPENSES

	Year ended December 31	Period from October 23 (*) till December 31,
	2018	2017

Accounting and legal	27,469	21,534
Share based compensation (Note 6B1)	1,000,000	216,438
Management fees (See Note 10)	100,000	-
Other expenses	34,278	18,200
	1,161,747	256,172

(*) See note 1 above.

NOTE 8 – INCOME TAX

US resident companies are taxed on their worldwide income for corporate income tax purposes at a statutory rate of 21%. No further taxes are payable on this profit unless that profit is distributed. If certain conditions are met, income derived from foreign subsidiaries is tax exempt in the US under applicable tax treaties to avoid double taxation.

The following is reconciliation between the theoretical tax on pre-tax income, at the tax rate applicable to the Company (federal tax rate) and the tax expense reported in the financial statements:

	Year ended December 31	Period from October 23 (*) till December 31,
	2018	2017

Pretax loss	1,604,461	490,351
Federal tax rate	21%	21%
Income tax computed at the ordinary tax rate	336,934	102,974
Share-based compensation	(250,746)	(45,452)
Losses and timing differences in respect of which no deferred taxes were generated	(86,188)	(57,522)
	-	-

(*) See note 1 above.

SAMSARA LUGGAGE, INC.

NOTES TO FINANCIAL STATEMENTS

(U.S. dollars, except share and per share data)

NOTE 8 – INCOME TAX (continue)

A.	Deferred taxes result primarily from temporary differences in the recognition of certain revenue and expense items for financial and income tax reporting purposes. Significant components of the Company’s future tax assets are as follows:

	Year ended December 31	Period from October 23 (*) till December 31,
	2018	2017
Composition of deferred tax assets:

Non capital loss carry forwards	86,181	57,522
Valuation allowance	(86,181)	(57,522)
	-	-

(*) See note 1 above.

NOTE 9 – LOSS PER SHARE

Basic loss per share is computed by dividing net loss by the weighted average number of shares outstanding during the year. The weighted average number of shares of common stock used in computing basic and diluted loss per share of common stock for the years ended December 31, 2018 and for the period from October 23, 2017 till December 31, 2017, are as follows:

	Year ended December 31	Period from October 23 (**) till December 31,
	2018	2017
	Number of shares

Weighted average number of shares of common stock outstanding attributable to ordinary shareholders	5,244,563	5,000,000
Total weighted average number of shares of common stock related to outstanding options, excluded from the calculations of diluted loss per share (*)	169,500	-

(*) The effect of the inclusion of option and convertible loans in 2018 and 2017 is anti-dilutive.

(**) See note 1 above.

SAMSARA LUGGAGE, INC.

NOTES TO FINANCIAL STATEMENTS

(U.S. dollars)

NOTE 10 – RELATED PARTIES

A.	Transactions and balances with related parties

	Year ended December 31
	2018	2017
General and administrative expenses:
Management fees	100,000	-
	100,000	-
B. Balances with related parties and officers:
Other accounts liabilities	88,500	-
Convertible note	54,000	-

NOTE 11 – SUBSEQUENT EVENTS

A.	Convertible Loan Agreement

On March 24, 2019, the Company entered into a Convertible Loan Agreement (the “Agreement”) with Moshe Zuk. (the “Lender”), pursuant to which the Lender agreed to provide the Company with a loan in the amount of fifty thousand dollars ($50,000). The Company undertook to repay the loan principal plus annual interest of 12% within one year. The Lender may convert the loan plus interest into shares of the Company’s common stock at a price per share based on (a) a discount of twenty percent (20%) to the valuation of the Company at the Company’s first financing round, or (b) a one million dollar ($1,000,000) valuation of the Company, the lower valuation of the two. The Agreement is conditioned on the Company consummating a merger with a public company, and the funds are expected to be used to finance the Company’s working capital needs until the merger. The loan will become immediately repayable in the event the Lender reasonably determines that the Company is unable to consummate a merger with a public company.

B.	Merger transaction

On May 10, 2019, Darkstar Ventures, Inc. (“Darkstar”) and the Company have entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which the Company will merge with and into Darkstar, and the current shareholders of the Company will be issued new shares of the Darkstar representing approximately 80% of the issued and outstanding shares of the Darkstar’s common stock following the completion of the merger with Darkstar, and the name of Darkstar will be changed to Samsara Luggage, Inc. (the “Merger”).

The closing of the merger transaction is subject, among other standard closing conditions, to the following conditions:

(1)	The completion of all missing information, exhibits, and schedules to the merger agreement to the satisfaction of Samsara.
(2)	An increase in the authorized share capital of the Company.
(3)	The spin-off and sale of the Company’s wholly owned Israeli subsidiary, Bengio Urban Renewals Ltd., to Avraham Bengio, the current CEO of the Company.
(4)	The Company having raised at least $500,000 in financing.
(5)	A Registration Statement on Form S-4 for the Company shares to be issued to the shareholders of Samsara having been declared effective by the Securities and Exchange Commission.
(6)	All required consents and approvals for the merger transaction having been obtained.

ANNEX A

MERGER AGREEMENT AND PLAN OF MERGER

THIS MERGER AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into this 10th day of May 2019, by and among:

(A) Darkstar Ventures, Inc., a publicly-traded Nevada corporation with an address at 7 Eliezri Street, Jerusalem, Israel (“DarkStar”);

(B) Avraham Bengio, an individual with an address at 7 Eliezri Street, Jerusalem, Israel (“Bengio”); and

(C) Samsara Luggage, Inc., a Delaware corporation with an address at One University Plaza, Suite 505, Hackensack, NewJersey 07601 (“Samsara”);

Darkstar, Bengio, and Samsara are hereinafter collectively referred to as the “Parties.”

INTRODUCTION

A. Darkstar is a Nevada corporation of which at least 27,200,000 shares of its common stock, $0.0001 par value per share (the “DarkStar Common Stock”) are publicly-traded and listed on the OTC Markets OTC Pink quotation service (“OTCPink”) under the symbol “DAVC”.

B. Samsara is private Delaware corporation.

C. Each of the board of directors of Darkstar and Samsara deems it advisable, fair, and in the best interest of such corporation and its respective stockholders that Samsara merge with and into Darkstar, with Samsara becoming extinct and Darkstar the surviving entity, upon the terms and subject to the conditions hereinafter set forth (the “Merger”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto intending to be bound hereby, it is agreed as follows:

1. The Merger

1.1 Upon the terms and subject to the conditions set forth in this Agreement, on the Effective Time (as defined in Section 3.1) below, Samsara shall be merged with and into Darkstar, and the separate existence of Samsara shall cease. Darkstar shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall continue to be a corporation formed under the laws of the State of Nevada.

1.2 The Merger shall have the effects specified in the General Corporation Law of the State of Delaware, as amended (the “DGGL”), and in the Nevada Revised Statutes, as amended (the “NRS”), and the Surviving Corporation shall succeed, without other transfer, to all of the assets and property (whether real, personal or mixed), rights, privileges, franchises, immunities and powers of Samsara, and shall assume and be subject to all of the liabilities, obligations and restrictions of every kind and description of Samsara, including, without limitation, all outstanding indebtedness of Samsara.

1.3 If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Samsara or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Samsara or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of Samsara or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

1.4 The Articles of Incorporation of the Surviving Corporation shall be the Articles of Incorporation of Darkstar as in effect immediately before the Effective Time, without change unless and until amended in accordance with applicable law.

1.5 The Bylaws of the Surviving Corporation shall be the Bylaws of Darkstar as in effect immediately before the Effective Time, without change unless and until amended in accordance with applicable law.

1.6 At the Effective Time, the directors and officers of Samsara in office immediately before the Effective Time shall become the directors and officers of the Surviving Corporation, with each of such directors and officers to hold office subject to the applicable provisions of the Articles of Incorporation and Bylaws of the Surviving Corporation and the NRS until his or her successor is duly elected or appointed and qualified.

2. Effect of Merger on Capital Stock; Conversion of Shares

2.1 At the Effective Time, as a result of the Merger, each share of Samsara’s common stock, $0.001 per value per share (“Samsara Stock”), issued and outstanding immediately before the Effective Time (but excluding Dissenting Shares, as defined in Section 2.4 below), shall , by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become 2,589,400,000 validly issued, fully paid, and non-assessable shares of the Surviving Corporation’s common stock, $0.0001 par value per share (“Surviving Corporation Stock”), with all fractional shares to be rounded up, and all shares of Samsara Stock shall be cancelled and retired and shall cease to exist.

2.2 The total number of shares of Surviving Corporation Stock to be issued to each holder of shares of Samsara Stock (each a “Samsara Stockholder”) shall be as set forth opposite such Samsara Stockholder’s name in Exhibit A attached hereto.

2.3 Following the Effective Time, the Samsara Stockholders immediately prior to the Effective Time will hold approximately eighty percent (80%) of the issued and outstanding shares of the Surviving Corporation Stock.

2.4 Notwithstanding anything in this Agreement to the contrary, any shares of Samsara Stock that are issued and outstanding as of the Effective Time and that are held by a Samsara Stockholder who has properly exercised his, her, or its appraisal rights under the DGCL (the “Dissenting Shares”) shall not be converted into shares of the Surviving Corporation Stock unless and until the holder shall have failed to perfect, or shall have effectively withdrawn or lost, his, her or its right to dissent from the Merger under the DGCL and to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of the DGCL.

3. Effective Time.

3.1 As soon as practicable following the satisfaction of the conditions set forth in Section 7 and Section 8 of this Agreement, Darkstar and Samsara shall cause Articles of Merger to be executed and filed with the Office of the Secretary of State of Nevada (the “ Nevada Articles of Merger ”) and a Certificate of Merger to be executed and filed with the Office of the Secretary of State of Delaware (the “ Delaware Certificate of Merger ”).  The Merger shall become effective upon the date and time specified in the Nevada Articles of Merger and the Delaware Certificate of Merger (the “Effective Time”).

4. Representations and Warranties of DarkStar and Bengio

DarkStar and Bengio hereby represent and warrant to Samsara and the Samsara Stockholders as follows:

4.1 Corporate Organization. DarkStar is a corporation duly organized, validly existing, and within seven (7) days of the signing of this Agreement will be in good standing, under the laws of the State of Nevada, with the requisite corporate power and authority to carry on its business as it is now being conducted, and to own, operate and lease its properties and assets. With respect to the filing of annual returns and the payment of fees required under the laws of the jurisdiction of its incorporation, DarkStar is in compliance with all such laws. DarkStar is not and has not been the subject of any voluntary or involuntary bankruptcy proceeding. DarkStar is currently not in good standing and its status has been “revoked” due to Darkstar’s failure to pay the required annual fees to, and file the required annual reports with, the Office of the Secretary of State of Nevada.

4.2 Authorization. DarkStar has all requisite power and authority to enter into, execute, deliver, and perform its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by DarkStar and is the valid and binding legal obligation of DarkStar enforceable against DarkStar in accordance with its terms, subject to bankruptcy, moratorium, principles of equity and other limitations limiting the rights of creditors generally. The execution and performance of this Agreement will not constitute a material breach or default of any agreement, contract, charter, indenture, mortgage, license or other instrument or document to which DarkStar or Bengio is party and will not violate any judgment, decree, order, writ, rule, statute, or regulation applicable to DarkStar or Bengio or their respective properties.

4.3 Consents and Approvals. DarkStar has received the requisite majority approval of DarkStar’s board of directors (the “Board”) to enter into this Agreement, and shall prior to the Effective Time obtain the requisite majority approval of DarkStar’s shareholders (the “Shareholders”) to enter into this Agreement. No other consent, approval, order or authorization of or from, or registration, notification, declaration or filing with any individual or entity is required in connection with the execution, delivery or performance of this Agreement by DarkStar or the consummation by DarkStar of the transactions contemplated herein.

4.4 Non-Contravention. Neither the execution, delivery nor performance of this Agreement and each other transaction document, nor the consummation of the transactions contemplated hereby or thereby will (a) violate, contravene or be in conflict with any provision of the certificate of incorporation, articles of incorporation, charter, or by-laws of DarkStar, or (b) violate any statute, law or regulation of any jurisdiction applicable to the transactions contemplated herein.

4.5 Capitalization. The authorized share capital of DarkStar currently consists of 2,000,000,000 shares of Common Stock, par value $0.0001, of which 647,345,000 shares of Common Stock are outstanding as of the date of this Agreement, and 5,000,000 shares of Preferred Stock, par value $0.0001, none of which are outstanding as of the date of this Agreement. No shares of DarkStar Common Stock are reserved for issuance pursuant to any convertible securities, options or warrants. All issued and outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable and are without, and were not issued in violation of, preemptive rights, and have been issued in accordance with all applicable laws, including, but not limited to, the Securities Act. There are 44 stockholders of record of DarkStar.

4.6 Ownership of the Shares of the Surviving Corporation Stock. Upon issuance of shares of the Surviving Corporation Stock to the Samsara Stockholders, the Samsara Stockholders will own the shares of the Surviving Corporation Stock beneficially and of record, free and clear of any liens, claims, security interests, or encumbrances (collectively, “Encumbrances”). There are no agreements (i) granting any pre-emptive right with respect to the Surviving Corporation Stock to any person, (ii) restricting the right of DarkStar to issue the Surviving Corporation Stock to the Samsara Stockholders, or (iii) restricting any other right of the Samsara Stockholders with respect to the Surviving Corporation Stock. Upon issuance to the Samsara Stockholders of the shares of the Surviving Corporation Stock, the Samsara Stockholders will acquire good, valid and marketable title to the shares of the Surviving Corporation Stock, free and clear of any Encumbrances.

4.7 Commission Filings; Financial Statements.

(a) Reports. DarkStar is current in the filing of all forms or reports with the SEC, and has been a reporting company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All such reports and statements filed by DarkStar with the SEC (collectively, “SEC Reports”) did not and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstance under which they were made, not misleading.

(b) Registration Statements. No order suspending the effectiveness of any registration statement of the Company under the Securities Act or the Exchange Act of 1934, as amended, has been issued by the SEC and, to the Company’s knowledge, no proceedings for that purpose have been initiated or threatened by the SEC;

(c) Bad Actors. DarkStar is not and has not, and the past and present officers, directors and affiliates of DarkStar are not and have not, been the subject of, nor does any officer or director of DarkStar have any reason to believe that DarkStar or any of its officers, directors or affiliates will be the subject of, any civil or criminal proceeding or investigation by any federal or state agency alleging a violation of securities laws and do not qualify as “Bad Actors”.

(d) Financial Statements. The financial statements contained in the Company’s SEC Reports: (i) comply as to form in all material respects with the published rules and regulations of the Commission applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements and, in the case of unaudited statements, as permitted by Form 10-Q of the SEC); and (iii) fairly present, in all material respects, the consolidated financial position of Company and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations of Company and its consolidated subsidiaries for the periods covered thereby. All adjustments considered necessary for a fair presentation of the financial statements have been included. The books of account and other financial records of DarkStar are in all respects complete and correct in all material respects and are maintained in accordance with good business and accounting practices.

4.8 FINRA Approval. FINRA has approved DarkStar’s sponsoring broker-dealer/market maker’s Form 211 application to initiate quotation of DarkStar’s securities pursuant to Rule 15c-211.

4.9 Absence of Undisclosed Liabilities. DarkStar does not have any liabilities, indebtedness, obligations, or claims of any kind whatsoever (“Liabilities”), other than the Liabilities detailed in Schedule 4.9 attached hereto, all of which Liabilities are fully reflected in the balance sheet (the “Balance Sheet”) as at July 31, 2018 and as at January 31, 2019, and are included in DarkStar’s Form 10-K for the year ended July 31, 2018 and its Form 10-Q for the quarter ended January 31, 2019, respectively, as filed with the SEC. The Company has not incurred any liabilities, debts, or other obligations, whether fixed, contingent or otherwise, subsequent to January 31, 2019 and up to the date of this Agreement other than in the ordinary course of business. The details of the Geveva Roth Remark Holding issue are set forth in Schedule 4.9.

4.10 Discharge of Liabilities. Except for the Liabilities set forth in Schedule 4.10 attached hereto, which liabilities shall be settled by Samsara as required for purposes of Closing, as of immediately prior to the Effective Time DarkStar will have paid or discharged all of the Liabilities of DarkStar such that DarkStar shall not have any outstanding Liabilities.

4.11 Assets. The assets of Darkstar are detailed in Schedule 4.11 attached hereto, all of which assets are owned by DarkStar free and clear of any liens, claims, security interests, or encumbrances.

4.12 Interested Party Transactions. No officer, director, or shareholder of DarkStar, or any affiliate of any such person or entity, (an “Interested Party”) has a beneficial interest in any contract or agreement to which DarkStar is a party. As of the Effective Time, DarkStar will not have any contract or agreement with any Interested Party.

4.13 No Material Adverse Changes. Since January 31, 2019, there have not been any material adverse changes in the financial, business, or regulatory position of DarkStar.

4.14 Taxes. Except as detailed in Schedule 4.14 attached hereto, DarkStar has timely filed all material tax, governmental and/or related forms and reports (or extensions thereof) due or required to be filed and has paid or made adequate provisions for all taxes or assessments which have become due as of the Effective Time, and there are no deficiencies outstanding.

4.15 Litigation. There is no legal, administrative, regulatory, arbitration, or other proceeding, suit, claim or action of any nature, or investigation, review, or audit of any kind, or any judgment, decree, decision, injunction, writ, or order pending, noticed, scheduled, or, to the knowledge of DarkStar and Bengio, threatened or contemplated by or against or involving DarkStar, including but not limited to any letter asserting a claim of any nature whatsoever against DarkStar.

4.16 Compliance. DarkStar is and has been in compliance in all respects with all laws and regulations applicable to DarkStar’s business and operations. DarkStar is not in default (a) under its certificate of incorporation or by-laws, or (b) under any note, indenture, mortgage, lease, agreement, contract, purchase order or other instrument, document or agreement to which DarkStar is a party or by which any of its properties is bound or affected, or (c) with respect to any law, statute, ordinance, regulation, order, writ, injunction, decree, or judgment of any court or any governmental department, commission, board, bureau, agency or instrumentality.

4.17 Books and Records. The books of account, minute books, stock record books, and other material records of DarkStar are correct in all material respects and have been maintained in accordance with reasonable business practices. The minute books of DarkStar contain accurate and complete records of all formal meetings of, and corporate action taken by, the directors and officers of DarkStar. At the Effective Time, all of those books and records will be in the possession of DarkStar and delivered to or upon the direction of the Samsara Stockholders.

4.18 Quotation. At least 27,200,000 shares of DarkStar’s Common Stock are quoted on the OTC Pink Marketplace, and except as detailed in Schedule 4.18 attached hereto, neither DarkStar nor Bengio has received any notice from FINRA, OTC Markets Group, or any other regulatory authority that would lead them to believe that such quotation has been suspended or delisted or is subject to potential suspension or delisting.

4.19 Disclosure. DarkStar has (and at the Effective Time will have) provided Samsara with all publicly available information regarding events, conditions and facts materially affecting the business, financial conditions or results of operation of DarkStar. DarkStar has not now and will not have, at the Effective Time, withheld disclosure of publicly available information regarding any such events, conditions, and facts which it has knowledge of or has reasonable grounds to know may exist.

4.20 Full Disclosure. No representation or warranty by DarkStar in this Agreement or in any document or schedule to be delivered by them pursuant hereto, and no written statement, certificate or instrument furnished or to be furnished by DarkStar pursuant hereto or in connection with the negotiation, execution or performance of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any fact necessary to make any statement herein or therein not materially misleading or necessary to complete and correct presentation of all material aspects of the business of DarkStar.

5. Representations and Warranties of Samsara.

Samsara hereby represent and warrant to DarkStar, as follows:

5.1 Organization and Good Standing. Samsara is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has the requisite corporate power and authority and all governmental licenses, authorizations, consents and approvals required to own, operate and lease its properties and assets and to conduct its business as it is now being owned, operated, leased and conducted. Samsara is duly qualified or licensed to do business as a corporation, and is in good standing as a corporation, in every jurisdiction in which its ownership of property or the character of its business requires such qualification.

5.2 Authorization and Power. Samsara has all power and authority to enter into this Agreement and to carry out the transactions contemplated herein. This Agreement is the valid and binding legal obligation of Samsara enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws that affect creditors’ rights generally.

5.3 Consents and Approvals. No consent is required by any person or entity in connection with the execution, delivery and performance by Samsara, or the consummation of the transactions contemplated herein, that will not have been obtained by the Effective Time.

5.4 Non-Contravention. Neither the execution, delivery nor performance of this Agreement and each other transaction document nor the consummation of the transactions contemplated hereby or thereby will (a) be in conflict with, or constitute a default, however defined (or an event which, with the giving of due notice or lapse of time, or both, would constitute such a default), under any agreement to which Samsara is a party; or (b) violate any law.

5.5 Samsara Capitalization. As of the date of this Agreement, Samsara is authorized to issue Ten Million shares of Samsara Common Stock, $0.0001 par value per share, of which 5,653,536 shares of Samsara Common Stock are issued and outstanding, and One Million shares of Samsara Preferred Stock, $0.0001 par value per share, none of which are outstanding as of the date of this Agreement. One hundred percent (100%) of the issued and outstanding shares of Samsara Stock are held as of the date of this Agreement by the Samsara Stockholders in the amount of shares as set forth in Exhibit A attached hereto. All outstanding shares of Samsara stock are duly authorized, validly issued, fully paid and non-assessable and have been issued in compliance with applicable laws. There are no declared or accrued but unpaid dividends or distributions with respect to any shares of Company Stock. No shares of Samsara Common Stock are reserved for issuance pursuant to any convertible securities, options or warrants. There are no first preemptive rights or agreements, arrangements or understandings to issue preemptive rights with respect to the issuance or sale of capital stock or any other equity interest of Samsara to which Samsara is a party or to which it is bound. There are no first refusal or shareholder rights of whatsoever nature that conflict with, contradict or otherwise undermine the obligations, commitments and covenants of Samsara under this Agreement and the transactions contemplated herein.

5.6 Subsidiaries. Samsara does not have any subsidiaries. Samsara does not hold or own, directly or indirectly, any securities, equity interests, or rights in any other corporation, partnership, joint venture or other person.

5.7 Intellectual Property. Samsara has sufficient title and ownership, or has obtained the unrestricted right to use, free and clear of all liens, claims, restrictions, third-party rights or royalties known to Samsara, in and to patents, trademarks, service marks, trade names, copyrights, moral rights and other proprietary rights and processes, and applications, licenses and rights with respect to the foregoing, and trade secrets, including know-how, inventions, designs, processes, works of authorship, computer programs and technical data and information (collectively herein “Intellectual Property”) used in the conduct of its business as now conducted, without, to the knowledge of Samsara, infringing upon or violating any rights of others.

5.8 Litigation. There is no legal, administrative, arbitration, or other proceeding, suit, claim or action of any nature or investigation, review or audit of any kind, or any judgment, decree, decision, injunction, writ or order pending, noticed, scheduled, or, to the knowledge of Samsara, threatened or contemplated by or against or involving Samsara, its assets, properties or business, or which questions or challenges the validity of this Agreement or any action taken or to be taken by the Parties hereto pursuant to the transactions contemplated herein.

5.9 Liabilities. Samsara’s liabilities as of March 31, 2019 are detailed in Schedule 5.9 attached hereto. Samsara has no other liabilities other than liabilities incurred in the ordinary course of business subsequent to March 31, 2019 and expenses related to the Exchange Transaction.

6. Covenants of the Parties

6.1 Covenants of Darkstar

6.1.1 Conduct of Business. Except as contemplated by this Agreement, during the period, if any, from the date of this Agreement to the Effective Time, DarkStar will conduct its business and operations according to its ordinary and usual course of business consistent with past practices. Without limiting the generality of the foregoing, prior to the Effective Time, without the prior written consent of Samsara, not to be unreasonably delayed, DarkStar will not:

(a) amend its articles of incorporation or bylaws;

(b) issue, sell, deliver or pledge or authorize or propose the issuance, sale, delivery or pledge of shares of Common Stock or Preferred Stock of the Company;

(c) incur, assume, suffer or become subject to, whether directly or by way of guarantee or otherwise, any additional liabilities other than in the ordinary and usual course of business consistent with past practices (this section shall not apply to Bengio Urban Renewal);

(d) enter into other material agreements, commitments or contracts (this section shall not apply to Bengio Urban Renewal); or

(e) agree in writing or otherwise to take any of the foregoing actions or any action which would make any representation or warranty in this Agreement untrue or incorrect in any material respect.

6.1.2 Good Standing. Within seven (7) days of the signing of this Agreement, Darkstar will pay all of its outstanding fees and penalties to, and file all required annual reports with, the Secretary of State of Nevada so as to reinstate Darkstar and restore Darkstar as a company in good standing.

6.1.3 No Liabilities. Darkstar shall ensure that except for the Liabilities set forth on Schedule 4.10, as of immediately prior to the Effective Time, DarkStar will have paid or discharged all of the Liabilities of DarkStar such that DarkStar shall not have any outstanding Liabilities.

6.1.4 Full Access. Throughout the period prior to the Effective Time, DarkStar will afford to Samsara reasonable access to the books and records of DarkStar in order that Samsara may have full opportunity to make such investigations as they will desire to make of the affairs of DarkStar.

6.2 Covenants of Darkstar and Samsara

6.2.1 Completion of Information and Documents. The parties will complete all missing information, exhibits, and schedules to this Agreement as soon as practicable following signing.

6.2.2 Registration Statement on Form S-4. The parties will file a registration statement on Form S-4 with regard to the Merger and the shares of the Surviving Corporation to be issued to the Samsara Stockholders at the Effective Time.

6.2.3 Confidentiality. Each of the Parties hereto agrees that it will not use, or permit the use of, any of the information relating to any other party hereto furnished to him in connection with the transactions contemplated herein (“Information”) in a manner or for a purpose detrimental to such other Party or otherwise than in connection with the transaction, and that they will not disclose, divulge, provide or make accessible (collectively, “Disclose”), or permit the disclosure of, any of the Information to any person or entity, other than their respective directors, officers, employees, investment advisors, accountants, counsel and other authorized representatives and agents, except: (i) that DarkStar may file a Current Report on Form 8-K and other required filings with the Securities and Exchange Commission; and (ii) as may be required by judicial or administrative process or, in the opinion of such Party’s counsel, by other requirements of Law; provided, however, that prior to any Disclosure of any Information permitted hereunder, such Party will first obtain the recipients’ undertaking to comply with the provisions of this Section with respect to such information.

6.2.4 Concurrently with obtaining its approval from its respective majority shareholders for this Agreement and the Merger, (a) Samsara shall notify each Samsara Stockholder who is entitled to appraisal rights that the Merger has been approved by the Samsara Stockholders and that appraisal rights are available, and Samsara shall include in such notice a copy of the relevant section of the DGCL; and (b) Darkstar shall notify each holder of shares of Darkstar who is entitled to a right of dissent with respect to the Merger that the Merger has been approved by the stockholders of Darkstar and that such stockholder is entitled to dissent and obtain payment of the fair value of his shares, and Darkstar shall include in such notice a copy of the relevant sections of the NRS .

6.2.5 Filings; Consents; Removal of Objections. Subject to the terms of this Agreement, each of the Parties shall take or cause to be taken all actions and do or cause to be done all things necessary, proper or advisable under applicable laws to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby, including without limitation obtaining all consents of any person or entity, whether private or governmental, required in connection with the consummation of the transactions contemplated herein. In furtherance, and not in limitation of the foregoing, it is the intent of the Parties to consummate the transaction at the earliest practicable time, and they respectively agree to exert commercially reasonable efforts to that end, including without limitation: (i) the removal or satisfaction, if possible, of any objections to the validity or legality of the transactions contemplated herein; and (ii) the satisfaction of the conditions to consummation of the transactions contemplated hereby. For purposes of clarity, Samsara shall finance the requisite securities law and corporate filings during the period between execution of this Agreement and the Effective Time.

6.2.6 Further Assurances; Cooperation; Notification.

(a) Each of the Parties will, before, at and after Effective Time, execute and deliver such instruments and take such other actions as the other Party may reasonably require in order to carry out the intent of this Agreement.

(b) Bengio agrees to provide assistance in delivering to Samsara any additional corporate records, financial information, information regarding corporate acquisitions and divestitures, rescission agreements and other information related to DarkStar that is in the possession of, or available to Bengio.

(c) At all times from the date hereof until the Effective Time, each of the Parties will promptly notify the other in writing of the occurrence of any event which he reasonably believes will or may result in a failure by such Party to satisfy the conditions specified in this Article 6.

6.2.7 Public Announcements. None of the Parties hereto will make any public announcement with respect to the transactions contemplated herein without the prior written consent of the other Party, which consent will not be unreasonably withheld or delayed; provided, however, that either of the Parties hereto may at any time make any announcements that are required by applicable law so long as the Party so required to make an announcement promptly upon learning of such requirement notifies the other Party of such requirement and discusses with the other Party in good faith the exact proposed wording of any such announcement.

6.2.8 Satisfaction of Conditions Precedent. Each Party will use commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent that are applicable to it, and to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all material consents and authorizations of third parties and to make filings with, and give all notices to, third parties that may be necessary or reasonably required on his part in order to effect the transactions contemplated hereby.

7. Conditions to Obligations of Samsara

Notwithstanding any other provision of this Agreement to the contrary, the obligation of Samsara to effect the transactions contemplated herein will be subject to the satisfaction at or prior to the Effective Time, or waiver by Samsara, of each of the following conditions:

7.1 Completion of Information and Documents. The completion of all missing information, exhibits, and schedules to this Agreement to the satisfaction of Samsara.

7.2 Increase in Authorized Share Capital. Prior to the Effective Time, Darkstar will have amended its Articles of Incorporation to increase the number of authorized shares of common stock of Darkstar from 2,000,000,000 shares to 5,000,000,000 shares.

7.3 Spin-Off Transaction. Immediately prior to the Effective Time, DarkStar will complete the sale of DarkStar’s wholly-owned Israeli subsidiary, Bengio Urban Renewals Ltd (“Bengio Urban”) to Bengio, through the sale of 100% of the issued and outstanding shares of Bengio Urban and all of DarkStar’s interest in Bengio Urban (including all debts and liabilities owed by DarkStar to Bengio Urban and the debts of Bengio Urban to DarkStar) to Bengio, (the “Spin-Off”). DarkStar will sell 100% of its interests of Bengio Urban to Bengio in exchange for all debts, liabilities and obligations of Bengio Urban being assigned to and assumed by Bengio and with no other consideration.

7.4 Private Placement. Prior to the Effective Time, DarkStar will have entered into subscription agreements with investors, pursuant to Regulation D and/or Regulation S under the Securities Act of 1933, as amended, and any and all applicable state securities laws, to raise $500,000 at a pre-money company valuation of $5,000,000 through the sale of shares of Darkstar’s Common Stock and warrants (the “PP”). The subscription agreements shall be in a form acceptable to Samsara. The closing of the PP shall take place at the Effective Time immediately following the Effective Time.

7.5 Form S-4 Registration Statement. The Registration Statement on Form S-4 shall have been declared effective by the Securities and Exchange Commission.

7.6 Representations and Warranties of DarkStar and Bengio. The representations and warranties of DarkStar and Bengio contained in this Agreement will be true, complete and accurate in all material respects as of the date when made and at and as of the Effective Time as though such representations and warranties were made at and as of such time, except for changes specifically permitted or contemplated by this Agreement, and except insofar as the representations and warranties relate expressly and solely to a particular date or period, in which case they will be true and correct at the Effective Time with respect to such date or period.

7.7 Performance. Darkstar and Bengio will have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by DarkStar and Bengio on or prior to the Effective Time.

7.8 Required Approvals and Consents.

(a) All action required by law to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will have been duly and validly taken.

(b) All consents of or from all authorities required hereunder to consummate the transactions contemplated herein, will have been delivered, made or obtained, and Samsara will have received copies thereof.

7.9 Discharge of Liabilities. DarkStar will have paid or discharged DarkStar’s Liabilities and will have provided Samsara with satisfactory proof of such payments or discharges, such that DarkStar shall not have any outstanding Liabilities as of the Effective Time, except for those Liabilities set forth on Schedule 4.10.

7.10 Current with all Filings. DarkStar shall be current with all of its filings of all forms and reports with the SEC.

7.11 Adverse Changes. No material adverse change will have occurred in the business, financial condition, prospects, assets or operations of DarkStar since January 31, 2018, the quarter-end date of the Company’s quarterly report on Form 10-Q, as filed with the Commission on March 19, 2019.

7.12 No Proceeding or Litigation. No suit, action, investigation, inquiry or other proceeding by any authority or other person or entity will have been instituted or threatened which delays or questions the validity or legality of the transactions contemplated hereby or which, if successfully asserted, would, in the reasonable judgment of the Purchasing Parties, individually or in the aggregate, otherwise have a material adverse effect on Darkstar’s business, financial condition, prospects, assets or operations or prevent or delay the consummation of the transactions contemplated by this Agreement.

8. Conditions to Obligations of DarkStar and Bengio

Notwithstanding anything in this Agreement to the contrary, the obligation of DarkStar and Bengio to effect the transactions contemplated herein will be subject to the satisfaction at or prior to the Effective Time the following conditions:

8.1 Form S-4 Registration Statement. The Registration Statement on Form S-4 shall have been declared effective by the Securities and Exchange Commission.

8.2 Representations and Warranties True. The representations and warranties of Samsara contained in this Agreement will be true, complete and accurate in all material respects as of the date when made and at and as of the Effective Time, as though such representations and warranties were made at and as of such time, except for changes permitted or contemplated in this Agreement, and except insofar as the representations and warranties relate expressly and solely to a particular date or period, in which case they will be true and correct at the Effective Time with respect to such date or period.

8.3 Performance. Samsara will have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by Samsara at or prior to the Effective Time.

8.4 Required Approvals and Consents. All action required by law to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will have been duly and validly taken.

8.5 Adverse Changes. No material adverse change will have occurred in the ability of Samsara to perform their obligations under this Agreement.

9. Intentionally Left Blank

10. Indemnification.

10.1 Indemnification. From and after the Effective Time, Bengio agrees to indemnify, defend and hold Samsara and the Samsara Stockholders, their affiliates (including, after the Effective Time, the Surviving Corporation) and their respective officers, directors, stockholders, employees, agents and representatives (the “Indemnified Parties”) harmless from and in respect of any and all losses, damages, costs and reasonable expenses (including reasonable fees and expenses of counsel including both those incurred in connection with the defense or prosecution of the indemnifiable claim and those incurred in connection with the enforcement of this provision, whether or not related to a third-party claim) (collectively, “Losses”), that they may incur arising out of or due to any (a) breach of any representation or warranty of DarkStar or Bengio contained in this Agreement or (b) breach of any covenant of DarkStar or Bengio contained in this Agreement or (c) agreements between Bengio and Raanan Bar Zohar and/or between Bengio and TCSM Inc.

10.2 Procedure. If there occurs an event which a party asserts is an indemnifiable event pursuant to Section 10.1, the party or parties seeking indemnification shall notify the other party or parties obligated to provide indemnification (the “Indemnifying Party”) promptly, but no later than forty-five (45) days, after such Indemnified Party receives written notice of any claim, event or matter as to which indemnity may be sought; provided that the failure of the Indemnified Party to give notice as provided shall not relieve any Indemnifying Party of its obligations under Section 10.1, except to the extent that such failure materially prejudices the rights of any such Indemnifying Party. In the event of any claim, action, suit, proceeding or demand asserted by any Person who is not a party (or a successor to a party) to this Agreement (a “Third-Party Claim”) which is or gives rise to an indemnification claim, the Indemnifying Party may elect within fifteen (15) business days to acknowledge its obligations to indemnify the Indemnified Party therefor and to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at the Indemnified Party’s expense, which shall include counsel of its choice; provided that the Indemnified Party shall have the right to employ, at the Indemnifying Party’s expense, one counsel of its choice in each applicable jurisdiction (if more than one jurisdiction is involved) to represent the Indemnified Party if, in the Indemnified Party’s reasonable judgment, there exists an actual conflict of interest between the Indemnified Party and the Indemnifying Party or if the Indemnifying Party (i) elects not to defend, compromise or settle a Third-Party Claim, (ii) fails to notify the Indemnified Party within the required time period of its election as provided in this section, or (iii) having timely elected to defend a Third-Party Claim, fails, in the reasonable judgment of the Indemnified Party, after at least fifteen (15) days’ notice to the Indemnifying Party, to adequately prosecute or pursue such defense, and in each such case the Indemnified Party may defend such Third-Party Claim on behalf of and for the account and risk of the Indemnifying Party. The Indemnifying Party, in the defense of any such claim or litigation, shall not, except with the consent of the Indemnified Party, consent to entry of any judgment or entry into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect of such claim or litigation. The Indemnified Party shall not settle or compromise any such claim without prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. The Indemnified Party shall furnish such information regarding itself or the claim in question and render assistance as the Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

10.3 Without derogating from Section 10.1 above, in the event of a breach of Section 6.1.3, and in the event Bengio fails to make payment in cash to the Surviving Corporation in the amount of Bengio’s liability within seven (7) days of written notice, then the Surviving Corporation may demand and implement the discharge of Bengio’s liability by having Bengio forfeit and transfer to the Surviving Corporation such number of shares of the Surviving Corporation Stock held by Bengio that is equal in value to Bengio’s liability for breach of Section 6.1.3. The value of each share shall be determined according to the average closing price of the Surviving Corporation’s common stock during the seven (7) day period preceding Bengio’s failure to make payment.

11. Miscellaneous

11.1 Entire Agreement. This Agreement constitutes the entire agreement between the Parties in respect of the matters referred to herein and supersedes all prior agreements, written or oral, with respect hereof.

11.2 Amendments. No alteration, amendment, modification or interpretation of this Agreement or any provision of this Agreement shall be valid and binding upon the Parties unless such alteration, amendment, modification or interpretation is in written form executed by both of the Parties hereto.

11.3 Execution. The Parties shall execute and deliver all such further documents and instruments and do all such acts and things as any Party may reasonably require in order to carry out the full intent and meaning of this Agreement.

11.4 Invalidity. If any term or provision of this Agreement is determined to be illegal, unenforceable or invalid, in whole or in part for any reason, such term or provision shall be deemed limited in scope and effect to the minimum extent necessary to make such term or provision legal, enforceable and valid, and in the event no such limiting construction may be made, the term or provision shall be stricken from this Agreement and such term or provision shall not affect the legality, enforceability or validity of the remainder of this Agreement.

11.5 Headings. The headings in this Agreement are solely for convenience of reference and shall be given no effect in the meaning or interpretation of this Agreement.

11.6 Notice. Any notice, request, demand and other communication to be given under this Agreement shall be in writing and shall be delivered to the Parties at their respective e-mail addresses below or to such other addresses as may be given in writing by the Parties in the manner provided for in this paragraph and shall be deemed to be delivered on the date of actual delivery.

Notice to DarkStar and Bengio:

Avraham Bengio

bengio2010@gmail.com

Notice to Samsara:

Atara Dzikowski

atara@samsaraluggage.com

11.7 Successors and Assigns. This Agreement shall enure to the benefit of and be binding upon the Parties and their respective heirs, executors, administrators, successors and assigns.

11.8 Governing Jurisdiction. This Agreement and all related agreements, exhibits and attachments shall be subject to, governed by and construed in accordance with the laws of the State of New York.  Jurisdiction and venue shall reside in the State of New York for any action or proceeding instituted by Bengio against Samsara or Darkstar. Jurisdiction and venue shall reside in the State of Israel for any action or proceeding instituted by Samsara or Darkstar against Bengio.

11.9 Counterparts. This Agreement may be executed and sent by fax and in counterparts, as is deemed necessary to carry out the execution of this Agreement, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of May 10, 2019.

DarkStar Ventures, Inc.

/s/ Avraham Bengio
Name:	Avraham Bengio
Title:	CEO
Date:

Avraham Bengio

/s/ Avraham Bengio
Avraham Bengio
Date:

Samsara Luggage, Inc.

/s/ Atara Dzikowski
Name:	Atara Dzikowski
Title:	CEO
Date:

ANNEX B

DISSENTERS’ RIGHTS (NRS 92A.300 THROUGH NRS 92A.500)

NRS 92A.300  Definitions.  As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections.

NRS 92A.305  “Beneficial stockholder” defined.  “Beneficial stockholder” means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record.

NRS 92A.310  “Corporate action” defined.  “Corporate action” means the action of a domestic corporation.

NRS 92A.315  “Dissenter” defined.  “Dissenter” means a stockholder who is entitled to dissent from a domestic corporation’s action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.400 to 92A.480, inclusive.

NRS 92A.320  “Fair value” defined.  “Fair value,” with respect to a dissenter’s shares, means the value of the shares determined:

1.  Immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable;

2.  Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal; and

3.  Without discounting for lack of marketability or minority status.

NRS 92A.325  “Stockholder” defined.  “Stockholder” means a stockholder of record or a beneficial stockholder of a domestic corporation.

NRS 92A.330  “Stockholder of record” defined.  “Stockholder of record” means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee’s certificate on file with the domestic corporation.

NRS 92A.335  “Subject corporation” defined.  “Subject corporation” means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter’s rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective.

NRS 92A.340  Computation of interest.  Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the rate of interest most recently established pursuant to NRS 99.040.

NRS 92A.350  Rights of dissenting partner of domestic limited partnership.  A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity.

NRS 92A.360  Rights of dissenting member of domestic limited-liability company.  The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity.

NRS 92A.370  Rights of dissenting member of domestic nonprofit corporation.

1.  Except as otherwise provided in subsection 2, and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before the member’s resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.

2.  Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1.

NRS 92A.380  Right of stockholder to dissent from certain corporate actions and to obtain payment for shares.

1.  Except as otherwise provided in NRS 92A.370 and 92A.390 and subject to the limitation in paragraph (f), any stockholder is entitled to dissent from, and obtain payment of the fair value of the stockholder’s shares in the event of any of the following corporate actions:

(a) Consummation of a plan of merger to which the domestic corporation is a constituent entity:

(1) If approval by the stockholders is required for the merger by NRS 92A.120 to 92A.160, inclusive, or the articles of incorporation, regardless of whether the stockholder is entitled to vote on the plan of merger; or

(2) If the domestic corporation is a subsidiary and is merged with its parent pursuant to NRS 92A.180.

(b) Consummation of a plan of conversion to which the domestic corporation is a constituent entity as the corporation whose subject owner’s interests will be converted.

(c) Consummation of a plan of exchange to which the domestic corporation is a constituent entity as the corporation whose subject owner’s interests will be acquired, if the stockholder’s shares are to be acquired in the plan of exchange.

(d) Any corporate action taken pursuant to a vote of the stockholders to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

(e) Accordance of full voting rights to control shares, as defined in NRS 78.3784, only to the extent provided for pursuant to NRS 78.3793.

(f) Any corporate action not described in this subsection that will result in the stockholder receiving money or scrip instead of a fraction of a share except where the stockholder would not be entitled to receive such payment pursuant to NRS 78.205, 78.2055 or 78.207. A dissent pursuant to this paragraph applies only to the fraction of a share, and the stockholder is entitled only to obtain payment of the fair value of the fraction of a share.

2.  A stockholder who is entitled to dissent and obtain payment pursuant to NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating the entitlement unless the action is unlawful or fraudulent with respect to the stockholder or the domestic corporation.

3.  Subject to the limitations in this subsection, from and after the effective date of any corporate action described in subsection 1, no stockholder who has exercised the right to dissent pursuant to NRS 92A.300 to 92A.500, inclusive, is entitled to vote his or her shares for any purpose or to receive payment of dividends or any other distributions on shares. This subsection does not apply to dividends or other distributions payable to stockholders on a date before the effective date of any corporate action from which the stockholder has dissented. If a stockholder exercises the right to dissent with respect to a corporate action described in paragraph (f) of subsection 1, the restrictions of this subsection apply only to the shares to be converted into a fraction of a share and the dividends and distributions to those shares.

NRS 92A.390  Limitations on right of dissent: Stockholders of certain classes or series; action of stockholders not required for plan of merger.

1.  There is no right of dissent with respect to a plan of merger, conversion or exchange in favor of stockholders of any class or series which is:

(a) A covered security under section 18(b)(1)(A) or (B) of the Securities Act of 1933, 15 U.S.C. § 77r(b)(1)(A) or (B), as amended;

(b) Traded in an organized market and has at least 2,000 stockholders and a market value of at least $20,000,000, exclusive of the value of such shares held by the corporation’s subsidiaries, senior executives, directors and beneficial stockholders owning more than 10 percent of such shares; or

(c) Issued by an open end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940, 15 U.S.C. §§ 80a-1 et seq., as amended, and which may be redeemed at the option of the holder at net asset value, unless the articles of incorporation of the corporation issuing the class or series or the resolution of the board of directors approving the plan of merger, conversion or exchange expressly provide otherwise.

2.  The applicability of subsection 1 must be determined as of:

(a) The record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the corporate action requiring dissenter’s rights; or

(b) The day before the effective date of such corporate action if there is no meeting of stockholders.

3.  Subsection 1 is not applicable and dissenter’s rights are available pursuant to NRS 92A.380 for the holders of any class or series of shares who are required by the terms of the corporate action requiring dissenter’s rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in subsection 1 at the time the corporate action becomes effective.

4.  There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130.

5.  There is no right of dissent for any holders of stock of the parent domestic corporation if the plan of merger does not require action of the stockholders of the parent domestic corporation under NRS 92A.180.

NRS 92A.400  Limitations on right of dissent: Assertion as to portions only to shares registered to stockholder; assertion by beneficial stockholder.

1.  A stockholder of record may assert dissenter’s rights as to fewer than all of the shares registered in his or her name only if the stockholder of record dissents with respect to all shares of the class or series beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf the stockholder of record asserts dissenter’s rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the partial dissenter dissents and his or her other shares were registered in the names of different stockholders.

2.  A beneficial stockholder may assert dissenter’s rights as to shares held on his or her behalf only if the beneficial stockholder:

(a) Submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter’s rights; and

(b) Does so with respect to all shares of which he or she is the beneficial stockholder or over which he or she has power to direct the vote.

NRS 92A.410  Notification of stockholders regarding right of dissent.

1.  If a proposed corporate action creating dissenter’s rights is submitted to a vote at a stockholders’ meeting, the notice of the meeting must state that stockholders are, are not or may be entitled to assert dissenter’s rights under NRS 92A.300 to 92A.500, inclusive. If the domestic corporation concludes that dissenter’s rights are or may be available, a copy of NRS 92A.300 to 92A.500, inclusive, must accompany the meeting notice sent to those record stockholders entitled to exercise dissenter’s rights.

2.  If the corporate action creating dissenter’s rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenter’s rights that the action was taken and send them the dissenter’s notice described in NRS 92A.430.

NRS 92A.420  Prerequisites to demand for payment for shares.

1.  If a proposed corporate action creating dissenter’s rights is submitted to a vote at a stockholders’ meeting, a stockholder who wishes to assert dissenter’s rights with respect to any class or series of shares:

(a) Must deliver to the subject corporation, before the vote is taken, written notice of the stockholder’s intent to demand payment for his or her shares if the proposed action is effectuated; and

(b) Must not vote, or cause or permit to be voted, any of his or her shares of such class or series in favor of the proposed action.

2.  If a proposed corporate action creating dissenter’s rights is taken by written consent of the stockholders, a stockholder who wishes to assert dissenter’s rights with respect to any class or series of shares must not consent to or approve the proposed corporate action with respect to such class or series.

3.  A stockholder who does not satisfy the requirements of subsection 1 or 2 and NRS 92A.400 is not entitled to payment for his or her shares under this chapter.

NRS 92A.430  Dissenter’s notice: Delivery to stockholders entitled to assert rights; contents.

1.  The subject corporation shall deliver a written dissenter’s notice to all stockholders of record entitled to assert dissenter’s rights in whole or in part, and any beneficial stockholder who has previously asserted dissenter’s rights pursuant to NRS 92A.400.

2.  The dissenter’s notice must be sent no later than 10 days after the effective date of the corporate action specified in NRS 92A.380, and must:

(a) State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

(b) Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

(c) Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter’s rights certify whether or not the person acquired beneficial ownership of the shares before that date;

(d) Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered and state that the stockholder shall be deemed to have waived the right to demand payment with respect to the shares unless the form is received by the subject corporation by such specified date; and

(e) Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive.

NRS 92A.440  Demand for payment and deposit of certificates; loss of rights of stockholder; withdrawal from appraisal process.

1.  A stockholder who receives a dissenter’s notice pursuant to NRS 92A.430 and who wishes to exercise dissenter’s rights must:

(a) Demand payment;

(b) Certify whether the stockholder or the beneficial owner on whose behalf he or she is dissenting, as the case may be, acquired beneficial ownership of the shares before the date required to be set forth in the dissenter’s notice for this certification; and

(c) Deposit the stockholder’s certificates, if any, in accordance with the terms of the notice.

2.  If a stockholder fails to make the certification required by paragraph (b) of subsection 1, the subject corporation may elect to treat the stockholder’s shares as after-acquired shares under NRS 92A.470.

3.  Once a stockholder deposits that stockholder’s certificates or, in the case of uncertified shares makes demand for payment, that stockholder loses all rights as a stockholder, unless the stockholder withdraws pursuant to subsection 4.

4.  A stockholder who has complied with subsection 1 may nevertheless decline to exercise dissenter’s rights and withdraw from the appraisal process by so notifying the subject corporation in writing by the date set forth in the dissenter’s notice pursuant to NRS 92A.430. A stockholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the subject corporation’s written consent.

5.  The stockholder who does not demand payment or deposit his or her certificates where required, each by the date set forth in the dissenter’s notice, is not entitled to payment for his or her shares under this chapter.

NRS 92A.450  Uncertificated shares: Authority to restrict transfer after demand for payment.  The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.

NRS 92A.460  Payment for shares: General requirements.

1.  Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment pursuant to NRS 92A.440, the subject corporation shall pay in cash to each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of the dissenter’s shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

(a) Of the county where the subject corporation’s principal office is located;

(b) If the subject corporation’s principal office is not located in this State, in the county in which the corporation’s registered office is located; or

(c) At the election of any dissenter residing or having its principal or registered office in this State, of the county where the dissenter resides or has its principal or registered office.

The court shall dispose of the complaint promptly.

2.  The payment must be accompanied by:

(a) The subject corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders’ equity for that year or, where such financial statements are not reasonably available, then such reasonably equivalent financial information and the latest available quarterly financial statements, if any;

(b) A statement of the subject corporation’s estimate of the fair value of the shares; and

(c) A statement of the dissenter’s rights to demand payment under NRS 92A.480 and that if any such stockholder does not do so within the period specified, such stockholder shall be deemed to have accepted such payment in full satisfaction of the corporation’s obligations under this chapter.

NRS 92A.470  Withholding payment for shares acquired on or after date of dissenter’s notice: General requirements.

1.  A subject corporation may elect to withhold payment from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenter’s notice as the first date of any announcement to the news media or to the stockholders of the terms of the proposed action.

2.  To the extent the subject corporation elects to withhold payment, within 30 days after receipt of a demand for payment pursuant to NRS 92A.440, the subject corporation shall notify the dissenters described in subsection 1:

(a) Of the information required by paragraph (a) of subsection 2 of NRS 92A.460;

(b) Of the subject corporation’s estimate of fair value pursuant to paragraph (b) of subsection 2 of NRS 92A.460;

(c) That they may accept the subject corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under NRS 92A.480;

(d) That those stockholders who wish to accept such an offer must so notify the subject corporation of their acceptance of the offer within 30 days after receipt of such offer; and

(e) That those stockholders who do not satisfy the requirements for demanding appraisal under NRS 92A.480 shall be deemed to have accepted the subject corporation’s offer.

3.  Within 10 days after receiving the stockholder’s acceptance pursuant to subsection 2, the subject corporation shall pay in cash the amount offered under paragraph (b) of subsection 2 to each stockholder who agreed to accept the subject corporation’s offer in full satisfaction of the stockholder’s demand.

4.  Within 40 days after sending the notice described in subsection 2, the subject corporation shall pay in cash the amount offered under paragraph (b) of subsection 2 to each stockholder described in paragraph (e) of subsection 2.

NRS 92A.480  Dissenter’s estimate of fair value: Notification of subject corporation; demand for payment of estimate.

1.  A dissenter paid pursuant to NRS 92A.460 who is dissatisfied with the amount of the payment may notify the subject corporation in writing of the dissenter’s own estimate of the fair value of his or her shares and the amount of interest due, and demand payment of such estimate, less any payment pursuant to NRS 92A.460. A dissenter offered payment pursuant to NRS 92A.470 who is dissatisfied with the offer may reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his or her shares and interest due.

2.  A dissenter waives the right to demand payment pursuant to this section unless the dissenter notifies the subject corporation of his or her demand to be paid the dissenter’s stated estimate of fair value plus interest under subsection 1 in writing within 30 days after receiving the subject corporation’s payment or offer of payment under NRS 92A.460 or 92A.470 and is entitled only to the payment made or offered.

NRS 92A.490  Legal proceeding to determine fair value: Duties of subject corporation; powers of court; rights of dissenter.

1.  If a demand for payment pursuant to NRS 92A.480 remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded by each dissenter pursuant to NRS 92A.480 plus interest.

2.  A subject corporation shall commence the proceeding in the district court of the county where its principal office is located in this State. If the principal office of the subject corporation is not located in this State, the right to dissent arose from a merger, conversion or exchange and the principal office of the surviving entity, resulting entity or the entity whose shares were acquired, whichever is applicable, is located in this State, it shall commence the proceeding in the county where the principal office of the surviving entity, resulting entity or the entity whose shares were acquired is located. In all other cases, if the principal office of the subject corporation is not located in this State, the subject corporation shall commence the proceeding in the district court in the county in which the corporation’s registered office is located.

3.  The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

4.  The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

5.  Each dissenter who is made a party to the proceeding is entitled to a judgment:

(a) For the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the subject corporation; or

(b) For the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470.

NRS 92A.500  Assessment of costs and fees in certain legal proceedings.

1.  The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

2.  The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or

(b) Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.

3.  If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

4.  In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

5.  To the extent the subject corporation fails to make a required payment pursuant to NRS 92A.460, 92A.470 or 92A.480, the dissenter may bring a cause of action directly for the amount owed and, to the extent the dissenter prevails, is entitled to recover all expenses of the suit.

6.  This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68.

ANNEX C

APPRAISAL RIGHTS (SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW)

§ 262 Appraisal rights [For application of this section, see 79 Del. Laws, c. 72, §  22; 79 Del. Laws, c. 122, §  12; 80 Del. Laws, c. 265, §  18; 81 Del. Laws, c. 354, §  17; and 82 Del. Laws, c. 45, § 23]

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d),(e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II

INFORMATION NOT REQUIRED IN PROXY STATEMENT/PROSPECTUS/INFORMATION STATEMENT

Item 20 – Indemnification of Officers and Directors

Subsection 1 of Section 78.037 of the Nevada Revised Statutes (“NRS”) empowers a corporation to eliminate or limit the personal liability of a director or officer to the corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, but such a provision must not eliminate or limit the liability of a director or officer for (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (b) the payment of distributions in violation of Section 78.300 of the NRS.

Subsection 1 of Section 78.7502 of the NRS empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (an “Indemnified Party”), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Indemnified Party in connection with such action, suit or proceeding if the Indemnified Party acted in good faith and in a manner the Indemnified Party reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe the Indemnified Party’s conduct was unlawful.

Subsection 2 of Section 78.7502 of the NRS empowers a corporation to indemnify any Indemnified Party who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in the capacity of an Indemnified Party against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the Indemnified Party in connection with the defense or settlement of such action or suit if the Indemnified Party acted under standards similar to those set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which the Indemnified Party shall have been adjudged to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which such action or suit was brought determines upon application that in view of all the circumstances the Indemnified Party is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.7502 of the NRS further provides that to the extent an Indemnified Party has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsection (1) or (2) described above or in the defense of any claim, issue or matter therein, the corporation shall indemnify the Indemnified Party against expenses (including attorneys’ fees) actually and reasonably incurred by the Indemnified Party in connection therewith.

Subsection 1 of Section 78.751 of the NRS provides that any discretionary indemnification under Section 78.7502 of the NRS, unless ordered by a court or advanced pursuant to Subsection 2 of Section 78.751, may be made by a corporation only as authorized in the specific case upon a determination that indemnification of the Indemnified Person is proper in the circumstances. Such determination must be made (a) by the stockholders, (b) by the board of directors of the corporation by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, (c) if a majority vote of a quorum of such disinterested directors so orders, by independent legal counsel in a written opinion, or (d) by independent legal counsel in a written opinion if a quorum of such disinterested directors cannot be obtained.

Subsection 2 of Section 78.751 of the NRS provides that a corporation’s articles of incorporation or bylaws or an agreement made by the corporation may require the corporation to pay as incurred and in advance of the final disposition of a criminal or civil action, suit or proceeding, the expenses of officers and directors in defending such action, suit or proceeding upon receipt by the corporation of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court that he is not entitled to be indemnified by the corporation. Subsection 2 further provides that the provisions of that Subsection 2 do not affect any rights to advancement of expenses to which corporate personnel other than officers and directors may be entitled under contract or otherwise by law. Subsection 3 of Section 78.751 of the NRS provides that indemnification and advancement of expenses authorized in or ordered by a court pursuant to Section 78.751 does not exclude any other rights to which the Indemnified Party may be entitled under the articles of incorporation or any by-law, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or in another capacity while holding his office. However, indemnification, unless ordered by a court pursuant to Section 78.7502 or for the advancement of expenses under Subsection 2 of Section 78.751 of the NRS, may not be made to or on behalf of any director or officer of the corporation if a final adjudication establishes that his or her acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action. Additionally, the scope of such indemnification and advancement of expenses shall continue as to an Indemnified Party who has ceased to hold one of the positions specified above, and shall inure to the benefit of his or her heirs, executors and administrators.

Section 78.752 of the NRS empowers a corporation to purchase and maintain insurance or make other financial arrangements on behalf of an Indemnified Party for any liability asserted against such person and liabilities and expenses incurred by such person in his or her capacity as an Indemnified Party or arising out of such person’s status as an Indemnified Party whether or not the corporation has the authority to indemnify such person against such liability and expenses.

The articles of incorporation of Darkstar limit the personal liability of its directors and officers for damages for breach of fiduciary duty in a manner identical in scope to that permitted under the NRS. The articles of incorporation of Darkstar also provide that any repeal or modification of that provision shall apply prospectively only.

Darkstar’s bylaws provide for indemnification of indemnified parties substantially identical in scope to that permitted under the NRS.  The bylaws provide that the expenses of directors and officers incurred in defending any action, suit or proceeding, whether civil, criminal, administrative or investigative, must be paid by Darkstar as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it is ultimately determined by a court of competent jurisdiction that the director or officer is not entitled to be indemnified by Darkstar.

Item 21 – Exhibits

(a) Exhibit Index

A list of exhibits filed with this registration statement on Form S-4 is set forth on the Exhibit Index and is incorporated herein by reference.

(b) Financial Statements

The financial statements filed with this registration statement on Form S-4 are set forth on the Financial Statement Index and are incorporated herein by reference.

Item 22 – Undertakings

(a) The undersigned registrant hereby undertakes as follows:

(1)	To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(2)	That prior to any public reoffering of the securities registered hereunder through use of a proxy statement/prospectus/information statement which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering proxy statement/prospectus/information statement will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(3)	That every proxy statement/prospectus/information statement (i) that is filed pursuant to paragraph (a)(1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

Exhibit No.	Description

2.1	Merger Agreement, dated May 10, 2019, among Darkstar Ventures, Inc., Avraham Bengio, and Samsara Luggage, Inc. (filed as Exhibit 10.1 to the Company’s Form 8-K (File No. 000-54649) filed on May 10, 2019 and incorporated herein by reference).

3.1	Articles of Incorporation of the Company (filed as Exhibit 3.1 to the Company’s Form S-1 (File No. 333-176969) filed on September 23, 2011 and incorporated herein by reference).

3.2	Bylaws of the Company (filed as Exhibit 3.1 to the Company’s Form S-1 (File No. 333-176969) filed on September 23, 2011 and incorporated herein by reference).

3.3*	Proposed Certificate of Amendment to Articles of Incorporation to be executed and filed with the Office of the Secretary of State of Nevada.

3.4*	Proposed Articles of Merger to be executed and filed with the Office of the Secretary of State of Nevada.

5.1*	Opinion of Elaine A. Dowling Law Group regarding legality of securities being registered.

10.1	Securities Purchase Agreement, dated June 5, 2019, between Darkstar Ventures, Inc. and YAII PN, Ltd. (filed as Exhibit 10.1 to the Company’s Form 8-K (File No. 000-54649) filed on June 07, 2019 and incorporated herein by reference).

10.2*	Form of Share Purchase Agreement, signed on September 26, 2019, between Darkstar Ventures, Inc. and investors who invested $500,000 in Darkstar (filed as Exhibit 10.1 to the Company’s Form 8-K filed on October 2, 2019 and incorporated herein by reference).

23.1*	Consent of Elaine A. Dowling Law Group (included in Exhibit 5.1 of this Prospectus/Information Statement).

23.2*	Consent of Ilanit Halperin CPA, independent registered accounting firm for Darkstar Ventures, Inc.

23.3*	Consent of Ilanit Halperin CPA, independent registered accounting firm for Samsara Luggage, Inc.

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Jerusalem, Israel, on the 2nd day of October, 2019.

Darkstar Ventures, Inc.

By:	/s/ Avraham Bengio
Avraham Bengio
Chief Executive Officer